                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-38071
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 12, 1997)
                                8,000,000 SHARES

                                [CRESCENT LOGO]
            6 3/4% SERIES A CONVERTIBLE CUMULATIVE PREFERRED SHARES
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                            ------------------------

    Crescent Real Estate Equities Company (collectively with its subsidiaries, the "Company") is a fully integrated real estate company operated as a real estate investment trust for federal income tax purposes (a "REIT"). The Company owns a portfolio of real estate assets located primarily in 21 metropolitan submarkets in Texas and Colorado. The portfolio includes 84 office properties with an aggregate of approximately 30.3 million net rentable square feet, 90 behavioral healthcare facilities, seven full-service hotels with a total of 2,276 rooms and two destination health and fitness resorts, seven retail properties and economic interests in five residential development corporations. The Company is one of the largest publicly held REITs in the United States.

    Distributions on the 6 3/4% Series A Convertible Cumulative Preferred Shares of beneficial interest of the Company (the "Series A Preferred Shares") offered hereby are cumulative from the date of original issue and are payable quarterly in arrears on or about the fifteenth day of February, May, August and November of each year, commencing on May 15, 1998, at the rate of 6 3/4% of the liquidation preference per annum (equivalent to $1.6875 per annum per Series A Preferred Share). See "Description of Series A Preferred Shares -- Distributions."

    Series A Preferred Shares are convertible at any time, in whole or in part, at the option of the holders thereof into common shares of beneficial interest of the Company (the "Common Shares") at a conversion price of $40.86 per Common Share (equivalent to a conversion rate of .6119 Common Shares per Series A Preferred Share), subject to adjustment in certain circumstances. See "Description of Series A Preferred Shares." On February 12, 1998, the last reported sale price of the Common Shares on the New York Stock Exchange (the "NYSE") was $34.625 per share. See "Price Range of Common Shares and Distributions."

    The Series A Preferred Shares generally are not redeemable prior to February 18, 2003. On and after February 18, 2003, the Series A Preferred Shares will be redeemable, in whole or in part, at the option of the Company, at a redemption price of $25.00 per share, plus accrued and unpaid distributions, if any. The Series A Preferred Shares have no stated maturity date and will not be entitled to the benefit of any sinking fund or mandatory redemption provisions. See "Description of Series A Preferred Shares -- Redemption."

    To ensure that the Company maintains its qualification as a REIT for federal income tax purposes, ownership by any person generally is limited to 9.9% of the issued and outstanding preferred shares of beneficial interest of the Company and 8.0% of the issued and outstanding Common Shares.

    Application has been made to list the Series A Preferred Shares on the NYSE under the symbol "CEIPrA."

     SEE "RISK FACTORS" AT PAGE 2 IN THE ACCOMPANYING PROSPECTUS FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMPANY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===========================================================================================================================
                                                                                   UNDERWRITING
                                                              PRICE TO             DISCOUNT AND           PROCEEDS TO
                                                             PUBLIC(1)            COMMISSION(2)            COMPANY(3)
---------------------------------------------------------------------------------------------------------------------------
Per Share                                                      $25.00                 $1.00                  $24.00
---------------------------------------------------------------------------------------------------------------------------
Total(4)                                                    $200,000,000            $8,000,000            $192,000,000
===========================================================================================================================

   (1) Plus accrued distributions, if any, from the date of original issue.
   (2) For information regarding indemnification of the Underwriter, see "Underwriting."
   (3) Before deducting expenses payable by the Company, estimated at $750,000.
   (4) The Company has granted the Underwriter a 30-day option to purchase up to 1,200,000 additional shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Commission and Proceeds to Company will be $230,000,000, $9,200,000 and $220,800,000, respectively. See "Underwriting."

                            ------------------------

    The Series A Preferred Shares offered hereby are being offered by the Underwriter named herein subject to prior sale, when, as and if accepted by the Underwriter, and subject to certain conditions. It is expected that certificates for the Series A Preferred Shares offered hereby will be available for delivery on or about February 19, 1998, at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York 10001.

                            ------------------------
                              SALOMON SMITH BARNEY
February 13, 1998

                            ------------------------

The Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the Series A Preferred Shares offered hereby. Such transactions may include stabilizing transactions and the purchase of Series A Preferred Shares to cover short positions. For a description of these activities, see "Underwriting."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following Prospectus Supplement Summary is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this Prospectus Supplement or in the accompanying Prospectus or incorporated therein by reference.

     On December 31, 1996, Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent Equities"), became the successor to Crescent Real Estate Equities, Inc., a Maryland corporation (the "Predecessor Corporation"), through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The term "Company" includes, unless the context otherwise requires, Crescent Equities, the Predecessor Corporation, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), Crescent Real Estate Equities, Ltd., a Delaware corporation which is the sole general partner of the Operating Partnership ("CREE Ltd."), and the other subsidiaries of Crescent Equities.

     Unless otherwise indicated, all information presented in this Prospectus Supplement assumes no exercise of the Underwriter's over-allotment option. Historical information has been adjusted, as applicable, to reflect the Company's two-for-one stock split, effected on March 26, 1997, in the form of a 100% share dividend.

     Certain matters discussed within this Prospectus Supplement are forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that these expectations will be realized. Factors that could cause actual results to differ materially from current expectations include the failure of the pending investment to close, changes in general economic conditions, changes in local real estate conditions, changes in industries in which the Company's principal tenants compete, the failure to timely lease unoccupied square footage, the failure to timely re-lease occupied square footage upon expiration of leases, the inability to generate sufficient revenues to meet debt service payments and operating expenses, the unavailability of equity and debt financing and other risks described in this Prospectus Supplement or in the accompanying Prospectus or incorporated therein by reference.

                                  THE COMPANY

     The Company is a fully integrated real estate company, operated as a real estate investment trust for federal income tax purposes (a "REIT"), which owns a portfolio of real estate assets (the "Properties") located primarily in 21 metropolitan submarkets in Texas and Colorado. The Properties include 84 office properties (the "Office Properties") with an aggregate of approximately 30.3 million net rentable square feet, 90 behavioral healthcare facilities (the "Behavioral Healthcare Facilities"), seven full-service hotels with a total of 2,276 rooms and two destination health and fitness resorts that can accommodate up to 452 guests daily (collectively, the "Hotel Properties"), the real estate mortgages relating to and non-voting common stock in five residential development corporations (the "Residential Development Corporations"), which in turn, through joint venture or partnership arrangements, own interests in 12 residential development properties (the "Residential Development Properties"), and seven retail properties with an aggregate of approximately 771,000 net rentable square feet (the "Retail Properties"). The Company also owns an indirect 38% interest in each of two corporations that currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet (the "Refrigerated Warehouse Investment"). See "Properties" and "Recent Developments" for a more detailed description of the Company's Properties, including the proposed acquisition of a corporation (the "Pending Investment") that owns four full-service casino/hotels and two riverboat casinos (collectively, the "Casino/Hotel Properties").

     Upon completion of the Pending Investment, the Company will have completed over $5.8 billion of real estate investments since the closing of the initial public offering of its common shares (the "Common Shares") on May 5, 1994 (the "Initial Offering"), approximately $2.7 billion of which will have been completed since the closing of the public offering of its Common Shares on October 15, 1997 (the "October 1997 Offering").

     The Company's business objective is the maximization of total return to shareholders through increases in distributions and share price. From the Initial Offering through February 12, 1998, the total return to shareholders was approximately 210.8%, with distributions having increased by approximately 31.9% and the market price per Common Share having increased by approximately 177.0%. From January 1, 1997 through February 12, 1998, the total return to shareholders was approximately 36.5%, with distributions having increased by approximately 24.6% and the market price per Common Share having increased by approximately 31.3%.

INVESTMENT STRATEGY

     Management believes that it will be able to identify substantial opportunities for future real estate investments from a variety of sources, including life insurance companies and pension funds seeking to reduce their direct real estate investments, public and private real estate companies, corporations divesting of nonstrategic real estate assets, public and private sellers requiring complex disposition structures and other domestic and international sources. The Company intends to continue utilizing its extensive network of relationships, its ability to identify underperforming assets, its market reputation and its ready access to low-cost equity and debt capital to achieve favorable returns on invested capital and growth in cash flow by:

     - acquiring high-quality office properties at prices significantly below their estimated replacement cost in selected core markets and submarkets that management expects to experience above-average population and employment growth; and

     - employing the corporate, transactional and financial skills of the Company's management team to structure innovative investments in other types of real estate assets (such as its recent Refrigerated Warehouse Investment, its acquisition of the Behavioral Healthcare Facilities and its proposed investment in the Casino/Hotel Properties).

     The Company believes that its proven ability to structure innovative transactions provides it with a unique competitive advantage in making real estate investments and enhances its ability to execute its investment strategy.

OPERATING AND FINANCING STRATEGIES

     The Company seeks to enhance its operating performance and financial position by:

     - applying well-defined leasing strategies in order to capture the significant potential rental growth in the Company's existing portfolio of Office Properties as occupancy and rental rates increase with the recovery of the markets and submarkets in which the Company has invested;

     - achieving a high tenant retention rate at the Company's Office Properties through quality service, individualized attention to its tenants and active preventive maintenance programs;

     - empowering management and employing compensation formulas linked directly with enhanced operating performance of the Company and its Properties; and

     - optimizing the use of debt and other sources of financing to create a flexible and conservative capital structure that will allow the Company to continue its investment strategy.

     Upon the closing of this offering (the "Offering"), the Company's trust managers and senior management will beneficially own approximately 14.7% of the Company's equity (consisting of Common Shares, preferred shares of beneficial interest (the "Preferred Shares") and units of ownership interest in the Operating Partnership ("Units"), including vested options to purchase Common Shares and Units). This ownership percentage includes the approximately 10.6% ownership position of Richard E. Rainwater, the Chairman of the Board of Trust Managers, the approximately 2.0% ownership position of John C. Goff, the Vice Chairman of the Board of Trust Managers, and the approximately 1.5% ownership position of Gerald W. Haddock, the President, Chief Executive Officer and Trust Manager.

                                   PROPERTIES

     The following table sets forth for the nine months ended September 30, 1997, the Company's pro forma earnings before interest expense, depreciation, amortization and minority interest ("EBIDA"), on a percentage basis, by type of Property, after giving effect to the investments completed after January 1, 1997, as if they had occurred on January 1, 1997.

                                                              PERCENT OF
                       PROPERTY TYPE                            EBIDA
                       -------------                          ----------
Office Properties...........................................      60%
Behavioral Healthcare Facilities............................      13
Hotel Properties............................................      11
Refrigerated Warehouse Investment...........................       8
Residential Development Properties..........................       6
Retail Properties...........................................       2
                                                                 ---
                                                                 100%
                                                                 ===

     The following table sets forth for the nine months ended September 30, 1997, the Company's pro forma EBIDA, on a percentage basis, by type of Property, after giving effect to the Pending Investment and the investments completed after January 1, 1997, as if they had occurred on January 1, 1997.

                                                              PERCENT OF
                       PROPERTY TYPE                            EBIDA
                       -------------                          ----------
Office Properties...........................................      43%
Casino/Hotel Properties.....................................      28
Behavioral Healthcare Facilities............................       9
Hotel Properties............................................       8
Refrigerated Warehouse Investment...........................       6
Residential Development Properties..........................       5
Retail Properties...........................................       1
                                                                 ---
                                                                 100%
                                                                 ===

OFFICE PROPERTIES

     The following table provides an overview of the Office Properties as of December 31, 1997 and the states, cities and submarkets in which they are located, after giving effect to the investments in Office Properties completed after January 1, 1997, as if they had occurred on January 1, 1997.

                                                                                                   PERCENT
                                                                                                     OF         PERCENT
                                                                                      PERCENT      COMPANY     LEASED AT
                                                                           TOTAL      OF TOTAL   ANNUALIZED     COMPANY
                                                           NUMBER OF      COMPANY     COMPANY      RENTAL        OFFICE
                  STATE, CITY, SUBMARKET                   PROPERTIES     NRA(1)       NRA(1)    REVENUES(2)   PROPERTIES
---------------------------------------------------------- ----------   -----------   --------   -----------   ----------
TEXAS
  DALLAS
    Central Business District ("CBD").....................      3         3,859,554      14%          14%          84%
    Far North Dallas......................................      8         1,938,220       7            6           98
    Uptown/Turtle Creek...................................      4         1,929,521       6            9           94(4)
    Las Colinas...........................................      4         1,273,662       4            7           97
    Richardson/Plano......................................      5           719,267       2            2          100
    LBJ Freeway...........................................      3           697,897       2            2           93
    Stemmons Freeway......................................      1           634,381       2            2           92
    Central Expressway....................................      2           413,721       1            1           86
                                                               --       -----------     ---          ---          ---
      Subtotal/Weighted Average...........................     30        11,466,223      38%          43%          92%
                                                               --       -----------     ---          ---          ---
  FORT WORTH
    CBD...................................................      1           954,895       3%           2%          53%(4)
                                                               --       -----------     ---          ---          ---
  HOUSTON
    Richmond-Buffalo Speedway.............................     10         4,286,277      14%          14%          85%
    CBD...................................................      3         2,764,418       9            9           92
    West Loop/Galleria(3).................................      4         1,677,375       6            4           91
    The Woodlands.........................................     12           812,227       3            3           99
    Katy Freeway..........................................      1           414,251       1            1          100
                                                               --       -----------     ---          ---          ---
      Subtotal/Weighted Average...........................     30         9,954,548      33%          31%          90%
                                                               --       -----------     ---          ---          ---
  AUSTIN
    CBD(3)................................................      4         1,584,530       5%           6%          88%(4)
    Northwest.............................................      1           232,301       1            1           79(4)
    Southwest.............................................      1            99,792       0            0           95
                                                               --       -----------     ---          ---          ---
      Subtotal/Weighted Average...........................      6         1,916,623       6%           7%          87%
                                                               --       -----------     ---          ---          ---

                                                                                                   PERCENT
                                                                                                     OF         PERCENT
                                                                                      PERCENT      COMPANY     LEASED AT
                                                                           TOTAL      OF TOTAL   ANNUALIZED     COMPANY
                                                           NUMBER OF      COMPANY     COMPANY      RENTAL        OFFICE
                  STATE, CITY, SUBMARKET                   PROPERTIES     NRA(1)       NRA(1)    REVENUES(2)   PROPERTIES
---------------------------------------------------------- ----------   -----------   --------   -----------   ----------
COLORADO
  DENVER
    Cherry Creek..........................................      4           810,567       3%           2%          86%(4)
    CBD...................................................      2           735,388       2            2           98
    Denver Technology Center ("DTC")......................      1           309,862       1            1           87
                                                               --       -----------     ---          ---          ---
      Subtotal/Weighted Average...........................      7         1,855,817       6%           5%          91%
                                                               --       -----------     ---          ---          ---
  COLORADO SPRINGS........................................      1           252,857       1%           1%         100%
                                                               --       -----------     ---          ---          ---
LOUISIANA
  NEW ORLEANS
    CBD...................................................      2         1,270,241       4%           2%          77%(4)
                                                               --       -----------     ---          ---          ---
FLORIDA
  MIAMI
    CBD...................................................      1           782,686       3%           3%          79%
                                                               --       -----------     ---          ---          ---
ARIZONA
  PHOENIX
    Downtown/CBD..........................................      1           476,373       2%           2%          89%
    Camelback Corridor....................................      1            86,451       0            0           67
                                                               --       -----------     ---          ---          ---
      Subtotal/Weighted Average...........................      2           562,824       2%           2%          85%
                                                               --       -----------     ---          ---          ---
NEBRASKA
  OMAHA
    CBD...................................................      1           409,850       1%           1%         100%
                                                               --       -----------     ---          ---          ---
NEW MEXICO
  ALBUQUERQUE
    CBD...................................................      1           366,236       1%           1%          83%(4)
                                                               --       -----------     ---          ---          ---
CALIFORNIA
  SAN FRANCISCO
    South of Market/CBD...................................      1           276,420       1%           1%          83%(4)
                                                               --       -----------     ---          ---          ---
  SAN DIEGO
    University Tower Centre ("UTC").......................      1           195,733       1%           1%          85%
                                                               --       -----------     ---          ---          ---
        TOTAL/WEIGHTED AVERAGE............................     84        30,264,953     100%         100%          88%(4)
                                                               ==       ===========     ===          ===          ===

---------------

(1) NRA means net rentable area in square feet.

(2) Represents percent of annualized office property rental revenues based on December 1997 rental revenues.

(3) Includes three properties acquired in the Houston West Loop/Galleria submarket and one property acquired in the Austin CBD submarket subsequent to December 31, 1997.

(4) Leases have been executed at certain Properties in these submarkets but had not commenced as of December 31, 1997. If such leases had commenced as of December 31, 1997, the percent leased for all Office Properties in the Company's submarkets would have been 92%. The total percent leased at the Company Office Properties would have been as follows: Dallas Uptown/Turtle Creek -- 98%; Fort Worth CBD -- 100%; Austin CBD -- 92%; Austin
    Northwest -- 100%; Denver Cherry Creek -- 94%; New Orleans CBD -- 79%; Albuquerque CBD -- 96%; and San Francisco South of Market/CBD -- 91%.

LEASE EXPIRATIONS OF OFFICE PROPERTIES

     The following table sets forth a schedule of lease expirations for leases in place at the Office Properties owned as of December 31, 1997(1), for each of the 10 years beginning with 1998, assuming that none of the tenants exercises renewal options and excluding an aggregate 3,960,556 square feet of unleased space.

                                                                                                PERCENTAGE       ANNUAL
                                                                                                 OF TOTAL     FULL-SERVICE
                                             NET RENTABLE                                         ANNUAL        RENT PER
                                                 AREA         PERCENTAGE OF        ANNUAL      FULL-SERVICE      SQUARE
                               NUMBER OF      REPRESENTED       LEASED NET      FULL-SERVICE       RENT       FOOT OF NET
                              TENANTS WITH    BY EXPIRING     RENTABLE AREA      RENT UNDER    REPRESENTED      RENTABLE
       YEAR OF LEASE            EXPIRING        LEASES        REPRESENTED BY      EXPIRING     BY EXPIRING        AREA
         EXPIRATION              LEASES      (SQUARE FEET)   EXPIRING LEASES     LEASES(2)        LEASES      EXPIRING(2)
       -------------          ------------   -------------   ----------------   ------------   ------------   ------------
1998........................      405          2,428,639            9.2%        $38,618,805         8.0%         $15.90
1999........................      417          3,460,313           13.2          58,821,258        12.2           17.00
2000........................      370          3,304,189           12.6          60,090,554        12.5           18.19
2001........................      284          3,664,850           13.9          62,862,853        12.9           17.15
2002........................      275          3,264,901           12.4          60,972,293        12.6           18.68
2003........................       72          1,416,369            5.4          23,770,191         4.9           16.78
2004........................       70          2,561,029            9.7          49,035,329        10.2           19.15
2005........................       43          1,838,884            7.0          35,564,229         7.4           19.34
2006........................       20            521,177            2.0          10,096,070         2.1           19.37
2007........................       20          1,123,076            4.3          19,197,510         4.0           17.09
2008 and thereafter.........       27          2,720,970           10.3          63,611,272        13.2           23.38

---------------

(1) Includes four Office Properties acquired subsequent to December 31, 1997.
(2) Calculated based on base rent payable as of the expiration date of the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursable from tenants based on current levels.

OFFICE PROPERTY MARKET INFORMATION

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1992 through 1997 for Class A office properties in all submarkets in which the Company has invested.

                                 CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                           FOR ALL COMPANY SUBMARKETS

                                    [CHART]
---------------

(1) Weighted average based on total net rentable square feet of Class A office properties in all Company submarkets.

Source: Compiled from third-party sources

BEHAVIORAL HEALTHCARE FACILITIES

     On June 17, 1997, the Company acquired substantially all of the real estate assets of the domestic hospital provider business of Magellan Health Services, Inc., as previously owned and operated by a wholly owned subsidiary of Magellan Health Services, Inc. The transaction involved various components, the principal component of which was the acquisition of the 90 Behavioral Healthcare Facilities (and two additional behavioral healthcare facilities which subsequently were sold) for approximately $387.2 million. The Behavioral Healthcare Facilities, which are located in 27 states, are leased to a single tenant (and its subsidiaries) under a triple-net lease. The tenant, Charter Behavioral Health Systems, LLC ("CBHS"), is a Delaware limited liability company formed to operate the Behavioral Healthcare Facilities and owned 50% by a subsidiary of Magellan Health Services, Inc. and 50% by Crescent Operating, Inc., an affiliate of the Company.

HOTEL PROPERTIES

     The following table sets forth certain information about the Hotel Properties, including investments in Hotel Properties completed after December 31, 1997, for the years ended December 31, 1997 and 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts that measure performance based on available guest nights.

                                                                         AVERAGE         AVERAGE       REVENUE PER
                                                                        OCCUPANCY         DAILY         AVAILABLE
                                                                          RATE            RATE            ROOM
                                                                      -------------   -------------   -------------
                                                                       YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                   YEAR               DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                COMPLETED/            -------------   -------------   -------------
     HOTEL PROPERTY(1)          LOCATION        RENOVATED     ROOMS   1997    1996    1997    1996    1997    1996
     -----------------          --------      --------------  -----   -----   -----   -----   -----   -----   -----
FULL-SERVICE/LUXURY HOTELS
Denver Marriott City Center  Denver, CO         1982/1994      613     80%     79%    $117    $108    $ 94    $ 85
Four Seasons Hotel-Houston   Houston, TX           1982        399     67      65      161     142     108      93
Hyatt Regency Albuquerque    Albuquerque, NM       1990        395     74      77       98      93      73      71
Omni Austin Hotel(2)         Austin, TX            1986        314     78      76      103     102      81      77
Hyatt Regency Beaver Creek   Avon, CO              1989        295     66      67      229     207     151     139
Sonoma Mission Inn & Spa     Sonoma, CA       1927/1987/1997   198(3)  87      92      210     181     183     166
Ventana Country Inn          Big Sur, CA      1975/1982/1988    62     84      83      337     312     282     258
                                                              -----    --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                               2,276(3)  75%     75%    $149    $136    $112    $102
                                                              =====    ==      ==     ====    ====    ====    ====
DESTINATION HEALTH AND FITNESS RESORTS
Canyon Ranch-Tucson          Tucson, AZ            1980        250(4)  81%(5)  80%(5) $503(6) $479(6) $387(7) $366(7)
Canyon Ranch-Lenox           Lenox, MA             1989        202(4)  80 (5)  81 (5)  445(6)  407(6)  347(7)  320(7)
                                                              -----    --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                                 452     81%     81%    $477    $446    $370    $345
                                                              =====    ==      ==     ====    ====    ====    ====

---------------

(1) Because of the Company's status as a REIT for federal income tax purposes, it does not operate the Hotel Properties and has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. pursuant to long-term leases. See "Properties -- Hotel Properties."

(2) Acquired subsequent to December 31, 1997.

(3) Includes, for the period from July 1, 1997 through December 31, 1997, 30 additional rooms completed in July 1997.

(4) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.

(5) Represents the number of paying and complimentary guests for the period, divided by the maximum number of available guest nights for the period.

(6) Represents the average daily "all-inclusive" guest package charges for the period, divided by the average daily number of paying guests for the period.

(7) Represents the total "all-inclusive" guest package charges for the period, divided by the maximum number of available guest nights for the period.

REFRIGERATED WAREHOUSE INVESTMENT

     On October 31, 1997, the Company completed the Refrigerated Warehouse Investment. The Company owns an indirect 38% interest in each of two corporations that currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. The aggregate purchase price for the 100% interest in the corporations was approximately $1.0 billion (including transaction costs associated with the acquisition), approximately $400 million of which represents the Company's portion of the purchase price.

RESIDENTIAL DEVELOPMENT PROPERTIES

     The Company owns economic interests in five Residential Development Corporations through the real estate mortgages (the "Residential Development Property Mortgages") relating to and the non-voting common stock in these Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in the 12 Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day-to-day operations of the Residential Development Properties.

RETAIL PROPERTIES

     The Company owns seven Retail Properties, which in the aggregate contain approximately 771,000 net rentable square feet. As of December 31, 1997, the Retail Properties were 95% leased.

CRESCENT OPERATING, INC.

     Crescent Operating, Inc. was established by the Company in April 1997, and all of its outstanding common stock was distributed in a spin-off, effective June 12, 1997, to those persons who were limited partners of the Operating Partnership or shareholders of the Company on May 30, 1997. Crescent Operating, Inc. and the Operating Partnership are parties to an agreement (the "Intercompany Agreement") pursuant to which each has agreed to provide the other with rights to participate in certain transactions. Crescent Operating, Inc. is a lessee and operator of various assets owned by the Operating Partnership.

     As a result of the formation of Crescent Operating, Inc. and the execution of the Intercompany Agreement, persons who own equity interests in both Crescent Operating, Inc. and the Company have the opportunity to participate in the benefits of both the real estate investments of the Company (including ownership of real estate assets) and the lease of certain of such assets and the ownership of other non-real estate assets by Crescent Operating, Inc.

                              RECENT DEVELOPMENTS

PENDING INVESTMENT

     Station Casinos, Inc. On January 16, 1998, the Company entered into an agreement and plan of merger (the "Merger Agreement") pursuant to which Station Casinos, Inc. ("Station") will merge (the "Merger") with and into the Company. Station is an established multi-jurisdictional casino/hotel company that owns and operates, through wholly owned subsidiaries, six distinctly themed Casino/Hotel Properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. As a result of the Merger, the Company will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately prior to the Merger, as described below.

     As part of the transactions associated with the Merger, it is presently anticipated that certain operating assets and the employees of Station will be transferred to a limited liability company (the "Station Lessee") immediately prior to the Merger. The Station Lessee will be owned 50% by Crescent Operating, Inc. or another affiliate established by the Company, 24.9% by an entity owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate entity owned by other members of Station management. The Station Lessee will operate the six Casino/Hotel Properties currently operated by Station pursuant to a lease with the Company. The lease will have a 10-year term, with one five-year renewal option. The lease will provide for base and percentage rent but the amount of the rent has not yet been determined. The Station Lessee will be required to maintain the properties in good condition at its own expense. The Company will also enter into a Right of First Refusal and Noncompetition Agreement with the Station Lessee. See "Recent Developments -- Pending Investment."

     In order to effect the Merger, the Company will issue 0.466 Common Shares of the Company for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, the Company will create a new class of Preferred Shares which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger. The new class of Preferred Shares will rank pari passu with the Series A Preferred Shares (as defined below) offered hereby as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding up of the Company.

     The total value of the Merger transaction, including the Company's issuance of Common Shares and Preferred Shares in connection with consummation of the Merger and the Company's assumption and/or refinancing of approximately $919 million in existing indebtedness of Station and its subsidiaries, is approximately $1.75 billion.

     In connection with the Merger, the Company also has agreed to purchase up to $115 million of a new class of convertible preferred stock of Station prior to consummation of the Merger. The purchase will be made in increments, or in a single transaction, upon call by Station subject to certain conditions, whether or not the Merger is consummated.

     Consummation of the Merger is subject to various conditions. The Company anticipates that the Merger and the associated transactions will be consummated in the third quarter of 1998, although there can be no assurance that the Merger will be consummated on the terms described in this Prospectus Supplement or at all.

COMPLETED INVESTMENTS

     U.S. Home Building. On October 15, 1997, the Company acquired the U.S. Home Building, a 21-story Class A office building located in the West Loop/Galleria suburban office submarket of Houston, Texas, for approximately $45 million. The U.S. Home Building is located approximately five miles west of downtown Houston and approximately 2.5 miles west of the Company's Greenway Plaza properties. Built in 1982, the building is located on approximately 1.9 acres and contains approximately 400,000 net rentable square feet.

     Bank One Center. On October 22, 1997, the Company, together with affiliates of TrizecHahn Corporation ("Trizec"), acquired Bank One Center, a 60-story Class A office building located in the CBD submarket of Dallas, Texas, from two unaffiliated entities. The acquisition was made through a newly formed limited partnership in which the Company and Trizec each own a 50% interest, for an aggregate purchase price of approximately $238 million. Of the approximately $238 million purchase price, approximately $83 million was funded through capital contributions of $41.5 million from each of the Company and Trizec, and the remaining approximately $155 million was funded through two loans to the newly formed limited partnership provided by The Travelers Insurance Company. Construction of the office property was completed in 1987. Situated on a 2.88-acre site, Bank One Center contains approximately 1.5 million net rentable square feet.

     Americold Corporation and URS Logistics, Inc. On October 31, 1997, the Company, through two newly formed subsidiaries, initially acquired a 40% interest in each of two partnerships, one of which owns Americold Corporation ("Americold") and one of which owns URS Logistics, Inc. ("URS"). Vornado Realty Trust ("Vornado") acquired the remaining 60% interest in the partnerships. Americold and URS are the two largest suppliers of refrigerated warehouse space in the United States.

     One of the partnerships acquired all of the common stock of Americold through the merger of a subsidiary of Vornado into Americold, and the other partnership acquired all of the common stock of URS through the merger of a separate subsidiary of Vornado into URS. As a result of the acquisition, the Americold partnership and the URS partnership became the owners and operators of approximately 79 refrigerated warehouses, with an aggregate of approximately 368 million cubic feet, that are operated pursuant to arrangements with national food suppliers such as Tyson Foods, Kraft Foods, ConAgra and Pillsbury.

     The aggregate purchase price for the acquisition of Americold and URS was approximately $1.0 billion (including transaction costs associated with the acquisition), approximately $400 million of which represents the Company's portion of the purchase price. Of the approximately $1.0 billion aggregate purchase price, the purchase price for the acquisition of Americold was approximately $632 million (consisting of approximately $112 million in cash for the purchase of the equity, approximately $151 million in cash for the repayment of certain outstanding bonds issued by Americold, approximately $367 million in retention of debt and approximately $2 million in transaction costs), and the purchase price for the acquisition of URS was approximately $372 million (consisting of approximately $173 million in cash for the purchase of the equity, approximately $192 million in retention of debt and approximately $7 million in transaction costs).

     On December 30, 1997 and effective October 31, 1997, in order to permit the Company to continue to satisfy certain REIT qualification requirements, the Company sold all of the voting common stock, representing a 5% economic interest, in each of the two subsidiaries to Crescent Operating, Inc. As a result, the Company currently owns a 38% interest in each of the Americold partnership and URS partnership, through its ownership of all of the nonvoting common stock, representing a 95% economic interest, in each of the two newly formed subsidiaries.

     Fountain Place. On November 7, 1997, the Company acquired Fountain Place, a 60-story Class A office building located in the CBD submarket of Dallas, Texas, approximately three blocks west of the Company's Trammell Crow Center Office Property, for approximately $114 million. Built in 1986 and designed by renowned architect I.M. Pei, the building, situated on approximately 1.8 acres, contains approximately 1.2 million net rentable square feet.

     Ventana Country Inn. On December 19, 1997, the Company acquired for approximately $30 million the Ventana Country Inn, a 62-room resort Hotel Property located in Big Sur, California. The Ventana Country Inn is situated on a 243-acre wooded site in the foothills of the Santa Lucia Mountains overlooking the Pacific Ocean. The purchase also included an adjacent 72-acre parcel of undeveloped land offering the potential for single-family residential development. A subsidiary of Crescent Operating, Inc. will market and operate the Ventana Country Inn jointly with the Company's Sonoma Mission Inn & Spa Hotel Property pursuant to a lease with the Company.

     Energy Centre. On December 22, 1997, the Company acquired Energy Centre, a 39-story Class A office building located in the CBD submarket of New Orleans, Louisiana. Built in 1984, the building, located on approximately 1.28 acres, contains approximately 762,000 net rentable square feet. Energy Centre was acquired for approximately $75 million.

     Austin Centre. On January 23, 1998, the Company acquired Austin Centre, a mixed-use property developed in 1986, including a Class A office building containing approximately 344,000 net rentable square feet, the 314-room Omni Austin Hotel Property and 61 apartments located on approximately 1.75 acres. The property is located in the CBD submarket of Austin, Texas, four blocks from the state capitol building and was acquired for approximately $96.9 million. A subsidiary of Crescent Operating, Inc. will oversee the marketing and operations of the Omni Austin Hotel Property pursuant to a lease with the Company.

     Post Oak Central. On February 13, 1998, the Company acquired Post Oak Central, a three-building Class A office complex located in the West Loop/Galleria suburban office submarket of Houston, Texas. Built between 1974 and 1981 and designed by renowned architects Philip Johnson and John Burgee, the buildings are located on approximately 17.3 acres and contain approximately 1.3 million net rentable square feet. Post Oak Central was acquired for approximately $155.3 million.

TRANSACTIONS WITH MERRILL LYNCH INTERNATIONAL

     On December 12, 1997, the Company entered into two transactions with Merrill Lynch International. In one transaction, the Company sold 5,375,000 Common Shares to Merrill Lynch International for approximately $205 million and received approximately $199.9 million in net proceeds. In the other transaction, the Company entered into a swap agreement (the "Swap Agreement") with Merrill Lynch International relating to 5,375,000 Common Shares (the "Settlement Shares"), pursuant to which Merrill Lynch International will sell, as directed by the Company on or before December 12, 1998, a sufficient number of Common Shares to achieve net sales proceeds equal to the market value of the Settlement Shares on December 12, 1997 (approximately $204.9 million), plus a forward accretion component, minus an adjustment for the Company's distribution rate. The precise number of Common Shares that will be required to be sold pursuant to the Swap Agreement will depend primarily on the market price of the Common Shares at the time of settlement. If such number of Common Shares is greater than the number of Settlement Shares as a result of a decrease in the market price of the Common Shares, the Company will deliver additional Common Shares to Merrill Lynch International. If such number of Common Shares is less than the number of Settlement Shares as a result of an increase in the market price of the Common Shares, Merrill Lynch International will deliver Common Shares or, at the option of the Company, cash to the Company.

FINANCING ACTIVITIES

     On December 19, 1997, the Company's line of credit from a consortium of banks led by BankBoston, N.A. (the "Credit Facility") was increased to $550 million. The Credit Facility is unsecured and expires in June 2000.

     On February 13, 1998, the Company increased the maximum borrowings available under its bridge loan with BankBoston, N.A. to $250 million. The increase in the maximum borrowings available and the additional borrowings thereunder were made in connection with the funding of the purchase price of Post Oak Central. The bridge loan is unsecured and expires in March 1998.

                                  THE OFFERING

     For a more complete description of the terms of the 6 3/4% Series A Convertible Cumulative Preferred Shares (the "Series A Preferred Shares") offered hereby (the "Offering"), see "Description of Series A Preferred Shares."

SECURITIES OFFERED           6 3/4% Series A Preferred Shares.

DISTRIBUTIONS                Distributions on the Series A Preferred Shares
                             offered hereby are cumulative from the date of issue and are payable quarterly in arrears on or about the fifteenth day of February, May, August and November of each year, commencing on May 15, 1998, at the rate of 6 3/4% of the liquidation preference per annum (equivalent to $1.6875 per annum per Series A Preferred Share). Distributions on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

CONVERSION RIGHTS            The Series A Preferred Shares are convertible, in
                             whole or in part, at the option of the holder at any time, unless previously redeemed, into Common
                             Shares, at a conversion price of $40.86 per Common
                             Share (equivalent to a conversion rate of .6119
                             Common Shares per Series A Preferred Share), subject to adjustment in certain circumstances.

LIQUIDATION PREFERENCE       $25.00 per share, plus an amount equal to accrued
                             and unpaid dividends.

REDEMPTION                   The Series A Preferred Shares generally are not
                             redeemable prior to February 18, 2003. On and after February 18, 2003, the Series A Preferred Shares may be redeemed at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus distributions accrued and unpaid to the redemption date, if any.

VOTING RIGHTS                If distributions on the Series A Preferred Shares
                             are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of Series A Preferred Shares
                             (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trust managers to serve on the Board of Trust
                             Managers of the Company until all distribution arrearages have been paid. In addition, certain changes that would be materially adverse to the rights of holders of the Series A Preferred Shares cannot be made without the affirmative vote of two-thirds of the Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable). See
                             "Description of Preferred Shares -- Voting Rights" in the accompanying Prospectus.

RANKING The Series A Preferred Shares will rank senior to the Common Shares as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding up of the Company.

NYSE LISTING                 Application has been made to list the Series A
                             Preferred Shares on the NYSE under the symbol
                             "CEIPrA." The issued and outstanding Common Shares of the Company are listed on the NYSE under the symbol "CEI," and application also has been made to list the Common Shares issuable upon conversion of the Series A Preferred Shares on the NYSE.

USE OF PROCEEDS              The net proceeds from the Offering will be used to
                             reduce amounts outstanding under the Credit
                             Facility.

                        SUMMARY SELECTED FINANCIAL DATA

     The following table sets forth certain summary financial information for the Company on a consolidated pro forma and historical basis and for the Rainwater Property Group (the Company's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares in connection with the formation of the Company. Such information should be read in conjunction with "Selected Financial Data."

     The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, of (i) the Company's public offering of its Common Shares that closed on October 2, 1996 (the "October 1996 Offering") and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions in the fourth quarter of 1996 and the first quarter of 1997, (ii) the Company's public offering of its Common Shares that closed on April 28, 1997 (the "April 1997 Offering") and the additional public offering of 500,000 Common Shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997, (iii) the Company's offering of 4,700,000 Common Shares to an affiliate of Union Bank of Switzerland (the "UBS Offering") and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness incurred under the Credit Facility, (iv) the Operating Partnership's offering of an aggregate principal amount of $400 million of senior notes (the "Note Offering") and the use of the net proceeds therefrom to fund approximately $337.6 million of the purchase price of two Properties and to repay approximately $57.2 million of indebtedness incurred under the Credit Facility and other short-term indebtedness, (v) the Company's public offering of its Common Shares that closed on October 15, 1997 (the "October 1997 Offering") and the use of the net proceeds therefrom to fund approximately $45 million of the purchase price of one Property and to repay approximately $325.1 million of short-term indebtedness and indebtedness incurred under the Credit Facility,
(vi) the Company's offering of 5,375,000 Common Shares to Merrill Lynch International (the "Merrill Offering") and the use of the net proceeds therefrom to repay approximately $199.9 million of indebtedness under the Credit Facility,
(vii) this Offering and the use of the net proceeds therefrom to repay approximately $191.3 million of indebtedness under the Credit Facility, (viii) Property acquisitions, other investments and related financing and share issuances during 1996, 1997 and 1998, and (ix) the Pending Investment and related financing, including approximately $1.05 billion for refinancing and/or assumption of indebtedness and associated refinancing and transaction costs, in connection with the Merger.

     The pro forma information for the nine months ended September 30, 1997 assumes completion, in each case as of January 1, 1997 in determining operating and other data, and, in each case as of September 30, 1997 in determining balance sheet data, of (i) the April 1997 Offering and the additional public offering of 500,000 common shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997, (ii) the UBS Offering and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness incurred under the Credit Facility, (iii) the Note Offering and the use of the net proceeds therefrom to fund approximately $337.6 million of the purchase price of two Properties and to repay approximately $57.2 million of indebtedness incurred under the Credit Facility and other short-term indebtedness, (iv) the October 1997 Offering and the use of the net proceeds therefrom to fund approximately $45 million of the purchase price of one Property and to repay approximately $325.1 million of short-term indebtedness and indebtedness incurred under the Credit Facility, (v) the Merrill Offering and the use of the net proceeds therefrom to repay approximately $199.9 million of indebtedness under the Credit Facility, (vi) this Offering and the use of the net proceeds therefrom to repay approximately $191.3 million of indebtedness under the Credit Facility, (vii) Property acquisitions, other investments and related financing and share issuances during 1997 and 1998, and (viii) the Pending Investment and related financing, including approximately $1.05 billion for refinancing and/or assumption of indebtedness and associated refinancing and transaction costs, in connection with the Merger.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

            CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        COMPANY
                         -----------------------------------------------------------------------------------------------------

                                                                                                                    FOR THE
                                                                                                                  PERIOD FROM
                                                                      PRO FORMA                                   MAY 5, 1994
                              NINE MONTHS ENDED SEPTEMBER 30,         YEAR ENDED     YEAR ENDED     YEAR ENDED         TO
                         -----------------------------------------   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                             1997           1997          1996           1996           1996           1995           1994
                         ------------   ------------   -----------   ------------   ------------   ------------   ------------
                          PRO FORMA        ACTUAL        ACTUAL      (UNAUDITED)
                         (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
OPERATING DATA:
Total revenue..........  $    581,679   $    303,260   $   137,427   $    739,354   $   208,861    $   129,960     $   50,343
Operating income
 (loss)................       120,883         81,148        23,668        136,831        44,101         30,858         10,864
Income (loss) before
 minority interests and
 extraordinary item....       135,131         84,266        26,735        150,851        47,951         36,358         12,595
Net Income per Common
 Share.................  $        .79   $        .83   $       .42   $        .85   $       .70    $       .66     $      .26
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets...........  $  6,166,549   $  3,612,033   $ 1,213,212   $         --   $ 1,730,922    $   964,171     $  538,354
Total debt.............     2,904,504      1,776,904       664,483             --       667,808        444,528        194,642
Total shareholders'
 equity................     3,059,771      1,607,855       388,292             --       865,160        406,531        235,262
OTHER DATA:
Funds from Operations
 before minority
 interests(1)..........  $    272,493   $    134,615   $    55,741   $    335,576   $    87,616    $    64,475     $   32,723
Cash distribution
 declared per share....            --   $        .99   $       .86             --   $      1.16    $      1.05     $      .65
Weighted average Common
 Shares outstanding and
 issuable in exchange
 for Units.............   147,124,058    100,592,573    58,116,124    147,124,058    64,684,842     54,182,186     44,997,716
Cash flow provided by
 (used in):
 Operating
   activities..........  $         --(2) $    134,888  $    49,550   $         --(2) $    77,384   $    65,011     $   21,642
 Investing
   activities..........            --(2)   (1,865,395)    (221,450)            --(2)    (513,038)     (421,406)      (260,666)
 Financing
   activities..........            --(2)    1,751,997      169,336             --(2)     444,315       343,079        265,608

                             RAINWATER PROPERTY GROUP
                         ---------------------------------
                          FOR THE
                           PERIOD
                            FROM
                         JANUARY 1,        YEAR ENDED
                          1994 TO         DECEMBER 31,
                           MAY 4,     --------------------
                            1994        1993       1992
                         ----------   --------   ---------

OPERATING DATA:
Total revenue..........   $ 21,185    $ 57,168   $  49,586
Operating income
 (loss)................     (1,599)    (53,024)    (36,612)
Income (loss) before
 minority interests and
 extraordinary item....     (1,599)    (53,024)    (36,612)
Net Income per Common
 Share.................         --          --          --
BALANCE SHEET DATA (AT
 PERIOD END):
Total assets...........         --    $290,869   $ 296,291
Total debt.............         --     278,060     548,517
Total shareholders'
 equity................         --       2,941    (328,240)
OTHER DATA:
Funds from Operations
 before minority
 interests(1)..........         --          --          --
Cash distribution
 declared per share....         --          --          --
Weighted average Common
 Shares outstanding and
 issuable in exchange
 for Units.............         --          --          --
Cash flow provided by
 (used in):
 Operating
   activities..........   $  2,455    $  9,313   $    (640)
 Investing
   activities..........     (2,379)    (20,572)     (8,924)
 Financing
   activities..........    (21,310)     28,861      14,837

---------------
(1) Funds from Operations ("FFO"), based on the revised definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), and as used herein, means net income (loss) available to holders of Common Shares (determined in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. For a more detailed description of FFO, see "Selected Financial Data."
(2) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.

                                  THE COMPANY

     The Company is a fully integrated real estate company, operated as a REIT, which owns a portfolio of Properties located primarily in 21 metropolitan submarkets in Texas and Colorado. The Properties include 84 Office Properties with an aggregate of approximately 30.3 million net rentable square feet, 90 Behavioral Healthcare Facilities, seven full-service Hotel Properties with a total of 2,276 rooms and two destination health and fitness resort Hotel Properties that can accommodate up to 452 guests daily, the Residential Development Property Mortgages relating to and non-voting common stock in the five Residential Development Corporations, which in turn, through joint ventures or partnership arrangements, own interests in 12 Residential Development Properties, and seven Retail Properties with an aggregate of approximately 771,000 net rentable square feet. The Company also owns an indirect 38% interest in each of two corporations that currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. In addition, the Company has entered into the Merger Agreement relating to the Pending Investment in the six Casino/Hotel Properties.

     On a pro forma basis, after giving effect to the investments completed after January 1, 1997, as if they had occurred on January 1, 1997, the Office Properties, the Behavioral Healthcare Facilities, the Hotel Properties, the Refrigerated Warehouse Investment, the Residential Development Properties and the Retail Properties would have accounted for approximately 60%, 13%, 11%, 8%, 6% and 2%, respectively, of the Company's EBIDA for the nine months ended September 30, 1997. On a pro forma basis, after giving effect to the Pending Investment and investments completed after January 1, 1997, as if they had occurred on January 1, 1997, the Office Properties, the Casino/Hotel Properties, the Behavioral Healthcare Facilities, the Hotel Properties, the Refrigerated Warehouse Investment, the Residential Development Properties and the Retail Properties would have accounted for approximately 43%, 28%, 9%, 8%, 6%, 5%, and 1%, respectively, of the Company's EBIDA for the nine months ended September 30, 1997.

     The business objective of the Company is the maximization of total return to shareholders through increases in distributions and share price. From the Initial Offering through February 12, 1998, the total return to shareholders was 210.8%, with distributions having increased by approximately 31.9% and the market price per Common Share having increased by approximately 177.0%. From January 1, 1997 through February 12, 1998, the total return to shareholders was 36.5%, with distributions having increased by approximately 24.6% and the market price per Common Share having increased by approximately 31.3%.

     The Company has achieved these results by employing a well-defined investment strategy that focuses on high-quality office properties in selected growth markets and innovative real estate investments. In addition, the Company employs an operating strategy that is designed to capitalize on the rental growth potential of the Company's Office Property portfolio.

INVESTMENT STRATEGY

     The Company acquires premier assets and assets that have been undervalued by utilizing its extensive network of relationships, market reputation, ready access to low-cost equity and debt capital and ability to structure transactions creatively. Management believes that it will be able to identify substantial opportunities for future real estate investments from sources such as life insurance companies and pension funds seeking to reduce their direct real estate investments, public and private real estate companies, corporations divesting of nonstrategic real estate assets, public and private sellers requiring complex disposition structures and other domestic and international sources.

     The Company's targeted investments include office properties that can be acquired at significant discounts from replacement cost and that provide both a favorable current return on invested capital and the opportunity for significant cash flow growth through future increases in rental rates. Integral to this investment strategy is the identification of specific markets and submarkets that management believes will experience significant increases in demand for office space due to the impact of factors that management expects to have a positive effect on population and employment growth, including (i) desirable market and submarket conditions, such as political environments favorable to business, the availability of skilled and competitively priced labor, favorable corporate and individual tax structures, affordable housing and a favorable quality of life (as in markets such as Albuquerque, Omaha and Austin), (ii) demographic shifts in the United States (such as the relocation of businesses and the migration of people from the Northeast and the West Coast to Texas, Colorado and Arizona) and (iii) specific regional, national and global economic developments, such as an increase in demand for natural resources and the resulting employment growth in markets that have a significant presence in the oil and gas industry (as in Houston and New Orleans) and an improvement in economic conditions as a result of growth in the technology industry and/or international trade (as in San Francisco, San Diego and Miami).

     The Company also seeks innovative real estate investments that offer superior returns on its capital investment. For example, the lease of the Behavioral Healthcare Facilities provides the Company based on its investment in the Behavioral Healthcare Facilities, with an attractive lease payment that increases annually during the initial 12-year term of the lease. In addition, the Company has completed the Refrigerated Warehouse Investment and intends to acquire the Casino/Hotel Properties. Each of these investments gives the Company a significant ownership position in an operating business that provides opportunities for further strategic investments in a real estate intensive industry.

     Upon completion of the Pending Investment, the Company will have completed over $5.8 billion of real estate investments since the Initial Offering, approximately $2.7 billion of which will have been completed since the October 1997 Offering. Management believes that the Company's success in completing investments is the result of several competitive advantages, including (i) management's ability, due to its extensive network of relationships, to identify property acquisition opportunities, often before the property is offered for sale, (ii) the proven ability of management to identify underperforming assets that can be acquired at market prices not reflecting their potential value,
(iii) management's skill and creativity in consummating unusual and complex transactions, such as acquisitions of mixed-use facilities and portfolios that include traditional real estate assets, non-traditional real estate assets and, in certain instances, other types of income-producing or operating assets, and transactions that satisfy the special needs of sellers and (iv) the Company's reputation for "certainty of closure" as a result of its proven ability to complete large, time-sensitive transactions based on its internal due diligence capability and expertise and its ready access to capital. Management also believes that these competitive advantages offer the Company increased opportunities to acquire attractive properties, often on terms more favorable than those available to other potential purchasers.

OPERATING STRATEGY

     The Company maintains a well-defined leasing strategy in order to capture the potential rental growth in its portfolio of Office Properties as the submarkets in which the Company has invested continue to recover and occupancy and rental rates increase. For Office Properties as of December 31, 1997 (after giving effect to the investments completed after December 31, 1997), the weighted average full-service rental rate (representing base rent after giving effect to free rent and scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursed from tenants) was $17.77 per square foot, compared to an estimated weighted average full-service replacement cost rental rate (the rate estimated by management to be necessary to justify new construction of comparable buildings) of $27.90 per square foot. Many of the Company's submarkets have experienced substantial rental rate growth during the past two years. As a result, the Company has been successful in renewing or re-leasing office space in these markets at rental rates significantly above expiring rental rates. For Office Properties owned during the year ended December 31, 1997, leases were signed renewing or re-leasing 1,585,769 net rentable square feet of office space at a weighted average full-service rental rate and an annual net effective rate (calculated as weighted average full-service rental rate minus operating expenses) of $19.42 and $12.43 per square foot, respectively, compared to expiring leases with a weighted average full-service rental rate and an annual net effective rate of $15.96 and $8.94 per square foot, respectively (with each of these weighted average full-service rental rates including free rent and scheduled rent increases that would be taken into account under generally accepted accounting principles). This represents increases in the weighted average full-service rental rate and in the annual net effective rate of 22% and 39%, respectively.

     The Company expects to use its substantial market share in its core office markets and submarkets to reduce Property operating expenses. For example, in its core markets of Dallas, Houston and Denver, the

Company successfully negotiated bulk contracts for such services as cleaning and elevator maintenance, resulting in discounts of approximately 5% to 10% from contracts previously in place.

     The Company focuses its operational efforts at its Office Properties on providing quality service, individualized attention to tenants and active preventive maintenance programs, while managing Property operating expenses to ensure competitive pricing. Management believes that this focus on creating and maintaining long-term relationships with its tenants will increase tenant retention, which in turn will reduce vacancy rates and leasing costs and enhance overall operating performance.

     The Company provides its skilled management team with substantial flexibility in conducting Company operations while offering incentives that reward management based on compensation formulas linked directly with enhanced operating performance. Upon the closing of the Offering, the Company's trust managers and senior management will beneficially own approximately 14.7% of the equity of the Company (consisting of Common Shares, Preferred Shares and Units, including vested options to purchase Common Shares and Units). This ownership percentage includes the approximately 10.6% ownership position of Mr. Rainwater, the approximately 2.0% ownership position of Mr. Goff and the approximately 1.5% ownership position of Mr. Haddock.

FINANCING STRATEGY

     The Company intends to maintain a conservative capital structure with total debt currently targeted at approximately 40% of total market capitalization. The Company, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its innovative investment strategy and maximize the returns to its shareholders. It is the Company's policy that any indebtedness will be incurred by the Operating Partnership and its subsidiaries, and that Crescent Equities will not incur indebtedness other than short-term trade debt, employee compensation, distributions payable or similar indebtedness that will be paid in the ordinary course of business.

ORGANIZATION

     Crescent Equities is organized as a Texas real estate investment trust. On December 31, 1996, Crescent Equities became the successor to the Predecessor Corporation through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities.

     The Company owns its assets and carries on its operations and other activities, including providing management, leasing and development services for certain of its Properties, through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. The structure of the Company is designed to facilitate and maintain its qualification as a REIT and to permit persons contributing Properties (or interests therein) to the Company to defer some or all of the tax liability that they otherwise might incur.

     The Company's executive offices are located at 777 Main Street, Suite 2100, Fort Worth, Texas 76102, and its telephone number is (817) 877-0477.

                              RECENT DEVELOPMENTS

PENDING INVESTMENTS

     Station Casinos, Inc. On January 16, 1998, the Company entered into the Merger Agreement pursuant to which Station will merge with and into the Company. Station is an established multi-jurisdictional casino/ hotel company that owns and operates, through wholly owned subsidiaries, six distinctly themed Casino/Hotel Properties, four of which are located in Las Vegas, Nevada, one of which is located in Kansas City, Missouri and one of which is located in St. Charles, Missouri. The Merger Agreement also provides for certain alternative structures to facilitate the combinations of the businesses of the Company and Station. As a result of the Merger, the Company will acquire the real estate and other assets of Station, except to the extent operating assets are transferred immediately prior to the Merger, as described below.

     As part of the transactions associated with the Merger, it is presently anticipated that, certain operating assets and the employees of Station will be transferred to the Station Lessee immediately prior to the Merger. The Station Lessee will be owned 50% by Crescent Operating, Inc. or another affiliate established by the Company, 24.9% by an entity (the "Management Entity") owned by three of the existing directors of Station (including its Chairman, President and Chief Executive Officer) and 25.1% by a separate entity (the "Secondary Management Entity") owned by other members of Station management. It is anticipated that the Station Lessee will operate the six Casino/Hotel Properties currently operated by Station pursuant to a lease with the Company. The lease will have a 10-year term, with one five-year renewal option. The Station Lessee will be required to maintain the Casino/Hotel Properties in good condition at its expense. The Company will establish and maintain a reserve account to be used under certain circumstances for the purchase of furniture, fixtures and equipment with respect to the Casino/Hotel Properties, to be used from time to time to replace furniture, fixtures and equipment. Under the lease, the Company also will have a right of first refusal to acquire, and thereafter to include under the lease, any additional casino and/or hotel properties which the Station Lessee desires to acquire or operate.

     The lease will provide for base and percentage rent but the amount of rent has not yet been finally determined. It is anticipated, however, that total rental payments under the lease will exceed 20% of total rental revenues on an annualized basis. As a result of the percentage rent payments, the Operating Partnership will participate in the economic operations of the Casino/Hotel Properties only through its indirect participation in gross revenues. To the extent that operations of the Casino/Hotel Properties may affect the ability of the Station Lessee to pay rent, the Operating Partnership also may indirectly bear the risks associated with any increases in expenses or decreases in revenues. The amount of rent payable to the Operating Partnership under the leases with respect to the Casino/Hotel Properties will depend on the ability of the Station Lessee to maintain and increase revenues from the Casino/Hotel Properties. Accordingly, the Operating Partnership's results of operations and its ability to meet its obligations will be affected by such factors as changes in general and local economic conditions, the level of demand for the services of the Casino/Hotel Properties, competition in the hotel/casino industry and other factors related to the operation of the Casino/Hotel Properties.

     In order to effect the Merger, the Company will issue 0.466 Common Shares of the Company for each share of common stock of Station (including each restricted share) that is issued and outstanding immediately prior to the Merger. In addition, the Company will create a new class of Preferred Shares which will be exchanged, upon consummation of the Merger, for the shares of $3.50 Convertible Preferred Stock of Station outstanding immediately prior to the Merger. The new class of Preferred Shares will rank pari passu with the Series A Preferred Shares offered hereby as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding up of the Company.

     The total value of the Merger transaction, including the Company's issuance of Common Shares and Preferred Shares in connection with consummation of the Merger and the Company's assumption and/or refinancing of approximately $919 million in existing indebtedness of Station and its subsidiaries, is approximately $1.75 billion.

     In connection with the transaction, the Company will also enter into a Right of First Refusal and Noncompetition Agreement with the Station Lessee. Under the agreement, the Company will grant the Station Lessee a right of first refusal as to any lease arrangement (a "master lease") for a casino/hotel property (defined as real estate on which hotel and casino or other gaming-related operations are conducted) in which the operators of the business conducted at the property prior to the date the property is owned or acquired by the Company will cease to operate such business. The Station Lessee will grant the Company a right of first refusal to invest, directly or indirectly, (i) in casino/hotel properties (including the opportunity to provide services related to real estate or to invest in a hotel property), real estate mortgages, real estate derivatives, or entities that invest primarily in or have a substantial portion of their assets in such types of real estate assets or (ii) any other casino/hotel-related investments that can be structured as REIT-suitable investments. In addition, without the prior written consent of the Management Entity, the Company, Crescent Operating, Inc. and their affiliates may not own, operate or otherwise engage in activities related to any casino/hotel properties other than casino/hotel properties operated and leased by the Station Lessee or an entity under its control, provided that the Company may own a casino/hotel property if a master lease arrangement already exists at the property, if casino/hotel activities conducted at the property are incidental to the primary business operations at the property or if the sellers or operators desire to enter into a master lease arrangement with the Company. Under the agreement, without the prior written consent of the Company, neither the Management Entity, the Secondary Management Entity, nor any of the affiliates of either, may own, operate or otherwise engage in any activities related to casino/hotel properties that are not operated and leased by the Station Lessee or an entity under its control.

     In connection with the Merger, the Company also has agreed to purchase up to $115 million of a new class of convertible preferred stock of Station prior to consummation of the Merger. The purchase will be made in increments, or in a single transaction upon call by Station subject to certain conditions, whether or not the Merger is consummated.

     Consummation of the Merger is subject to various conditions, including Station's receipt of the approval of two-thirds of the holders of both its common stock and its preferred stock, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1974, and the receipt by the Company and certain of its officers, trust managers and affiliates of the approvals required under applicable gaming laws. The Company anticipates that the Merger and the associated transactions will be consummated in the third quarter of 1998. Certain individuals who own in the aggregate approximately 41% of the outstanding capital stock of Station have agreed to vote in favor of the Merger. There can be no assurance that the Merger will be consummated on the terms described in this Prospectus Supplement or at all.

     The Company will be entitled to receive a break-up fee of $54 million if the Merger Agreement is terminated (i) by either the Company or the Board of Directors of Station if any required approval of the Merger by the holders of each class of capital stock of Station shall not have been obtained by reason of the failure to obtain the required vote of stockholders, (ii) by the Company if the Board of Directors of Station shall not recommend the Merger or shall recommend a superior proposal or (iii) by the Board of Directors of Station if it receives a superior proposal that the Company does not match or exceed.

COMPLETED INVESTMENTS

     The following briefly describes the Company's investments since September 30, 1997.

     U.S. Home Building. On October 15, 1997, the Company acquired the U.S. Home Building, a 21-story Class A office building located in the West Loop/Galleria suburban office submarket of Houston, Texas, for approximately $45 million. The U.S. Home Building is located approximately five miles west of downtown Houston and approximately 2.5 miles west of the Company's Greenway Plaza properties. Built in 1982, the building is located on approximately 1.9 acres and contains approximately 400,000 net rentable square feet. Major tenants of the U.S. Home Building include U.S. Home Corporation and Nextel Communications, Inc.

     Bank One Center. On October 22, 1997, the Company, together with affiliates of Trizec, acquired Bank One Center, a 60-story Class A office building located in the CBD submarket of Dallas, Texas, from two unaffiliated entities. The acquisition was made through a newly formed limited partnership in which the

Company and Trizec each own a 50% interest, for an aggregate purchase price of approximately $238 million. Of the approximately $238 million purchase price, approximately $83 million was funded through capital contributions of $41.5 million from each of the Company and Trizec, and the remaining approximately $155 million was funded through two loans provided to the newly formed partnership by The Travelers Insurance Company. Construction of the office property was completed in 1987. Situated on a 2.88-acre site, Bank One Center contains approximately 1.5 million net rentable square feet.

     Americold Corporation and URS Logistics, Inc. On October 31, 1997, the Company, through two newly formed subsidiaries, initially acquired a 40% interest in each of two partnerships, one of which owns Americold and one of which owns URS. Vornado acquired the remaining 60% interest in the partnerships. Americold and URS are the two largest suppliers of refrigerated warehouse space in the United States.

     One of the partnerships acquired all of the common stock of Americold through the merger of a subsidiary of Vornado into Americold, and the other partnership acquired all of the common stock of URS through the merger of a separate subsidiary of Vornado into URS. As a result of the acquisition, the Americold partnership and the URS partnership became the owners and operators of approximately 79 refrigerated warehouses, with an aggregate of approximately 368 million cubic feet, that are operated pursuant to arrangements with national food suppliers such as Tyson Foods, Kraft Foods, ConAgra and Pillsbury.

     The aggregate purchase price for the acquisition of Americold and URS was approximately $1.0 billion (including transaction costs associated with the acquisition), approximately $400 million of which represents the Company's portion of the purchase price. Of the approximately $1.0 billion aggregate purchase price, the purchase price for the acquisition of Americold was approximately $632 million (consisting of approximately $112 million in cash for the purchase of the equity, approximately $151 million in cash for the repayment of certain outstanding bonds issued by Americold, approximately $367 million in retention of debt and approximately $2 million in transaction costs), and the purchase price for the acquisition of URS was approximately $372 million (consisting of approximately $173 million in cash for the purchase of the equity, approximately $192 million in retention of debt and approximately $7 million in transaction costs).

     On December 30, 1997 and effective October 31, 1997, in order to permit the Company to continue to satisfy certain REIT qualification requirements, the Company sold all of the voting common stock, representing a 5% economic interest, in each of the two subsidiaries to Crescent Operating, Inc. As a result, the Company currently owns a 38% interest in each of the Americold partnership and URS partnership, through its ownership of all of the nonvoting common stock, representing a 95% economic interest, in each of the two newly formed subsidiaries.

     The parties have not yet determined certain matters relating to the future ownership structure and operations of Americold and URS, including identification and division of the assets that will continue to be owned by one of the partnerships and those that may be owned by one or more other entities formed to conduct the business operations currently conducted by Americold and URS, and the nature and terms of any lease that may be entered into between the operating entity and the owner of the warehouses.

     Fountain Place. On November 7, 1997, the Company acquired Fountain Place, a 60-story Class A office building located in the CBD submarket of Dallas, Texas, approximately three blocks west of the Company's Trammell Crow Center Office Property, for approximately $114 million. Built in 1986 and designed by renowned architect I.M. Pei, the building, situated on approximately 1.8 acres, contains approximately 1.2 million net rentable square feet. Major tenants of Fountain Place include Hunt Consolidated, the United States Environmental Protection Agency, Jenkens & Gilchrist and Principal Financial Securities, Inc.

     Ventana Country Inn. On December 19, 1997, the Company acquired for approximately $30 million the Ventana Country Inn, a 62-room resort Hotel Property located in Big Sur, California. The Ventana Country Inn is situated on a 243-acre wooded site in the foothills of the Santa Lucia Mountains overlooking the Pacific Ocean. The purchase also includes an adjacent 72-acre parcel of undeveloped land offering the potential for single-family residential development. A subsidiary of Crescent Operating, Inc. will market and operate the

Ventana Country Inn jointly with the Company's Sonoma Mission Inn & Spa Hotel Property pursuant to a lease with the Company.

     Energy Centre. On December 22, 1997, the Company acquired Energy Centre, a 39-story Class A office building located in the CBD submarket of New Orleans, Louisiana. Built in 1984, the building, located on approximately 1.28 acres, contains approximately 762,000 net rentable square feet. Energy Centre was acquired for approximately $75 million. Major tenants of Energy Centre include Chaffe, McCall, Phillips, Toler & Sarpy, L.L.P., Legg Mason Wood Walker Incorporated and Montgomery, Barnett, Brown, Reed, Hammond & Mintz.

     Austin Centre. On January 23, 1998, the Company acquired Austin Centre, a mixed-use property including a Class A office building containing approximately 344,000 net rentable square feet and the four-star Omni Austin Hotel Property consisting of 314 rooms and 61 apartments, located on approximately 1.75 acres. The property is located in the CBD submarket of Austin, Texas, four blocks from the state capitol building and was acquired for approximately $96.4 million. Austin Centre was developed in 1986, and its major tenants include Investors Life Insurance of North America, HCD Austin Corporation and Texas Monthly, Inc. A subsidiary of Crescent Operating, Inc. will oversee the marketing and operations of the Omni Austin Hotel Property pursuant to a participating triple-net lease with the Company.

     Post Oak Central. On February 13, 1997 the Company acquired Post Oak Central, a three-building Class A office complex located in the West Loop/Galleria suburban office submarket of Houston, Texas. Built between 1974 and 1981 and designed by renowned architects Philip Johnson and John Burgee, the buildings are located on approximately 17.3 acres and contain approximately 1.3 million net rentable square feet. Major tenants of Post Oak Central include Apache Corporation and Stewart Information Services Corporation. Post Oak Central was acquired for approximately $155.3 million.

TRANSACTIONS WITH MERRILL LYNCH INTERNATIONAL

     On December 12, 1997, the Company entered into two transactions with Merrill Lynch International. In one transaction, the Company sold 5,375,000 Common Shares to Merrill Lynch International for approximately $204.9 million and received approximately $199.9 million in net proceeds. In the other transaction, the Company entered into the Swap Agreement with Merrill Lynch International relating to 5,375,000 Settlement Shares, pursuant to which Merrill Lynch International will sell, as directed by the Company on or before December 12, 1998, a sufficient number of Common Shares to achieve net sales proceeds equal to the market value of the Settlement Shares on December 12, 1997 (approximately $204.9 million), plus a forward accretion component, minus an adjustment for the Company's distribution rate. The precise number of Common Shares that will be required to be sold pursuant to the Swap Agreement will depend primarily on the market price of the Common Shares at the time of settlement. If such number of Common Shares is greater than the number of Settlement Shares as a result of a decrease in the market price of the Common Shares, the Company will deliver additional Common Shares to Merrill Lynch International. If such number of Common Shares is less than the number of Settlement Shares as a result of an increase in the market price of the Common Shares, Merrill Lynch International will deliver Common Shares or, at the option of the Company, cash to the Company.

FINANCING ACTIVITIES

     On December 19, 1997, the Company's Credit Facility was increased to $550 million. The Credit Facility is unsecured and expires in June 2000.

     On February 13, 1998, the Company increased the maximum borrowings available under its bridge loan with BankBoston, N.A. to $250 million. The increase in the maximum borrowings available and the additional borrowings thereunder were made in connection with the funding of the purchase price of Post Oak Central. The bridge loan is unsecured and expires in March 1998.

                                   PROPERTIES

                               OFFICE PROPERTIES

     The Office Properties are located primarily in Dallas/Fort Worth and Houston, Texas. The Company's office properties in Dallas/Fort Worth and Houston represent an aggregate of approximately 74% of its office portfolio based on total net rentable square feet (41%, and 33% for Dallas/Fort Worth and Houston, respectively) and, on a pro forma basis, after giving effect to the investments completed after January 1, 1997, as if they had occurred on January 1, 1997, would have accounted for approximately 76% of office property rental revenues (45% and 31%, respectively) for the year ended December 31, 1997.

     The following table sets forth certain information about the Office Properties as of December 31, 1997, after giving effect to the investments completed after December 31, 1997. Based on annualized base rental revenues from office leases in place as of December 31, 1997 and after giving effect to the investments completed after December 31, 1997, no single tenant would account for more than 4% of the Company's total annualized office property rental revenues for 1997.

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                  NET                 FULL-SERVICE
                                                               RENTABLE               RENTAL RATE
                                                     YEAR        AREA       PERCENT    PER LEASED
    STATE, CITY, PROPERTY          SUBMARKET       COMPLETED   (SQ. FT.)    LEASED     SQ. FT.(1)       SIGNIFICANT TENANTS(2)
-----------------------------  ------------------  ---------  -----------   -------   ------------   ----------------------------
TEXAS
 DALLAS
   Bank One Center(3)........  CBD                   1987       1,530,957      73%      $ 18.41      Bank One Texas, N.A.; Vial,
                                                                                                      Hamilton, Koch & Knox, LLP
   The Crescent Office
     Towers..................  Uptown/Turtle         1985       1,210,949      96         27.06                   --
                               Creek
   Fountain Place............  CBD                   1986       1,200,266      95         14.99      Hunt Consolidated
   Trammell Crow Center(4)...  CBD                   1984       1,128,331      87         23.28      Jones, Day, Reavis and Pogue
   Stemmons Place............  Stemmons Freeway      1983         634,381      92         13.73      Aetna Life Insurance Company
   Spectrum Center(6)........  Far North Dallas      1983         598,250      94         17.12      Federal Deposit Insurance
                                                                                                      Corp.; Frito-Lay, Inc.
   Waterside Commons.........  Las Colinas           1986         458,739      98         13.68      Sprint Communications
                                                                                                      Company L.P.
   Caltex House..............  Las Colinas           1982         445,993      94         23.75      Caltex Petroleum Corporation
   Reverchon Plaza...........  Uptown/Turtle         1985         374,165      99         16.73      BloomFCA!, Inc.; Pusker
                               Creek                                                                  Gibbon Chapin, Inc.
   The Aberdeen..............  Far North Dallas      1986         320,629     100         17.31      Tricon Restaurant Services
                                                                                                      Group, Inc.
   MacArthur Center I & II...  Las Colinas         1982/1986      294,069      99         17.35      Federal Home Loan Bank of
                                                                                                      Dallas
   Stanford Corporate
     Centre..................  Far North Dallas      1985         265,507     100         14.80      TENET Healthcare, Inc.
   The Amberton..............  Central Expressway    1982         255,052      79         10.78      Pacific Southwest Bank,
                                                                                                      F.S.B.
   Concourse Office Park.....  LBJ Freeway         1972-1986      244,879      88         12.31                   --
   12404 Park Central........  LBJ Freeway           1987         239,103      96         18.38      Perot Systems Corporation
   Palisades Central II......  Richardson/Plano      1985         237,731     100         15.68      United States Data
                                                                                                      Corporation; Northern
                                                                                                      Telecom, Inc.; Lyons
                                                                                                      Partnership, L.P.
   3333 Lee Parkway..........  Uptown/Turtle         1983         233,484      77(5)      18.77      PageMart Wireless, Inc.
                               Creek
   Liberty Plaza I & II......  Far North Dallas    1981/1986      218,813     100         12.84      Intecom, Inc.; Anthem Group
                                                                                                      Services Corporation
   The Addison...............  Far North Dallas      1981         215,016     100         15.09      Comp USA, Inc.
   The Meridian..............  LBJ Freeway           1984         213,915      96         14.54      OpenConnect Systems
                                                                                                      Incorporated
   Palisades Central I.......  Richardson/Plano      1980         180,503     100         13.64      ITEX Corporation
   Walnut Green..............  Central Expressway    1986         158,669      96         13.21      Cinemark USA, Inc.
   Greenway II...............  Richardson/Plano      1985         154,329     100         19.38      Northern Telecom, Inc.
   Addison Tower.............  Far North Dallas      1987         145,886      99         13.27                   --
   5050 Quorum...............  Far North Dallas      1981         133,594      97         14.23                   --
   Cedar Springs Plaza.......  Uptown/Turtle         1982         110,923      91         15.08      Larkin, Meeder & Scheiwdel,
                               Creek                                                                  Inc.
   Greenway IA...............  Richardson/Plano      1983          94,784     100         14.31      Northern Telecom, Inc.
   Valley Centre.............  Las Colinas           1985          74,861      98         13.22                   --
   Greenway I................  Richardson/Plano      1983          51,920     100         14.31      Northern Telecom, Inc.
   One Preston Park..........  Far North Dallas      1980          40,525      87         13.55                   --
                                                              -----------    ----       -------
     Subtotal/Weighted
       Average...............                                  11,466,223      92%      $ 17.92
                                                              -----------    ----       -------

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                  NET                 FULL-SERVICE
                                                               RENTABLE               RENTAL RATE
                                                     YEAR        AREA       PERCENT    PER LEASED
    STATE, CITY, PROPERTY          SUBMARKET       COMPLETED   (SQ. FT.)    LEASED     SQ. FT.(1)       SIGNIFICANT TENANTS(2)
-----------------------------  ------------------  ---------  -----------   -------   ------------   ----------------------------
 FORT WORTH
   Continental Plaza.........  CBD                   1982         954,895      53%(5)   $ 16.34      Burlington Northern Santa Fe
                                                              -----------    ----       -------
                                                                                                     Railroad
 HOUSTON
   Greenway Plaza Office
     Portfolio(7)............  Richmond-Buffalo    1969-1982    4,286,277      85%      $ 14.64      The Coastal Corporation
                                Speedway
   Houston Center(8).........  CBD                 1974-1983    2,764,418      92         17.61                   --
   Post Oak Central(8)(9)....  West Loop/Galleria  1974-1981    1,277,598      94         13.54      Apache Corporation
   The Woodlands Office
     Properties(10)..........  The Woodlands       1980-1996      812,227      99         14.37                   --
   Three Westlake Park(11)...  Katy Freeway          1983         414,251     100         13.46      Amoco Production Company
   U.S. Home Building........  West Loop/Galleria    1982         399,777      81         16.37                   --
                                                              -----------    ----       -------
     Subtotal/Weighted
       Average...............                                   9,954,548      90%      $ 15.32
                                                              -----------    ----       -------
 AUSTIN
   Frost Bank Plaza..........  CBD                   1984         433,024      75%      $ 17.82                   --
   301 Congress Avenue(12)...  CBD                   1986         418,338      96         22.86      IBM Corporation; Lumberman's
                                                                                                      Investment Corporation
   Bank One Tower............  CBD                   1974         389,503      95         16.76      Texas Workers' Compensation
                                                                                                      Insurance Fund
   Austin Centre(9)..........  CBD                   1986         343,665      84(5)      17.99      Investors Life Insurance
                                                                                                     Company of North America
   The Avallon...............  Northwest           1993/1997      232,301(13)  79(5)      17.10      BMC Software, Inc.
   Barton Oaks Plaza One.....  Southwest             1986          99,792      95         19.56      Iguana Entertainment, Inc.
                                                              -----------    ----       -------
       Subtotal/Weighted
        Average..............                                   1,916,623      87%      $ 18.84
                                                              -----------    ----       -------
COLORADO
 DENVER
   MCI Tower.................  CBD                   1982         550,807      98%      $ 17.74      Atlantic Richfield Company
   Ptarmigan Place...........  Cherry Creek          1984         418,565      82(5)      15.52      Janus Capital Corporation
   Regency Plaza One.........  DTC                   1985         309,862      87         20.24      Nextel Communications
   AT&T Building.............  CBD                   1982         184,581      97         14.89      AT&T Corp.
   The Citadel...............  Cherry Creek          1987         130,652      98         18.80                   --
   55 Madison................  Cherry Creek          1982         137,176      77         16.43                   --
   44 Cook...................  Cherry Creek          1984         124,174      93         17.45      Allmerica Financial
                                                              -----------    ----       -------
       Subtotal/Weighted
        Average..............                                   1,855,817      91%      $ 17.36
                                                              -----------    ----       -------
 COLORADO SPRINGS
   Briargate Office and
     Research Center.........  Colorado Springs      1988         252,857     100%      $ 15.55      The Principal Mutual Life
                                                              -----------    ----       -------       Insurance Company
LOUISIANA
 NEW ORLEANS
   Energy Centre.............  CBD                   1984         761,500      78%      $ 14.54                   --
   1615 Poydras..............  CBD                   1984         508,741      75(5)      15.09      FM Service Company
                                                              -----------    ----       -------
       Subtotal/Weighted
        Average..............                                   1,270,241      77%      $ 14.76
                                                              -----------    ----       -------
FLORIDA
 MIAMI
   Miami Center..............  CBD                   1983         782,686      79%      $ 22.31                   --
                                                              -----------    ----       -------

ARIZONA
 PHOENIX
   Two Renaissance Square....  Downtown/CBD          1990         476,373      89%      $ 23.09      Lewis & Roca
   6225 North 24th Street....  Camelback Corridor    1981          86,451      67         21.00      Employee Solutions, Inc.
                                                              -----------    ----       -------
       Subtotal/Weighted
        Average..............                                     562,824      85%      $ 22.84
                                                              -----------    ----       -------
NEBRASKA
 OMAHA
   Central Park Plaza........  CBD                   1982         409,850     100%      $ 14.71      Acceptance Insurance
                                                              -----------    ----       -------       Company; First National
                                                                                                      Bank of Omaha
NEW MEXICO
 ALBUQUERQUE
   Albuquerque Plaza.........  CBD                   1990         366,236      83%(5)   $ 18.09      U.S. West Communications;
                                                              -----------    ----       -------       Rodey, Dickason, Sloan,
                                                                                                      Akin & Robb, P.A.

                                                                                        WEIGHTED
                                                                                        AVERAGE
                                                                  NET                 FULL-SERVICE
                                                               RENTABLE               RENTAL RATE
                                                     YEAR        AREA       PERCENT    PER LEASED
    STATE, CITY, PROPERTY          SUBMARKET       COMPLETED   (SQ. FT.)    LEASED     SQ. FT.(1)       SIGNIFICANT TENANTS(2)
-----------------------------  ------------------  ---------  -----------   -------   ------------   ----------------------------
CALIFORNIA
 SAN FRANCISCO
   160 Spear Street..........  South of              1984         276,420      83%(5)   $ 22.76      Providian National
                               Market/CBD
                                                              -----------    ----       -------      Bancorp; Sedwick
                                                                                                     James of California, Inc.
 SAN DIEGO
   Chancellor Park(14).......  UTC                   1988         195,733      85%      $ 20.11      Tri-Union Seafoods, L.L.C.
                                                              -----------    ----       -------
       TOTAL WEIGHTED
        AVERAGE..............                                  30,264,953      88%(5)   $ 17.10
                                                              ===========    ====       =======

---------------

 (1) Calculated based on base rent payable as of December 31, 1997, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursable from tenants.
 (2) Identifies tenants with leases that contributed 20% or more of total rental revenue paid at the Property as of December 31, 1997, on an annualized basis.
 (3) The Company has a 50% general partner interest in the partnership that owns Bank One Center.
 (4) The Company owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
 (5) Leases have been executed at certain Office Properties but had not commenced as of December 31, 1997. If such leases had commenced as of December 31, 1997, the percent leased for Office Properties would have been 92%. The total percent leased for such Properties would have been as follows: 3333 Lee Parkway -- 98%; Continental Plaza -- 100%; Austin
     Centre -- 98%; The Avallon -- 100%; Ptarmigan Place -- 99%; 1615
     Poydras -- 80%; Albuquerque Plaza -- 96% and 160 Spear Street -- 91%.
 (6) The Company owns the principal economic interest in Spectrum Center through an interest in Spectrum Mortgage Associates L.P., which owns both a mortgage note secured by Spectrum Center and the ground lessor's interest in the land underlying the office building.
 (7) Consists of 10 Office Properties.
 (8) Consists of three Office Properties.
 (9) Acquired subsequent to December 31, 1997.
(10) The Company has a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnership that owns the 12 Office Properties that comprise The Woodlands Office Properties.
(11) The Company owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by Three Westlake Park.
(12) The Company has a 1% general partner and a 49% limited partner interest in the partnership that owns 301 Congress Avenue.
(13) In August 1997, construction was completed on a 106,342 square foot office property. The entire building is leased to BMC Software, Inc., which is expected to occupy in stages over the next 19 months.
(14) The Company owns Chancellor Park through its ownership of a mortgage note secured by the building and through its direct and indirect interests in the partnership which owns the building.

     The following table provides information for the Office Properties by state, city and submarket as of December 31, 1997, after giving effect to the investments completed after December 31, 1997 as if they had been completed as of December 31, 1997.

                                                                                                                         WEIGHTED
                                                                                                                          AVERAGE
                                                                                  PERCENT       OFFICE       COMPANY      QUOTED
                                                                    PERCENT OF   LEASED AT     SUBMARKET    SHARE OF      MARKET
                                                         TOTAL        TOTAL       COMPANY       PERCENT      OFFICE     RENTAL RATE
                                         NUMBER OF      COMPANY      COMPANY       OFFICE       LEASED/     SUBMARKET   PER SQUARE
        STATE, CITY, SUBMARKET           PROPERTIES     NRA(1)        NRA(1)     PROPERTIES   OCCUPIED(2)   NRA(1)(2)   FOOT(2)(3)
---------------------------------------  ----------   -----------   ----------   ----------   -----------   ---------   -----------
CLASS A OFFICE PROPERTIES
TEXAS
 DALLAS
   CBD.................................       3         3,859,554       14%          84%           81%          21%       $ 20.37
   Uptown/Turtle Creek.................       4         1,929,521        6           94(7)         90           34          25.28
   Far North Dallas....................       7         1,897,695        6           98            92           30          24.12
   Las Colinas.........................       4         1,273,662        4           97            94           18          25.95
   Richardson/Plano....................       5           719,267        2          100            99           20          19.01
   Stemmons Freeway....................       1           634,381        2           92            84           31          17.95
   LBJ Freeway.........................       2           453,018        1           96            95            5          22.89
                                            ---       -----------      ---          ---           ---          ---        -------
     Subtotal/Weighted Average.........      26        10,767,098       35%          92%           89%          20%       $ 22.44
                                            ---       -----------      ---          ---           ---          ---        -------
 FORT WORTH
   CBD.................................       1           954,895        3%          53%(7)        84%          23%       $ 17.24
                                            ---       -----------      ---          ---           ---          ---        -------

                                                    WEIGHTED
                                                    AVERAGE
                                                    COMPANY
                                         COMPANY     FULL-
                                          QUOTED    SERVICE
                                          RENTAL     RENTAL
                                         RATE PER   RATE PER
                                          SQUARE     SQUARE
        STATE, CITY, SUBMARKET           FOOT(4)    FOOT(5)
---------------------------------------  --------   --------
CLASS A OFFICE PROPERTIES
TEXAS
 DALLAS
   CBD.................................  $ 23.18    $ 18.68
   Uptown/Turtle Creek.................    29.32      23.47
   Far North Dallas....................    23.23      15.59
   Las Colinas.........................    23.28      17.94
   Richardson/Plano....................    21.29      15.68
   Stemmons Freeway....................    18.75      13.73
   LBJ Freeway.........................    22.17      16.50
                                         -------    -------
     Subtotal/Weighted Average.........  $ 23.87    $ 18.28
                                         -------    -------
 FORT WORTH
   CBD.................................  $ 17.00    $ 16.34
                                         -------    -------


                                                                                                                         WEIGHTED
                                                                                                                          AVERAGE
                                                                                  PERCENT       OFFICE       COMPANY      QUOTED
                                                                    PERCENT OF   LEASED AT     SUBMARKET    SHARE OF      MARKET
                                                         TOTAL        TOTAL       COMPANY       PERCENT      OFFICE     RENTAL RATE
                                         NUMBER OF      COMPANY      COMPANY       OFFICE       LEASED/     SUBMARKET   PER SQUARE
        STATE, CITY, SUBMARKET           PROPERTIES     NRA(1)        NRA(1)     PROPERTIES   OCCUPIED(2)   NRA(1)(2)   FOOT(2)(3)
---------------------------------------  ----------   -----------   ----------   ----------   -----------   ---------   -----------
 HOUSTON
   CBD.................................       3         2,764,418        9%          92%           94%          11%       $ 17.82
   Richmond-Buffalo Speedway...........       4         1,994,274        7           96            98           51          18.01
   West Loop/Galleria(6)...............       4         1,677,375        6           91            94           13          19.44
   The Woodlands.......................       7           486,140        2          100           100          100          15.36
   Katy Freeway........................       1           414,251        1          100           100           15          17.69
                                            ---       -----------      ---          ---           ---          ---        -------
     Subtotal/Weighted Average.........      19         7,336,458       25%          94%           95%          16%       $ 18.07
                                            ---       -----------      ---          ---           ---          ---        -------
 AUSTIN
   CBD(6)..............................       4         1,584,530        5%          88%           93%          44%       $ 23.02
   Northwest...........................       1           232,301        1           79(7)         96           10          22.40
   Southwest...........................       1            99,792        0           95            94            6          24.87
                                            ---       -----------      ---          ---           ---          ---        -------
     Subtotal/Weighted Average.........       6         1,916,623        6%          87%           94%          25%       $ 23.04
                                            ---       -----------      ---          ---           ---          ---        -------
COLORADO
 DENVER
   Cherry Creek........................       4           810,567        3%          86%(7)        91%          38%       $ 19.42
   CBD.................................       2           735,388        2           98            94            7          18.63
   DTC.................................       1           309,862        1           87            90            7          23.21
                                            ---       -----------      ---          ---           ---          ---        -------
     Subtotal/Weighted Average.........       7         1,855,817        6%          91%           92%          11%       $ 19.74
                                            ---       -----------      ---          ---           ---          ---        -------
 COLORADO SPRINGS......................       1           252,857        1%         100%           96%           7%       $ 17.69(8)
                                            ---       -----------      ---          ---           ---          ---        -------
LOUISIANA
 NEW ORLEANS
   CBD.................................       2         1,270,241        4%          77%(7)        87%          14%       $ 15.82
                                            ---       -----------      ---          ---           ---          ---        -------
FLORIDA
 MIAMI
   CBD.................................       1           782,686        3%          79%           89%          23%       $ 27.39
                                            ---       -----------      ---          ---           ---          ---        -------
ARIZONA
 PHOENIX
   Downtown/CBD........................       1           476,373        2%          89%           90%          27%       $ 21.60
   Camelback Corridor..................       1            86,451        0           67            94            3          24.82
                                            ---       -----------      ---          ---           ---          ---        -------
     Subtotal/Weighted Average.........       2           562,824        2%          85%           93%          11%       $ 22.09
                                            ---       -----------      ---          ---           ---          ---        -------
NEBRASKA
 OMAHA
   CBD.................................       1           409,850        1%         100%           93%          32%       $ 18.13
                                            ---       -----------      ---          ---           ---          ---        -------
NEW MEXICO
 ALBUQUERQUE
   CBD.................................       1           366,236        1%          94%(7)        95%          63%       $ 18.50
                                            ---       -----------      ---          ---           ---          ---        -------
CALIFORNIA
 SAN FRANCISCO
   South of Market/CBD.................       1           276,420        1%          83%(7)        99%           3%       $ 33.28
                                            ---       -----------      ---          ---           ---          ---        -------
 SAN DIEGO
   UTC.................................       1           195,733        1%          86%           92%           7%       $ 25.20
                                            ---       -----------      ---          ---           ---          ---        -------
     CLASS A OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE.........................      69        26,947,738       89%          89%           92%          17%       $ 20.72
                                            ===       ===========      ===          ===           ===          ===        =======

                                                    WEIGHTED
                                                    AVERAGE
                                                    COMPANY
                                         COMPANY     FULL-
                                          QUOTED    SERVICE
                                          RENTAL     RENTAL
                                         RATE PER   RATE PER
                                          SQUARE     SQUARE
        STATE, CITY, SUBMARKET           FOOT(4)    FOOT(5)
---------------------------------------  --------   --------
 HOUSTON
   CBD.................................  $ 18.76    $ 17.61
   Richmond-Buffalo Speedway...........    19.00      15.43
   West Loop/Galleria(6)...............    19.88      14.14
   The Woodlands.......................    15.36      14.28
   Katy Freeway........................    18.55      13.46
                                         -------    -------
     Subtotal/Weighted Average.........  $ 18.84    $ 15.74
                                         -------    -------
 AUSTIN
   CBD(6)..............................  $ 23.36    $ 19.03
   Northwest...........................    21.00      17.10
   Southwest...........................    22.00      19.56
                                         -------    -------
     Subtotal/Weighted Average.........  $ 23.01    $ 18.84
                                         -------    -------
COLORADO
 DENVER
   Cherry Creek........................  $ 20.64    $ 16.59
   CBD.................................    18.50      17.00
   DTC.................................    25.00      20.24
                                         -------    -------
     Subtotal/Weighted Average.........  $ 20.52    $ 17.36
                                         -------    -------
 COLORADO SPRINGS......................  $ 17.50    $ 15.55
                                         -------    -------
LOUISIANA
 NEW ORLEANS
   CBD.................................  $ 16.70    $ 14.76
                                         -------    -------
FLORIDA
 MIAMI
   CBD.................................  $ 30.25    $ 22.31
                                         -------    -------
ARIZONA
 PHOENIX
   Downtown/CBD........................  $ 21.50    $ 23.09
   Camelback Corridor..................    21.97      21.00
                                         -------    -------
     Subtotal/Weighted Average.........  $ 21.57    $ 22.84
                                         -------    -------
NEBRASKA
 OMAHA
   CBD.................................  $ 18.50    $ 14.71
                                         -------    -------
NEW MEXICO
 ALBUQUERQUE
   CBD.................................  $ 18.00    $ 18.09
                                         -------    -------
CALIFORNIA
 SAN FRANCISCO
   South of Market/CBD.................  $ 34.00    $ 22.76
                                         -------    -------
 SAN DIEGO
   UTC.................................  $ 24.36    $ 20.11
                                         -------    -------
     CLASS A OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE.........................  $ 21.65    $ 17.50
                                         =======    =======


                                                                                                                         WEIGHTED
                                                                                                                          AVERAGE
                                                                                  PERCENT       OFFICE       COMPANY      QUOTED
                                                                    PERCENT OF   LEASED AT     SUBMARKET    SHARE OF      MARKET
                                                         TOTAL        TOTAL       COMPANY       PERCENT      OFFICE     RENTAL RATE
                                         NUMBER OF      COMPANY      COMPANY       OFFICE       LEASED/     SUBMARKET   PER SQUARE
        STATE, CITY, SUBMARKET           PROPERTIES     NRA(1)        NRA(1)     PROPERTIES   OCCUPIED(2)   NRA(1)(2)   FOOT(2)(3)
---------------------------------------  ----------   -----------   ----------   ----------   -----------   ---------   -----------
CLASS B OFFICE PROPERTIES
TEXAS
 DALLAS
   Central Expressway..................       2           413,721        1%          86%           89%          11%       $ 15.28
   LBJ Freeway.........................       1           244,879        1           88            93            2          16.94
   Far North Dallas....................       1            40,525        0           87            90            1          17.60
                                            ---       -----------      ---          ---           ---          ---        -------
     Subtotal/Weighted Average.........       4           699,125        2%          87%           91%           3%       $ 16.00
                                            ---       -----------      ---          ---           ---          ---        -------
 HOUSTON
   Richmond-Buffalo Speedway...........       6         2,292,003        8%          76%           74%          54%       $ 16.52
   The Woodlands.......................       5           326,087        1           97            97          100          14.46
                                            ---       -----------      ---          ---           ---          ---        -------
     Subtotal/Weighted Average.........      11         2,618,090        9%          78%           75%          58%       $ 16.27
                                            ---       -----------      ---          ---           ---          ---        -------
     CLASS B OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE.........................      15         3,317,215       11%          80%           88%          12%       $ 16.21
                                            ===       ===========      ===          ===           ===          ===        =======
     CLASS A AND CLASS B OFFICE
       PROPERTIES TOTAL/WEIGHTED
       AVERAGE.........................      84        30,264,953      100%          88%(7)        91%          16%       $ 20.22
                                            ===       ===========      ===          ===           ===          ===        =======

                                                    WEIGHTED
                                                    AVERAGE
                                                    COMPANY
                                         COMPANY     FULL-
                                          QUOTED    SERVICE
                                          RENTAL     RENTAL
                                         RATE PER   RATE PER
                                          SQUARE     SQUARE
        STATE, CITY, SUBMARKET           FOOT(4)    FOOT(5)
---------------------------------------  --------   --------
CLASS B OFFICE PROPERTIES
TEXAS
 DALLAS
   Central Expressway..................  $ 17.73    $ 11.85
   LBJ Freeway.........................    17.50      12.31
   Far North Dallas....................    17.00      13.55
                                         -------    -------
     Subtotal/Weighted Average.........  $ 17.61    $ 12.12
                                         -------    -------
 HOUSTON
   Richmond-Buffalo Speedway...........  $ 17.00    $ 13.77
   The Woodlands.......................    14.46      14.50
                                         -------    -------
     Subtotal/Weighted Average.........  $ 16.69    $ 13.88
                                         -------    -------
     CLASS B OFFICE PROPERTIES
       SUBTOTAL/WEIGHTED
       AVERAGE.........................  $ 16.88    $ 13.48
                                         =======    =======
     CLASS A AND CLASS B OFFICE
       PROPERTIES TOTAL/WEIGHTED
       AVERAGE.........................  $ 21.13    $ 17.10
                                         =======    =======

---------------

(1) NRA means net rentable area in square feet.
(2) Market information is for Class A office space under the caption "Class A Office Properties" and market information is for Class B office space under the caption "Class B Office Properties." Sources are Jamison Research, Inc. (for the Dallas CBD, Uptown/Turtle Creek, Far North Dallas, Las Colinas, Richardson/Plano, Stemmons Freeway, LBJ Freeway and Central Expressway; Fort Worth CBD and the New Orleans CBD submarkets), Baca Landata, Inc. (for the Houston Richmond-Buffalo Speedway, CBD and West Loop/Galleria submarkets), The Woodlands Corporation (for the Houston The Woodlands submarket), Cushman & Wakefield of Texas, Inc. (for the Houston Katy Freeway submarket), CB Commercial (for the Austin CBD, Northwest and Southwest submarkets), Cushman & Wakefield of Colorado, Inc. (for the Denver Cherry Creek, CBD and DTC submarkets), Turner Commercial Research (for the Colorado Springs market), Grubb and Ellis Company (for the Phoenix-Downtown/CBD and Camelback Corridor and San Francisco South of Market/CBD submarkets), Pacific Realty Group, Inc. (for the Omaha CBD submarket), Building Interests, Inc. (for the Albuquerque CBD submarket), Real Data Information Systems, Inc. (for the Miami CBD submarket) and John Burnham & Co. (for the San Diego UTC submarket).
(3) Represents full-service rental rates. These rates do not necessarily represent the amounts at which available space at the Office Properties will be leased. The weighted average subtotals and total are based on total net rentable square feet of Company Office Properties in the submarket.
(4) For Office Properties, represents weighted average rental rates per square foot quoted by the Company as of December 31, 1997, based on total net rentable square feet of Company Office Properties in the submarket, adjusted, if necessary, based on management estimates, to equivalent full-service quoted rental rates to facilitate comparison to weighted average Class A or Class B, as the case may be, quoted submarket rental rates per square foot. For Office Properties acquired subsequent to December 31, 1997, represents weighted average full-service quoted market rental rates per square foot. These rates do not necessarily represent the amounts at which available space at the Company Office Properties will be leased.
(5) Calculated based on base rent payable for Company Office Properties and Properties acquired subsequent to December 31, 1997 in the submarket as of December 31, 1997, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by tenants, divided by total net rentable square feet of Company Office Properties in the submarket.
(6) Includes three properties acquired in the Houston West Loop/Galleria submarket and one property acquired in the Austin CBD submarket subsequent to December 31, 1997.
(7) Leases have been executed at certain Properties in these submarkets but had not commenced as of December 31, 1997. If such leases had commenced as of December 31, 1997, the percent leased for all Office Properties in the Company's submarkets would have been 92%. The total percent leased at the Company's Office Properties would have been as follows: Dallas Uptown/Turtle Creek -- 98%; Fort Worth CBD -- 100%; Austin CBD -- 92%; Austin
    Northwest -- 100%; Denver Cherry Creek -- 94%; New Orleans CBD -- 79%; Albuquerque CBD -- 96%; and San Francisco South of Market/CBD -- 91%.
(8) Represents weighted average quoted triple-net rental rates per square foot, adjusted based on management estimates, to equivalent full-service quoted rental rates.

LEASE EXPIRATIONS OF OFFICE PROPERTIES

     The following table sets forth a schedule of lease expirations for leases in place at the Office Properties owned as of December 31, 1997(1), for each of the 10 years beginning with 1998, assuming that none of the tenants exercises renewal options and excluding an aggregate 3,960,556 square feet of unleased space.

                                                                                                PERCENTAGE       ANNUAL
                                                                                                 OF TOTAL     FULL-SERVICE
                                             NET RENTABLE                                         ANNUAL        RENT PER
                                                 AREA         PERCENTAGE OF        ANNUAL      FULL-SERVICE      SQUARE
                               NUMBER OF      REPRESENTED       LEASED NET      FULL-SERVICE       RENT       FOOT OF NET
                              TENANTS WITH    BY EXPIRING     RENTABLE AREA      RENT UNDER    REPRESENTED      RENTABLE
       YEAR OF LEASE            EXPIRING        LEASES        REPRESENTED BY      EXPIRING     BY EXPIRING        AREA
         EXPIRATION              LEASES      (SQUARE FEET)   EXPIRING LEASES     LEASES(2)        LEASES      EXPIRING(2)
       -------------          ------------   -------------   ----------------   ------------   ------------   ------------
1998........................      405          2,428,639            9.2%        $38,618,805         8.0%         $15.90
1999........................      417          3,460,313           13.2          58,821,258        12.2           17.00
2000........................      370          3,304,189           12.6          60,090,554        12.5           18.19
2001........................      284          3,664,850           13.9          62,862,853        12.9           17.15
2002........................      275          3,264,901           12.4          60,972,293        12.6           18.68
2003........................       72          1,416,369            5.4          23,770,191         4.9           16.78
2004........................       70          2,561,029            9.7          49,035,329        10.2           19.15
2005........................       43          1,838,884            7.0          35,564,229         7.4           19.34
2006........................       20            521,177            2.0          10,096,070         2.1           19.37
2007........................       20          1,123,076            4.3          19,197,510         4.0           17.09
2008 and thereafter.........       27          2,720,970           10.3          63,611,272        13.2           23.38

---------------

(1) Includes four Office Properties acquired subsequent to December 31, 1997.
(2) Calculated based on base rent payable as of the expiration date of the lease for net rentable square feet expiring, without giving effect to free rent or scheduled rent increases that would be taken into account under generally accepted accounting principles and including adjustments for expenses payable by or reimbursable from tenants based on current levels.

                      HISTORICAL RECURRING OFFICE PROPERTY
           CAPITAL EXPENDITURES, TENANT IMPROVEMENT AND LEASING COSTS

     The following table sets forth annual and per square foot recurring capital expenditures (excluding those expenditures which are recoverable from tenants) and tenant improvement and leasing costs for the years ended December 31, 1996 and 1997, attributable to signed leases, all of which have commenced or will commence during the next twelve months (i.e., the renewal or replacement tenant began to pay rent) for the Office Properties consolidated in the Company's financial statements during each of the periods presented. Tenant improvement and leasing costs for signed leases during a particular period do not equal the cash paid for tenant improvement and leasing costs during such period, due to the timing of payments.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
CAPITAL EXPENDITURES:
  Capital Expenditures (in thousands).......................  $   1,214    $    3,310
  Per square foot...........................................  $     .13    $      .15
TENANT IMPROVEMENT COSTS AND TENANT LEASING COSTS(1):
  Replacement Tenant Square Feet............................    390,945       584,116
  Renewal Tenant Square Feet................................    248,603     1,001,653
  Tenant Improvement Costs (in thousands)...................  $   6,263    $   10,958
  Per square foot leased....................................  $    9.79    $     6.91
  Tenant Leasing Costs (in thousands).......................  $   2,877    $    6,601
  Per square foot leased....................................  $    4.50    $     4.16
  Total (in thousands)......................................  $   9,410    $   17,559
  Total per square foot.....................................  $   14.29    $    11.07
  Average lease term........................................  5.3 years     6.4 years
  Total per square foot per year............................  $    2.38    $     1.73

---------------

(1) Excludes leasing activity for leases that have less than a one-year term (i.e., storage and temporary space).

     Capital expenditures may fluctuate in any given period subject to the nature, extent and timing of improvements required to be made in the Company's Property portfolio. The Company maintains an active preventive maintenance program in order to minimize required capital improvements. In addition, capital improvement costs are recoverable from tenants in many instances.

     Tenant improvement and leasing costs also may fluctuate in any given year depending upon factors such as the property, the term of the lease, the type of lease (renewal or replacement tenant), the involvement of external leasing agents and overall competitive market conditions. Management believes that future recurring tenant improvements and leasing costs for the Company's existing Office Property portfolio will approximate on average for "renewal tenants" $6.00 to $8.00 per square foot or, $1.20 to $1.60 per square foot per year based on an average five-year lease term, and for "replacement tenants" $12.00 to $14.00 per square foot, or $2.40 to $2.80 per square foot per year based on an average five-year lease term.

OFFICE PROPERTY MARKET INFORMATION

     The following graph provides information regarding vacancy levels and weighted average quoted market rental rates at year end for each of the years from 1992 through 1997 for Class A office properties in all submarkets in which the Company has invested.

                                 CLASS A OFFICE
                         VACANCY AND QUOTED MARKET RENT
                           FOR ALL COMPANY SUBMARKETS

                                    [CHART]
---------------

(1) Weighted average based on total net rentable square feet of Class A office properties in all Company submarkets.

Source: Compiled from third-party sources.

     The demographic conditions, economic conditions and trends (population growth and employment growth) favoring the markets in which the Company has invested are projected to continue to be substantially at or above the national average, as illustrated in the following graph.

                   PROJECTED POPULATION AND EMPLOYMENT GROWTH
                                   1997-2007
                                  (% INCREASE)

             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                    POPULATION              EMPLOYMENT
UNITED STATES                                                    8.6                    12.6
DALLAS-FORT WORTH, TX                                           17.8                    16.9
HOUSTON, TX                                                     11.2                    12.4
AUSTIN, TX                                                      29.7                    28.7
DENVER, CO                                                      16.6                    16.2
MIAMI, FL                                                       12.2                    13.8
PHOENIX, AZ                                                     23.2                    23.4
NEW ORLEANS, LA                                                  4.4                    10.0
OMAHA, NE                                                       11.1                    14.5
ALBUQUERQUE, NM                                                 17.2                    19.3
SAN FRANCISCO, CA                                               14.6                    14.6
COLORADO SPRINGS, CO                                            17.7                    19.3
SAN DIEGO, CA                                                   18.5                    18.4

[X] Represents projected population growth from year-end 1997 through year-end 2007.
[ ] Represents projected employment growth from year-end 1997 through year-end 2007.
---------------
Source: Cognetics, Inc.

                        BEHAVIORAL HEALTHCARE FACILITIES

     On June 17, 1997, the Company acquired substantially all of the real estate assets of the domestic hospital provider business of Magellan Health Services, Inc., as previously owned and operated by a wholly owned subsidiary of Magellan Health Services, Inc. The transaction involved various components, the principal component of which was the acquisition of the 90 Behavioral Healthcare Facilities (and two additional behavioral healthcare facilities which subsequently were sold) for approximately $387.2 million. The Behavioral Healthcare Facilities, which are located in 27 states, are leased to CBHS and its subsidiaries under a triple-net lease. CBHS is a Delaware limited liability company, formed to operate the Behavioral Healthcare Facilities, owned 50% by a subsidiary of Magellan Health Services, Inc. and 50% by Crescent Operating, Inc. The lease requires the payment of annual minimum rent in the amount of approximately $41.7 million for the period ending June 16, 1998, increasing in each subsequent year during the 12-year term at a 5% compounded annual rate. All maintenance and capital improvement costs are the responsibility of CBHS during the term of the lease. In addition, the obligation of CBHS, pursuant to a franchise agreement, to pay an approximately $78.3 million franchise fee to Magellan Health Services, Inc. and one of its subsidiaries, as franchisor, is subordinated to the obligation of CBHS to pay annual minimum rent to the Company. The franchisor does not have the right to terminate the franchise agreement due to any nonpayment of the franchise fee as a result of the subordination of the franchise fee to the annual minimum rent. The lease is designed to provide the Company with a secure, above-average return on its investment as a result of the priority of annual minimum rent to the franchise fee and the initial amount and annual escalation in the lease payments.

                                HOTEL PROPERTIES

     The following table sets forth certain information about the Hotel Properties, including investments in Hotel Properties completed after December 31, 1997, for the years ended December 31, 1997 and 1996. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts that measure their performance based on available guest nights.

                                                                         AVERAGE         AVERAGE       REVENUE PER
                                                                        OCCUPANCY         DAILY         AVAILABLE
                                                                          RATE            RATE            ROOM
                                                                      -------------   -------------   -------------
                                                                       YEAR ENDED      YEAR ENDED      YEAR ENDED
                                                   YEAR               DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                COMPLETED/            -------------   -------------   -------------
     HOTEL PROPERTY(1)          LOCATION        RENOVATED     ROOMS   1997    1996    1997    1996    1997    1996
     -----------------          --------      --------------  -----   -----   -----   -----   -----   -----   -----
FULL-SERVICE/LUXURY HOTELS
Denver Marriott City Center  Denver, CO         1982/1994      613     80%     79%    $117    $108    $ 94    $ 85
Four Seasons Hotel-Houston   Houston, TX           1982        399     67      65      161     142     108      93
Hyatt Regency Albuquerque    Albuquerque, NM       1990        395     74      77       98      93      73      71
Omni Austin Hotel(2)         Austin, TX            1986        314     78      76      103     102      81      77
Hyatt Regency Beaver Creek   Avon, CO              1989        295     66      67      229     207     151     139
Sonoma Mission Inn & Spa     Sonoma, CA       1927/1987/1997   198(3)  87      92      210     181     183     166
Ventana Country Inn          Big Sur, CA      1975/1982/1988    62     84      83      337     312     282     258
                                                              -----    --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                                2,276(3)  75%    75%    $149    $136    $112    $102
                                                              =====    ==      ==     ====    ====    ====    ====
DESTINATION HEALTH AND FITNESS RESORTS
Canyon Ranch-Tucson          Tucson, AZ            1980        250(4)  81%(5)  80%(5) $503(6) $479(6) $387(7) $366(7)
Canyon Ranch-Lenox           Lenox, MA             1989        202(4) 80 (5)   81(5)   445(6)  407(6)  347(7)  320(7)
                                                              -----    --      --     ----    ----    ----    ----
        TOTAL/WEIGHTED AVERAGE                                 452     81%     81%    $477    $446    $370    $345
                                                              =====    ==      ==     ====    ====    ====    ====

---------------

(1) Because of the Company's status as a REIT for federal income tax purposes, it does not operate the Hotel Properties and has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. pursuant to long-term leases.

(2) Acquired subsequent to December 31, 1997.

(3) Includes, for the period from July 1, 1997 through December 31, 1997, 30 additional rooms completed in July 1997.

(4) Represents available guest nights, which is the maximum number of guests that the resort can accommodate per night.

(5) Represents the number of paying and complimentary guests for the period, divided by the maximum number of available guest nights for the period.

(6) Represents the average daily "all-inclusive" guest package charges for the period, divided by the average daily number of paying guests for the period.

(7) Represents the total "all-inclusive" guest package charges for the period, divided by the maximum number of available guest nights for the period.

     The following table sets forth average occupancy rate, average daily rate ("ADR"), and revenue per available room ("REVPAR") for the Hotel Properties by full-service/luxury hotels and destination health and fitness resorts for each of the years ended December 31, 1992 through 1997. The information for the Hotel Properties is based on available rooms, except for Canyon Ranch-Tucson and Canyon Ranch-Lenox, which are destination health and fitness resorts, that measure performance based on available guest nights and calculate average occupancy rate, ADR and REVPAR as described in the footnotes to the preceding table.

                                                          YEAR ENDED DECEMBER 31,
                                                --------------------------------------------
                                                1992    1993    1994    1995    1996    1997
                                                ----    ----    ----    ----    ----    ----
Full-Service/Luxury Hotels
  Average Occupancy Rate......................    68%     71%     71%     74%     75%     75%
  ADR.........................................  $109    $112    $119    $125    $136    $149
  REVPAR......................................  $ 73    $ 80    $ 85    $ 92    $102    $112
Destination Health and Fitness Resorts
  Average Occupancy Rate......................    71%     78%     78%     77%     81%     81%
  ADR.........................................  $380    $393    $418    $437    $446    $477
  REVPAR......................................  $254    $290    $312    $321    $345    $370

                                  HOTEL LEASES

     Because of the Company's status as a REIT for federal income tax purposes, it does not operate the Hotel Properties directly. The Company has leased the Hotel Properties to subsidiaries of Crescent Operating, Inc. (collectively, the "Hotel Lessees") pursuant to nine separate leases. Under the leases, each having a term of 10 years, the Hotel Lessees have assumed the rights and obligations of the property owner under the respective management agreement with the hotel operators, as well as the obligation to pay all property taxes and other charges against the property. As part of each of the lease agreements for eight of the Hotel Properties, the Company has agreed to fund all capital expenditures relating to furniture, fixtures and equipment reserves required under the applicable management agreements. The only exception is Canyon Ranch-Tucson, in which the hotel lessee owns all furniture, fixtures and equipment associated with the property and will fund all related capital expenditures. Each of the leases provides for the payment by the lessee of the Hotel Property of (i) base rent, with periodic rent increases, (ii) percentage rent based on a percentage of gross room revenues above a specified amount, and (iii) a percentage of gross food and beverage revenues above a specified amount.

                       RESIDENTIAL DEVELOPMENT PROPERTIES

     The Company owns economic interests in five Residential Development Corporations through the Residential Development Property Mortgages relating to and the non-voting common stock in these Residential Development Corporations. The Residential Development Corporations in turn, through joint ventures or partnership arrangements, own interests in the 12 Residential Development Properties. The Residential Development Corporations are responsible for the continued development and the day-to-day operations of the Residential Development Properties. The Residential Development Properties include the following properties: The Highlands, The Reserve at Frisco, One Beaver Creek, Market Square, Villas at Beaver Creek, Villa Montane Townhouses and Villa Montane Club, which are located in Colorado; The Woodlands, Mira Vista, Falcon Point and Spring Lakes, which are located in Texas; and Desert Mountain, which is located in Arizona.

                               RETAIL PROPERTIES

     The Company owns seven Retail Properties, which in the aggregate contain approximately 771,000 net rentable square feet. Four of the Retail Properties, The Woodlands Retail Properties, with an aggregate of approximately 356,000 net rentable square feet, are located in The Woodlands, a master-planned development located 27 miles north of downtown Houston, Texas. The Company has a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnership that owns The Woodlands Retail

Properties. Two of the Retail Properties, Las Colinas Plaza, with approximately 135,000 net rentable square feet, and The Crescent Atrium, with approximately 89,000 net rentable square feet, are located in submarkets of Dallas, Texas. The remaining Retail Property, The Park Shops at Houston Center, with an aggregate of approximately 191,000 net rentable square feet, is located in the CBD submarket of Houston, Texas. As of December 31, 1997, the Retail Properties were 95% leased.

                    DESCRIPTION OF SERIES A PREFERRED SHARES

     This description of the particular terms of the Series A Preferred Shares offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Preferred Shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Board of Trust Managers of the Company is authorized to issue up to 100,000,000 Preferred Shares, in one or more series, with such designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the distribution rights, distribution rate or rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Board of Trust Managers of the Company may determine, without any further vote or action by the shareholders.

     The Series A Preferred Shares are being issued pursuant to a Statement of Designation that sets forth the terms of a series of Preferred Shares consisting of up to 9,200,000 shares, designated 6 3/4% Series A Convertible Cumulative Preferred Shares. When issued, the Series A Preferred Shares will be validly issued, duly paid and nonaccessible.

     The following summary of the terms and provisions of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust of the Company and the Statement of Designation designating the Series A Preferred Shares, each of which is available from the Company.

     The registrar, transfer agent and distributions disbursing agent for the Series A Preferred Shares will be BankBoston, N.A. (the "Transfer Agent").

     Application has been made to list the Series A Preferred Shares on the NYSE under the symbol "CEIPrA". The issued and outstanding Common Shares of the Company are listed on the NYSE under the symbol "CEI," and application also has been made to list the Common Shares issuable upon conversion of the Series A Preferred Shares on the NYSE.

RANKING

     The Series A Preferred Shares will rank senior to the Common Shares as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding up of the Company. Assuming completion of the Pending Investment, the new class of Preferred Shares issued in exchange for the shares of $3.50 Convertible Preferred Stock of Station will rank pari passu with the Series A Preferred Shares as to rights to receive distributions and to participate in distributions or payments upon any liquidation, dissolution or winding up of the Company.

DISTRIBUTIONS

     Holders of the Series A Preferred Shares shall be entitled to receive, when and as authorized by the Board of Trust Managers, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of 6 3/4% of the liquidation preference per annum (equivalent to $1.6875 per annum per Series A Preferred Share). Distributions on the Series A Preferred Shares offered hereby shall accrue and be cumulative from the date of original issue and shall be payable quarterly in arrears on the fifteenth day of

February, May, August and November of each year or, if not a business day, the next succeeding business day (each, a "Distribution Payment Date"). The first distribution on the Series A Preferred Shares offered hereby, which will be paid on May 15, 1998, will be for less than a full quarter. Such distribution and any distribution payable on the Series A Preferred Shares for any other partial distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be such date designated by the Board of Trust Managers of the Company for the payment of distributions that is not more than 30 nor less than 10 days prior to such Distribution Payment Date (each, a "Distribution Payment Record Date").

     No distributions on the Series A Preferred Shares shall be authorized by the Board of Trust Managers of the Company or be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, distributions on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized. Accrued but unpaid distributions on the Series A Preferred Shares will not bear interest and holders of the Series A Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above.

     The Company intends to contribute or otherwise transfer the net proceeds of the sale of the Series A Preferred Shares to the Operating Partnership in exchange for 6 3/4% Series A Preferred Units in the Operating Partnership, the economic terms of which will be substantially identical to those of the Series A Preferred Shares. The Operating Partnership will be required to make all required distributions on the Series A Preferred Units (which will mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidation preference amount on the Series A Preferred Shares) prior to any distribution of cash or assets to the holders of the Units or to the holders of any other interests in the Operating Partnership, except for any other series of preferred units ranking on a parity with the Series A Preferred Units as to distributions or liquidation rights, and except for distributions required to enable the Company to maintain its qualification as a REIT.

     Any distribution payment made on the Series A Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to such shares which remains payable.

     If, for any taxable year, the Company elects to designate as "capital gain distributions" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code") any portion (the "Capital Gains Amount") of the distributions paid or made available for the year to the holders of all classes of shares (the "Total Distributions"), then the portion of the Capital Gains Amount that will be allocable to the holders of Series A Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total distributions (within the meaning of the Code) paid or made available to the holders of the Series A Preferred Shares for the year and the denominator of which shall be the Total Distributions.

     For further information regarding the rights of the holders of the Series A Preferred Shares to receive distributions, see "Description of Preferred
Shares -- Dividends" in the accompanying Prospectus.

LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series A Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Company's Board of Trust Managers in the amount of a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid distributions to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Shares or any other capital shares of beneficial interest that rank junior to the Series A Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company. The Series A Preferred Shares will rank senior to the Common Shares as to priority for receiving liquidating distributions.

     For further information regarding the rights of the holders of the Series A Preferred Shares upon the liquidation, dissolution or winding up of the Company, see "Description of Preferred Shares -- Liquidation Preference" in the accompanying Prospectus.

REDEMPTION

     The Series A Preferred Shares are not redeemable prior to February 18, 2003, except under the circumstances described below. On and after February 18, 2003, the Series A Preferred Shares may be redeemed at the option of the Company, in whole or in part, from time to time, at a redemption price of $25.00 per share, plus all distributions accrued and unpaid on the Series A Preferred Shares up to the date of such redemption, upon giving notice as provided below.

     If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the shares to be redeemed will be determined pro rata or by lot or in such other manner as prescribed by the Board of Trust Managers of the Company. In the event that such redemption is to be by lot, if as a result of such redemption any holder of Series A Preferred Shares would own or be deemed by virtue of certain attribution provisions of the Code, to own in excess of 9.9% of the issued and outstanding Series A Preferred Shares because such holder's Series A Preferred Shares were not redeemed, or were only redeemed in part, then, except in certain instances, the Company will redeem the requisite number of Series A Preferred Shares of such shareholder such that such shareholder will not own or be deemed by virtue of certain attribution provisions of the Code, to own in excess of 9.9% of the Series A Preferred Shares issued and outstanding subsequent to such redemption.

     Notice of redemption will be mailed, not less than 30 nor more than 60 days prior to the date fixed for redemption, to each holder of record of Series A Preferred Shares to be redeemed, notifying such holder of the Company's election to redeem such shares, stating at least the date fixed for redemption thereof (the "Series A Preferred Shares Redemption Date"), the redemption price, the number of shares to be redeemed (and, if fewer than all the Series A Preferred Shares are to be redeemed, the number of shares to be redeemed from such holder) and the place(s) where the certificates representing the Series A Preferred Shares are to be surrendered for payment.

     On or after the Series A Preferred Shares Redemption Date, each holder of Series A Preferred Shares to be redeemed must present and surrender the certificates representing the Series A Preferred Shares to the Company at the place designated in such notice and thereupon the redemption price of such shares will be paid to or on the order of the person whose name appears on such certificates as the owner thereof and each surrendered certificate will be canceled. In the event that fewer than all the Series A Preferred Shares are to be redeemed, a new certificate will be issued representing the unredeemed shares. From and after the Series A Preferred Shares Redemption Date (unless the Company defaults in payment of the redemption price), all distributions on the Series A Preferred Shares designated for redemption in such notice will cease to accrue and all rights of the holders thereof, except the right to receive the redemption price thereof (including all accrued and unpaid distributions up to the Series A Preferred Shares Redemption Date), will cease and terminate and such shares will not thereafter be transferred (except with the consent of the Company) on the Company's books, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company, prior to the Series A Preferred Shares Redemption Date, may irrevocably deposit the redemption price (including accrued and unpaid distributions) of the Series A Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case such notice to holders of the Series A Preferred Shares to be redeemed will (i) state the date of such deposit, (ii) specify the office of such bank or trust company as the place of payment of the redemption price and (iii) call upon such holders to surrender the certificates representing such Series A Preferred Shares at such place on or about the date fixed in such redemption notice (which may not be later than the Series A Preferred Shares Redemption Date) against payment of the redemption price (including all accrued and unpaid distributions up to the Series A Preferred Shares Redemption Date). Any moneys so deposited which remain unclaimed by the holders of the Series A Preferred Shares at the end of two years after the Series A Preferred Shares Redemption Date will be returned by such bank or trust company to the Company.

     Notwithstanding the foregoing, unless full cumulative distributions on all outstanding Series A Preferred Shares have been paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then-current distribution period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares and, unless full cumulative distributions on all outstanding Series A Preferred Shares have been paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then-current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Series A Preferred Shares as to distribution rights and liquidation preference).

     Notwithstanding any other provision relating to redemption of the Series A Preferred Shares, the Company may redeem Series A Preferred Shares at any time, whether or not prior to February 18, 2003, if the Board of Trust Managers determines that such redemption (i) is necessary or advisable to preserve the Company's status as a REIT or (ii) is reasonable or appropriate in order to comply with any laws, rules or regulations of any gaming authority.

     The Series A Preferred Shares have no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions. See also "Description of Preferred Shares -- Redemption" in the accompanying Prospectus.

VOTING RIGHTS

     If distributions on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not such quarterly periods are consecutive, holders of Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote, at a special meeting called by the holders of record of at least 10% of any series of Preferred Shares as to which distributions are so in arrears or at the next annual meeting of shareholders, for the election of two additional trust managers to serve on the Board of Trust Managers of the Company until all distribution arrearages have been paid. In addition, certain changes that would be materially adverse to the rights of holders of the Series A Preferred Shares cannot be made without the affirmative vote of two-thirds of the Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable).

     In any matter in which the Series A Preferred Shares are entitled to vote (as expressly provided in the Company's Declaration of Trust, Statement of Designation or as may be required by law), including any action by written consent, each Series A Preferred Share shall be entitled to one vote.

     For further information regarding the voting rights of the holders of the Series A Preferred Shares, see "Description of Preferred Shares -- Voting Rights" in the accompanying Prospectus.

CONVERSION RIGHTS

     Subject to the restrictions on transfer and ownership described below in "-- Ownership Limits and Restrictions on Transfer" and in "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus, Series A Preferred Shares will be convertible at any time, at the option of the holders thereof, into Common Shares at a conversion price of $40.86 per Common Share (equivalent to a conversion rate of .6119 Common Shares per Series A Preferred Share), subject to adjustment as described below ("Conversion Price"). The right to convert Series A Preferred Shares called for redemption will terminate at the close of business on the applicable Series A Preferred Shares Redemption Date.

     Conversion of Series A Preferred Shares, or a specified portion thereof, may be effected by delivering certificates representing the Series A Preferred Shares to be converted together with written notice of conversion and a proper assignment of such certificates to the office of the Transfer Agent. Currently, such office is the principal corporate trust office of the Transfer Agent, BankBoston, N.A., c/o Boston EquiServe, L.P., attn: Corporate Reorganization, 150 Royall Street, Canton, Massachusetts 02021, or by hand to STARS, 55 Broadway, 3rd Floor, New York, New York 10006.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates were surrendered and notice was received by the Company (and if applicable, payment of any amount equal to the distribution payable on such Series A Preferred Shares surrendered for conversion shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

     Holders of Series A Preferred Shares at the close of business on a Distribution Payment Record Date will be entitled to receive the distribution payable on such shares on the corresponding Distribution Payment Date notwithstanding the conversion of such shares following such Distribution Payment Record Date and prior to such Distribution Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any Distribution Payment Record Date and the opening of business on the corresponding Distribution Payment Date (except those shares converted after the issuance of a notice of redemption with respect to a Series A Preferred Shares Redemption Date occurring during such period or coinciding with such Distribution Payment Date, which will be entitled to such distribution) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Distribution Payment Date. A holder of Series A Preferred Shares on a Distribution Payment Record Date who (or whose transferee) tenders any such shares for conversion into Common Shares on such Distribution Payment Date will receive the distribution payable by the Company on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of certificates for conversion. Except as provided above, the Company will make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the Common Shares that are issued upon such conversion.

     Fractional Common Shares are not to be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Shares on the trading day immediately prior to the conversion date. For a further discussion of the Common Shares to be received upon conversion of Series A Preferred Shares, see "Description of Common Shares" in the accompanying Prospectus.

CONVERSION PRICE ADJUSTMENTS

     The Conversion Price is subject to adjustment upon certain events, including (i) the payment of distributions payable in Common Shares on any class of shares of beneficial interest of the Company, (ii) the issuance to all holders of Common Shares of certain rights, options or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the fair market value per share of Common Shares, (iii) subdivisions, combinations and reclassifications of Common Shares, and (iv) distributions to all holders of Common Shares or shares of beneficial interest of the Company (other than Common Shares) or of evidences of indebtedness of the Company or assets (excluding those rights, options, warrants and distributions referred to above and dividends and distributions paid in cash out of equity, including revaluation equity, applicable to Common Shares less stated capital attributable to Common Shares). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Shares.

     In case the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Shares or sale of all or substantially all of the Company's assets), in each case as a result of which Common Shares will be converted into the right to receive shares of beneficial interest, securities or other property (including cash or any combination thereof), each Series A Preferred Share, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Common Shares or fraction thereof into which one Series A Preferred Share was convertible immediately prior to such transaction (assuming such holder of Common Shares failed to exercise any rights of election and received for each Common Share the kind and amount of shares, stock, securities and other property (including cash) receivable for each Common Share by a plurality of non-electing Common Shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price is required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

OWNERSHIP LIMITS AND RESTRICTIONS ON TRANSFER

     In order to maintain the Company's qualification as a REIT for federal income tax purposes, ownership by any person of the Company's outstanding shares of beneficial interest is restricted in the Company's Declaration of Trust. For further information regarding restrictions on ownership and transfer of the Series A Preferred Shares, see "Description of Preferred Shares -- Restrictions on Ownership" in the accompanying Prospectus. The Company's Declaration of Trust also provides certain restrictions on the ownership and transfer of the shares of beneficial interest of the Company which will apply to conversions of the Series A Preferred Shares, as well as the ownership and transfer of Series A Preferred Shares. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus.

                                 DEBT STRUCTURE

     The Company has an aggregate of approximately $1.7 billion of outstanding debt at December 31, 1997. Included in this amount is $541.9 million which was outstanding under the Credit Facility and other unsecured short-term financing arrangements, $40.0 million of which the Company intends to maintain outstanding. On a pro forma basis, assuming completion of the Offering and the application of the net proceeds therefrom and the Pending Investment, the Company's total market capitalization (based on the closing stock price on February 12, 1998 of $34.625 per Common Share, after the full conversion of all Units and including total indebtedness and minority interests in joint ventures) will be approximately $8.1 billion, and the Company's debt will represent approximately 36% of its total market capitalization.

     The Company intends to maintain a conservative capital structure with total debt currently targeted at approximately 40% of total market capitalization. The Company, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its innovative investment strategy and maximize the returns to its shareholders. It is the Company's policy that any indebtedness will be incurred by the Operating Partnership and its subsidiaries, and that Crescent Equities will not incur indebtedness other than short-term trade debt, employee compensation, distribution payable or similar indebtedness that will be paid in the ordinary course of business.

     The existing indebtedness of the Company as of December 31, 1997, is set forth in the table below:

                                                                                                             BALANCE
                                                                  INTEREST RATE AT                         OUTSTANDING
                                                    MAXIMUM         DECEMBER 31,       EXPIRATION        AT DECEMBER 31,
                  DESCRIPTION                      BORROWINGS           1997              DATE                1997
                  -----------                      ----------     ----------------     ----------      -------------------
SECURED FIXED RATE DEBT:
  LaSalle Note I(1)............................  $  239,000,000         7.83%          August 2027       $  239,000,000
  LaSalle Note II(2)...........................     161,000,000         7.79%          March 2028           161,000,000
  CIGNA Note(3)................................      63,500,000         7.47%         December 2002          63,500,000
  Northwestern Life Note(4)....................      26,000,000         7.66%         January 2004           26,000,000
  Metropolitan Life Note I(5)(6)...............      12,109,000         8.88%        September 2001          12,109,000
  Nomura Funding VI Note(6)(7).................       8,691,000        10.07%           July 2020             8,691,000
  Metropolitan Life Note II(8).................      45,000,000         6.93%         January 2003           45,000,000
  Rigney Promissory Note(9)....................         800,000         8.50%         November 2012             800,000
                                                 --------------        -----                             --------------
          Subtotal/Weighted Average............  $  556,100,000         7.75%                            $  556,100,000
                                                 --------------        -----                             --------------
SECURED VARIABLE RATE DEBT:
  LaSalle Note III(6)(10)......................  $  115,000,000         8.07%           July 1999        $  115,000,000
  Chase Manhattan Note(11).....................      97,123,000         7.69%        September 2001          97,123,000
                                                 --------------        -----                             --------------
          Subtotal/Weighted Average............  $  212,123,000         7.90%                            $  212,123,000
                                                 --------------        -----                             --------------
UNSECURED FIXED RATE DEBT:
  Notes due 2002(12)...........................  $  150,000,000         6.63%        September 2002      $  150,000,000
  Notes due 2007(12)...........................     250,000,000         7.13%        September 2007         250,000,000
                                                 --------------        -----                             --------------
          Subtotal/Weighted Average............  $  400,000,000         6.94%                            $  400,000,000
                                                 --------------        -----                             --------------
UNSECURED VARIABLE RATE DEBT:
  Line of Credit(13)...........................  $  550,000,000         7.14%           June 2000        $  350,000,000
  BankBoston Bridge Loan(14)...................     150,000,000(15)     7.14%          March 1998            91,900,000
  BankBoston Note II(14).......................     100,000,000         7.14%          August 1998          100,000,000
                                                 --------------        -----                             --------------
          Subtotal/Weighted Average............  $  800,000,000         7.14%                            $  541,900,000
                                                 --------------        -----                             --------------
          TOTAL/WEIGHTED AVERAGE...............  $1,968,223,000         7.38%                            $1,710,123,000
                                                 ==============        =====                             ==============

---------------

 (1) The note provides for the payment of interest only through August 2002, followed by principal amortization based on a 25-year amortization schedule through maturity. In August 2007, the interest rate increases, and the Company is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Company's intention to repay the note in full at such time (August 2007) by making a final payment of approximately $220 million. The LaSalle Note I is secured by the Properties owned by Funding I. See "Structure of the Company."
 (2) The note provides for the payment of interest only through March 2003, followed by principal amortization based on a 25-year amortization schedule through maturity. In March 2006, the interest rate increases, and the Company is required to remit, in addition to the monthly debt service payment, excess property cash flow, as defined, to be applied first against principal until the note is paid in full and thereafter, against accrued excess interest, as defined. It is the Company's intention to repay the note in full at such time (March 2006) by making a final payment of approximately $154 million. The LaSalle Note II is secured by the Properties owned by Funding II. See "Structure of the Company."
 (3) The note requires payments of interest only during its term. The CIGNA Note is secured by MCI Tower and Denver Marriott City Center.
 (4) The note requires payments of interest only during its term. The Northwestern Life Note is secured by 301 Congress Avenue.
 (5) The note requires monthly payments of principal and interest and is secured by five of The Woodlands Office Properties.
 (6) The note was assumed in connection with an acquisition and was not subsequently retired by the Company because of prepayment penalties.
 (7) Under the terms of the note, principal and interest are payable based on a 25-year amortization schedule. In July 1998, the Company may defease the note by purchasing Treasury obligations to pay the note without penalty. The Nomura Funding VI Note is secured by Canyon Ranch-Lenox, the Property owned by Funding VI. See "Structure of the Company." In July 2010, the interest rate due under the note will change to a 10-year Treasury yield plus 500 basis points or, if the Company so elects, it may repay the note without penalty.
 (8) The note requires payments of principal and interest based on a 25-year amortization schedule through maturity, at which time the outstanding principal balance is due and payable. The Metropolitan Life Note II is secured by Energy Centre.
 (9) The note requires quarterly payments of principal and interest based on a 15-year amortization schedule through maturity, at which time the outstanding principal balance is due and payable. The Rigney Promissory
     Note is secured by a parcel of land owned by the Company and located across from an Office Property.
(10) The note bears interest at the rate for 30-day LIBOR plus a weighted average rate of 2.135% (subject to a rate cap of 10%), and requires payments of interest only during its term. The LaSalle Note III is secured by the Properties owned by Funding III, IV and V. See "Structure of the Company."
(11) The note bears interest at the rate for 30-day LIBOR plus 1.75 basis points and requires payment of interest only during its term. The Chase Manhattan
     Note is secured by Fountain Place.
(12) The notes are unsecured and require payments of interest only during their terms. The interest rate on the notes is subject to temporary increase by 50 basis points in the event that a registered offer to exchange the notes for notes of the Company with terms identical in all material respects to the notes is not consummated or a shelf registration statement with respect to the resale of the notes is not declared effective by the Commission on or before the 180th day following September 22, 1997. The interest rate on the notes also is subject to temporary or permanent increase by 37.5 basis points in the event that, within the period from September 22, 1997 to September 22, 1998, such notes are not assigned, an investment grade rating (as defined in the notes) by specified rating agencies. These adjustments may apply simultaneously.
(13) The Credit Facility is unsecured with an interest rate of the Eurodollar rate plus 120 basis points.
(14) The note is unsecured with an interest rate of the Eurodollar rate plus 120 basis points. The note requires payments of interest only during its term.
(15) The maximum borrowings under the BankBoston Bridge Loan were increased to $250 million subsequent to December 31, 1997. See "Recent
     Developments -- Financing Activities."

                                USE OF PROCEEDS

     The Company intends to use the net proceeds of the Offering, estimated at $191.3 million after estimated expenses payable by the Company, to repay approximately $191.3 million of the amounts outstanding under the Credit Facility. Of the amounts to be repaid under the Credit Facility, approximately $55.3 million was used to fund the purchase price of Post Oak Central, approximately $96.9 million was used to fund the purchase price of Austin Centre and the Omni Austin Hotel and the remaining approximately $39.1 million was used to fund a portion of the Refrigerated Warehouse Investment.

     If the Underwriters' over-allotment option is exercised, the additional net proceeds (which are estimated to be $28.8 million if the over-allotment option is exercised in full) will be used to reduce further amounts outstanding under the Credit Facility. The amounts to be repaid were used to fund a portion of the Refrigerated Warehouse Investment.

     The Credit Facility, which is unsecured and expires in June 2000, bears interest at the Eurodollar rate plus 120 basis points.

                 PRICE RANGE OF COMMON SHARES AND DISTRIBUTIONS

     The Common Shares have been traded on the New York Stock Exchange ("NYSE") under the symbol "CEI" since the completion of the Initial Offering in May 1994. For each calendar quarter indicated, the following table reflects the high and low sales prices for the Common Shares and the distributions declared by the Company with respect to each such quarter. All information provided in the table below has been adjusted to reflect the two-for-one stock split effected in the form of a 100% share dividend paid by the Company on March 26, 1997 to shareholders of record on March 20, 1997.

                                                                 PRICE
                                                         ----------------------
                                                           HIGH          LOW         DISTRIBUTIONS
                                                           ----          ---         -------------
1995
First Quarter..........................................    $14 5/8       $12 1/2         $ .25
Second Quarter.........................................    $16           $13 15/16       $ .25
Third Quarter..........................................    $16 3/16      $14 7/8         $.275
Fourth Quarter.........................................    $17 15/16     $15 1/8         $.275
1996
First Quarter..........................................    $17 7/16      $16 1/16        $.275
Second Quarter.........................................    $19 1/16      $16 11/16       $.275
Third Quarter..........................................    $21 3/16      $17 1/2         $.305
Fourth Quarter.........................................    $26 5/8       $20 5/16        $.305
1997
First Quarter..........................................    $31 3/8       $25 1/8         $.305
Second Quarter.........................................    $32           $25 1/8         $.305(1)
Third Quarter..........................................    $40 1/8       $30             $ .38
Fourth Quarter.........................................    $40 7/8       $30             $ .38
1998
First Quarter through February 12......................    $40 3/8       $34               (2)

---------------

(1) In addition to the regular quarterly distribution, the Company made a one-time distribution of shares of Crescent Operating, Inc., which was distributed to the shareholders of the Company and the partners of the Operating Partnership, on a pro rata basis, in a spin-off effective June 12, 1997.

(2) The record date for the distribution for the first quarter of 1998 has not yet been determined. The record date for the distribution for the first quarter of 1998 will follow the closing of the Offering.

     The last reported sale price of the Common Shares on the NYSE on February 12, 1998, was $34.625. As of December 31, 1997, there were approximately 419 holders of record of the Common Shares.

     The Company's current quarterly distribution is $.38 per Common Share, an indicated annualized distribution of $1.52 per Common Share.

     The actual results of operations of the Company and the amounts actually available for distribution will be affected by a number of factors, including revenues received from the Properties and any additional properties acquired in the future, the operating and interest expenses of the Company, the ability of tenants to meet their rent obligations, general leasing activity in the markets in which the Office Properties are located, consumer preferences relating to the Hotel Properties, the general condition of the United States economy, federal, state and local taxes payable by the Company, capital expenditure requirements and the adequacy of reserves. In addition, the Credit Facility limits distributions to the partners of the Operating Partnership for any four successive quarters to an amount that will not exceed 90% of funds from operations for such period and 100% of funds available for distribution for such period.

     Future distributions by the Company will be at the discretion of the Board of Trust Managers. The Board of Trust Managers has indicated that it will review the adequacy of the Company's distribution rate on a quarterly basis.

     Under the Code, REITs are subject to numerous organizational and operational requirements, including the requirement to distribute at least 95% of taxable income. Pursuant to this requirement, the Company was required to distribute $103.9 million, $41.8 million and $40.8 million for 1997, 1996 and 1995, respectively. Actual distributions by the Company were $140.8 million, $73.4 million and $52.8 million for 1997, 1996 and 1995, respectively.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to a shareholder as ordinary dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a nontaxable reduction of the shareholder's basis in such shareholder's Common Shares, to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the shareholder's basis in its Common Shares will have the effect of deferring taxation until the sale of the shareholder's shares. The Company has determined that, for federal income tax purposes, none of the quarterly distributions made for 1994, 10% of the quarterly distributions made in 1995, 38% of quarterly distributions made in 1996, and 25.7% of quarterly distributions made in 1997, represented a return of capital to shareholders. Given the dynamic nature of the Company's acquisition strategy and the extent to which any future acquisitions would alter this calculation, no assurances can be given regarding what portion, if any, of distributions for 1997 or subsequent years will constitute a return of capital for federal income tax purposes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on a historical basis and (ii) on a pro forma basis after giving effect to the Offering and the application of the net proceeds therefrom, as described in "Use of Proceeds," the investments completed after September 30, 1997, the Pending Investment and related investment financing. Such information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

                                                              AS OF SEPTEMBER 30, 1997
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                              ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
Indebtedness
  Credit Facility, Short-Term Indebtedness and other
     Indebtedness (Unsecured)...............................  $  751,500(1) $1,197,000
  Mortgage Indebtedness.....................................     625,404       767,504
  Long-Term Indebtedness (Unsecured)........................     400,000       940,000
Minority interests
  Operating Partnership.....................................     110,648       110,648
  Interests in Joint Venture................................      28,396        28,396
Shareholders' equity
  Common Shares, $0.01 par value, 250,000,000 shares
     authorized, 102,442,050 historical and 134,430,907 pro
     forma shares issued and outstanding....................       1,024         1,343
  Preferred Shares, $0.01 par value, 100,000,000 shares
     authorized:
     6 3/4% Series A Convertible Cumulative Preferred Shares
      of beneficial interest, liquidation preference $25 per
      share, 8,000,000 shares issued and outstanding........          --       191,250
     $3.50 Series B Convertible Preferred Shares of
      beneficial interest, liquidation preference $50 per
      share, 2,070,000 shares issued and outstanding, upon
      consummation of Merger................................          --       103,500
  Paid-in capital...........................................   1,666,978     2,823,825
  Deferred compensation restricted shares...................        (283)         (283)
  Retained deficit..........................................     (59,864)      (59,864)
                                                              ----------    ----------
          Total capitalization..............................  $3,523,803    $6,103,319
                                                              ==========    ==========

---------------

(1) Credit Facility, Short-Term Indebtedness and other Indebtedness (Unsecured) decreased to $541,900 as of December 31, 1997 as a result of the net $209,600 of the proceeds received from the October 1997 Offering and the Merrill Offering and borrowings obtained in connection with the acquisition of Bank One Center, the Refrigerated Warehouse Investment, Fountain Place, Ventana Country Inn, Energy Centre and for working capital.

                            SELECTED FINANCIAL DATA

     The following table sets forth certain financial information for the Company on a consolidated pro forma and historical basis and for the Rainwater Property Group (the Company's predecessor) on a combined historical basis, which consists of the combined financial statements of the entities that contributed Properties in exchange for Units or Common Shares in connection with the formation of the Company. Such information should be read in conjunction with the financial statements and notes thereto incorporated by reference into the accompanying Prospectus.

     The pro forma information for the year ended December 31, 1996 assumes completion, in each case as of January 1, 1996 in determining operating and other data, of (i) the October 1996 Offering and the additional public offering of 450,000 Common Shares that closed on October 9, 1996 and the use of the net proceeds therefrom to repay approximately $168 million of indebtedness and to fund approximately $289 million of Property acquisitions in the fourth quarter of 1996 and the first quarter of 1997, (ii) the April 1997 Offering and the additional public offering of 500,000 Common Shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997,
(iii) the UBS Offering and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness incurred under the Credit Facility,
(iv) the Note Offering and the use of the net proceeds therefrom to fund approximately $337.6 million of the purchase price of two Properties and to repay approximately $57.2 million of indebtedness incurred under the Credit Facility and other short-term indebtedness, (v) the October 1997 Offering and the use of the net proceeds therefrom to fund approximately $45 million of the purchase price of one Property and to repay approximately $325.1 million of short-term indebtedness and indebtedness incurred under the Credit Facility,
(vi) the Merrill Offering and the use of the net proceeds therefrom to repay approximately $199.9 million of indebtedness under the Credit Facility, (vii) this Offering and the use of the net proceeds therefrom to repay approximately $191.3 million of indebtedness under the Credit Facility, (viii) Property acquisitions, other investment and related financing and share issuances during 1996, 1997 and 1998, and (ix) the Pending Investment and related financing, including approximately $1.05 billion for refinancing and/or assumption of indebtedness and associated refinancing and transaction costs in connection with the Merger.

     The pro forma information for the nine months ended September 30, 1997 assumes completion, in each case as of January 1, 1997 in determining operating and other data, and, in each case as of September 30, 1997 in determining balance sheet data, of (i) the April 1997 Offering and the additional public offering of 500,000 Common Shares that closed on May 14, 1997 and the use of the net proceeds therefrom to fund approximately $593.5 million of Property acquisitions and other investments in the second quarter of 1997, (ii) the UBS Offering and the use of the net proceeds therefrom to repay approximately $145 million of indebtedness incurred under the Credit Facility and other short-term indebtedness, (iii) the Note Offering and the use of the net proceeds therefrom to fund approximately $337.6 million of the purchase price of two Properties and to repay approximately $57.2 million of indebtedness incurred under the Credit Facility and other short-term indebtedness, (iv) the October 1997 Offering and the use of the net proceeds therefrom to fund approximately $45 million of the purchase price of one Property and to repay approximately $325.1 million of short-term indebtedness and indebtedness incurred under the Credit Facility, (v) the Merrill Offering and the use of the net proceeds therefrom to repay approximately $199.9 million of indebtedness under the Credit Facility, (vi) this Offering and the use of the net proceeds therefrom to repay approximately $191.3 million of indebtedness under the Credit Facility, (vii) Property acquisitions, other investments and related financing, and share issuances during 1997 and 1998, and (viii) the Pending Investment and related financing, including approximately $1.05 billion for refinancing and/or assumption of indebtedness and associated refinancing and transaction costs in connection with the Merger.

                     CRESCENT REAL ESTATE EQUITIES COMPANY

            CONSOLIDATED PRO FORMA AND HISTORICAL FINANCIAL DATA AND
          RAINWATER PROPERTY GROUP COMBINED HISTORICAL FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                          COMPANY
                                  ----------------------------------------------------------------------------------------

                                                                                PRO FORMA
                                       NINE MONTHS ENDED SEPTEMBER 30,          YEAR ENDED      YEAR ENDED     YEAR ENDED
                                  ------------------------------------------   DECEMBER 31,    DECEMBER 31,   DECEMBER 31,
                                      1997            1997          1996           1996            1996           1995
                                  ------------    ------------   -----------   ------------    ------------   ------------
                                   PRO FORMA         ACTUAL        ACTUAL
                                  (UNAUDITED)     (UNAUDITED)    (UNAUDITED)   (UNAUDITED)
OPERATING DATA:
Revenue --
 Rental property................  $    561,380    $    289,752   $   133,855   $    717,212    $   202,003    $   123,489
 Interest and other income......        20,299          13,508         3,572         22,142          6,858          6,471
 Residential developments(1)....            --              --            --             --             --             --
Operating expenses --
 Rental property operating(2)...       156,939         104,573        47,996        202,005         73,813         45,949
 Corporate general and
   administrative...............         9,855           9,855         3,498         10,000          4,674          3,812
 Residential developments(1)....            --              --            --             --             --             --
Interest expense................       158,310          54,687        30,861        211,780         42,926         18,781
Depreciation and amortization...       132,996          50,840        29,339        175,207         40,535         28,060
Amortization of deferred
 financing costs................         2,696           2,157         2,065          3,531          2,812          2,500
Writedown of investment
 property.......................            --              --            --             --             --             --
                                  ------------    ------------   -----------   ------------    -----------    -----------
Operating income (loss).........       120,883          81,148        23,668        136,831         44,101         30,858
Reorganization costs............            --              --            --             --             --             --
Equity in net income of
 unconsolidated
 subsidiaries(1)................        14,248           3,118         3,067         14,020          3,850          5,500
                                  ------------    ------------   -----------   ------------    -----------    -----------
Income (loss) before minority
 interests and extraordinary
 item...........................  $    135,131    $     84,266   $    26,735   $    150,851    $    47,951    $    36,358
                                  ============    ============   ===========   ============    ===========    ===========
Preferred distributions.........  $     15,559    $         --   $        --   $     20,745    $        --    $        --
Net income available for Common
 Shares.........................  $    106,677    $     72,248   $    19,571   $    114,656    $    37,135    $    27,395
Net Income per Common Share.....  $        .79    $        .83   $       .42   $        .85    $       .70    $       .66
BALANCE SHEET DATA (AT PERIOD
 END):
Real estate, before accumulated
 depreciation...................  $  5,374,759    $  3,113,743   $ 1,238,417             --    $ 1,732,626    $ 1,006,706
Total assets....................                                                         --      1,730,922        964,171
Mortgages and other secured
 notes
 payable........................       767,504         625,404       491,983             --        627,808        424,528
Credit Facility and other
 unsecured obligations(3).......     2,137,000       1,151,500       172,500             --         40,000         20,000
Total liabilities...............     2,967,734       1,865,134       694,781             --        716,270        476,234
Minority interest in Operating
 Partnership....................       110,648         110,648        95,604             --        120,227         71,925
Shareholders' equity............     3,059,771       1,607,855       388,292             --        865,160        406,531
OTHER DATA:
Funds from Operations before
 minority interests(4)..........  $    272,493    $    134,615   $    55,741   $    335,575    $    87,616    $    64,475
Cash distribution declared per
 Share(5).......................            --    $        .99   $       .86             --    $      1.16    $      1.05
Weighted average Common Shares
 outstanding and issuable upon
 exchange of Units..............   147,124,058     100,592,573    58,116,124    147,124,058     64,684,842     54,182,006
Cash flow provided by (used in):
 Operating activities...........            --(6) $    134,888   $    49,550             --(6) $    77,384    $    65,011
 Investing activities...........            --(6)   (1,865,395)     (221,450)            --(6)    (513,038)      (421,406)
 Financing activities...........            --(6)    1,751,997       169,336             --(6)     444,315        343,079
Number of Properties (at period
 end):
 Office Properties..............            84              76            37             84             53             30
 Hotel Properties...............             9               7             4              9              6              3
 Behavioral Healthcare
   Facilities...................            90              91             0             90              0              0
 Retail Properties..............             7               7             2              7              6              2
 Residential Development
   Properties...................            12              12             9             12              9              9
 Refrigerated Warehouse.........            79              --            --             79             --             --

                                      COMPANY           RAINWATER PROPERTY GROUP
                                  ---------------   ---------------------------------
                                                     FOR THE
                                                      PERIOD
                                      FOR THE          FROM
                                    PERIOD FROM     JANUARY 1,        YEAR ENDED
                                    MAY 5, 1994      1994 TO         DECEMBER 31,
                                  TO DECEMBER 31,     MAY 4,     --------------------
                                       1994            1994        1993       1992
                                  ---------------   ----------   --------   ---------

OPERATING DATA:
Revenue --
 Rental property................    $    49,075      $ 18,550    $ 48,232   $  41,946
 Interest and other income......          1,268            42         605         425
 Residential developments(1)....             --         2,593       8,331       7,215
Operating expenses --
 Rental property operating(2)...         18,993         8,696      21,230      20,104
 Corporate general and
   administrative...............          1,815            --          --          --
 Residential developments(1)....             --         1,428       4,077       5,714
Interest expense................          3,493         4,867      29,226      36,245
Depreciation and amortization...         14,255         7,793      18,081      18,190
Amortization of deferred
 financing costs................            923            --          --          --
Writedown of investment
 property.......................             --            --      37,578       5,945
                                    -----------      --------    --------   ---------
Operating income (loss).........         10,864        (1,599)    (53,024)    (36,612)
Reorganization costs............          1,900            --          --          --
Equity in net income of
 unconsolidated
 subsidiaries(1)................          3,631            --          --          --
                                    -----------      --------    --------   ---------
Income (loss) before minority
 interests and extraordinary
 item...........................    $    12,595      $ (1,599)   $(53,024)  $ (36,612)
                                    ===========      ========    ========   =========
Preferred distributions.........    $        --      $     --    $     --   $      --
Net income available for Common
 Shares.........................    $     8,300      $     --    $     --   $      --
Net Income per Common Share.....    $       .26            --          --          --
BALANCE SHEET DATA (AT PERIOD
 END):
Real estate, before accumulated
 depreciation...................    $   557,675            --    $358,400   $ 336,923
Total assets....................        538,354            --     290,869     296,291
Mortgages and other secured
 notes
 payable........................             --            --     278,060     548,517
Credit Facility and other
 unsecured obligations(3).......        194,642            --          --          --
Total liabilities...............        209,900
Minority interest in Operating
 Partnership....................         93,192            --          --          --
Shareholders' equity............        235,262            --       2,941    (328,240)
OTHER DATA:
Funds from Operations before
 minority interests(4)..........    $    32,723            --          --          --
Cash distribution declared per
 Share(5).......................    $       .65            --          --          --
Weighted average Common Shares
 outstanding and issuable upon
 exchange of Units..............     44,997,716            --          --          --
Cash flow provided by (used in):
 Operating activities...........    $    21,642      $  2,455    $  9,313   $    (640)
 Investing activities...........       (260,666)       (2,379)    (20,572)     (8,924)
 Financing activities...........        265,608       (21,310)     28,861      14,837
Number of Properties (at period
 end):
 Office Properties..............             10             4           4           3
 Hotel Properties...............              0             0           0           0
 Behavioral Healthcare
   Facilities...................              0             0           0           0
 Retail Properties..............              2             2           2           2
 Residential Development
   Properties...................              3             3           2           1
 Refrigerated Warehouse.........             --            --          --          --

---------------

(1) The Company accounts for its investments in the Residential Development Property Mortgages and non-voting common stock of the Residential Development Corporations under the equity method of accounting as a result of the noncontrolling interests held. The Company also accounts for its investment in Woodlands Commercial Properties Company, L.P. and the Refrigerated Warehouse Investment under the equity method of accounting.
(2) Includes real estate taxes, repairs and maintenance and other rental property operating expenses, including property-level general and administrative expenses.
(3) The Credit Facility was converted from a secured facility to an unsecured facility in October 1996.
(4) FFO, based on the revised definition adopted by the Board of Governors of NAREIT and as used herein, means net income (loss) available to holders of Common Shares, determined in accordance with generally accepted accounting principles ("GAAP"), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. The Company considers FFO an appropriate measure of performance of an equity REIT. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company's operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or the Company's ability to make distributions. The Company has historically distributed an amount less than FFO, primarily due to reserves required for capital expenditures, including leasing costs. An increase in FFO does not necessarily result in an increase in aggregate distributions because the Board of Trust Managers of the Company is not required to increase distributions unless necessary in order to enable the Company to maintain REIT status. Because the Company must distribute 95% of its real estate investment trust taxable income (as defined in the Code), however, a significant increase in FFO will generally require an increase in distributions to shareholders and unitholders although not necessarily on a proportionate basis. Accordingly, the Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be considered in conjunction with the Company's net income (loss) and cash flows as reported in the consolidated financial statements and notes thereto incorporated by reference into the accompanying Prospectus. However, the Company's measure of FFO may not be comparable to similarly titled measures for other REITs because these REITs may not apply the modified definition of FFO in the same manner as the Company.
(5) For 1994, distributions were taxable as ordinary dividend income. Distributions in 1994 were paid on 45,043,360 outstanding Common Shares and Units. For 1997, 1996 and 1995, 74%, 62% and 90%, respectively, of the distributions were taxable as ordinary dividend income, with the remainder treated as a return of capital. Distributions in 1995 were paid on 45,043,360, 57,636,642, 57,645,564 and 57,640,562 outstanding Common Shares and Units for the first, second, third and fourth quarters, respectively. Distributions in 1996 were paid on 57,640,562, 57,776,538, 84,360,692 and
    85,574,200 outstanding Common Shares and Units for the first, second, third and fourth quarters, respectively. Distributions in 1997 were paid on 109,755,561, 110,299,404 and 125,358,818 outstanding Common Shares and Units for the first, second and third quarters, respectively.
(6) Pro forma information relating to operating, investing and financing activities has not been included because management believes that the data would not be meaningful due to the number of assumptions required in order to calculate this data.

                                   MANAGEMENT

     Set forth below is information with respect to the members of the Board of Trust Managers, all of whom joined the Predecessor Corporation as directors in 1994 (except Melvin Zuckerman who became a director in 1996) and the executive officers.

                  NAME                    TERM EXPIRES    AGE                        POSITION
                  ----                    ------------    ---                        --------
Richard E. Rainwater                        2000          53     Chairman of the Board of Trust Managers of
                                                                   Crescent Equities
John C. Goff                                1999          42     Vice Chairman of the Board of Trust Managers of
                                                                   Crescent Equities
Gerald W. Haddock                           1998          50     President, Chief Executive Officer and Sole
                                                                   Director of CREE Ltd., and President, Chief
                                                                   Executive Officer and Trust Manager of Crescent
                                                                   Equities
Anthony M. Frank                            2000          66     Trust Manager of Crescent Equities
Morton H. Meyerson                          1998          59     Trust Manager of Crescent Equities
William F. Quinn                            2000          50     Trust Manager of Crescent Equities
Paul E. Rowsey, III                         1999          43     Trust Manager of Crescent Equities
Melvin Zuckerman                            2000          69     Trust Manager of Crescent Equities
Dallas E. Lucas                             N/A           35     Senior Vice President, Chief Financial and
                                                                   Accounting Officer of Crescent Equities and
                                                                   CREE Ltd.
David M. Dean                               N/A           37     Senior Vice President, Law and Secretary of
                                                                   Crescent Equities and CREE Ltd.
James M. Eidson, Jr.                        N/A           43     Senior Vice President, Acquisitions of CREE Ltd.
William D. Miller                           N/A           39     Senior Vice President, Administration of CREE
                                                                   Ltd. and Crescent Equities
Bruce A. Picker                             N/A           33     Vice President and Treasurer of CREE Ltd. and
                                                                   Crescent Equities
Joseph D. Ambrose III                       N/A           47     Vice President, Administration of CREE Ltd.
Jerry R. Crenshaw, Jr.                      N/A           34     Vice President and Controller of CREE Ltd.
Barry L. Gruebbel                           N/A           43     Vice President, Property Management of CREE Ltd.
Howard W. Lovett                            N/A           40     Vice President, Corporate Leasing of CREE Ltd.
John M. Walker, Jr.                         N/A           47     Vice President, Acquisitions, of CREE Ltd.
John L. Zogg, Jr.                           N/A           34     Vice President, Leasing and Marketing of CREE
                                                                   Ltd.
Murphy C. Yates                             N/A           51     Director of Leasing and Operations of CREE Ltd.

                            STRUCTURE OF THE COMPANY

     The Company is a fully integrated real estate company operating as a REIT for federal income tax purposes. The Company provides management, leasing and development services with respect to certain of its Properties. Crescent Equities is a Texas real estate investment trust which became the successor to the Predecessor Corporation on December 31, 1996, through the merger of the Predecessor Corporation and CRE Limited Partner, Inc., a subsidiary of the Predecessor Corporation, into Crescent Equities. The merger was structured to preserve the existing business, purpose, tax status, management, capitalization and assets, liabilities and net worth (other than due to the costs of the transaction) of the Predecessor Corporation, and the economic interests and voting rights of the stockholders of the Predecessor Corporation (who became the shareholders of Crescent Equities as a result of the merger).

     The direct and indirect subsidiaries of Crescent Equities include the Operating Partnership; CREE Ltd.; seven single purpose limited partnerships in which the Operating Partnership owns substantially all of the economic interests directly through its approximately 99% limited partner interest in such seven limited partnerships, with the remaining interests owned indirectly by the Company through seven separate corporations, each of which is a wholly owned subsidiary of CREE Ltd. and is also the approximately 1% general partner of one of the seven limited partnerships. The Company conducts all of its business through the Operating Partnership and its other subsidiaries. The Company also has an economic interest in the development activities of the Residential Development Corporations. The Company owns the real estate mortgages and non-voting common stock representing interests ranging from approximately 40% to 95% in the Residential Development Corporations. In addition, the Company owns an indirect 38% interest in each of two corporations that currently own and operate approximately 79 refrigerated warehouses with an aggregate of approximately 368 million cubic feet. The Company also has a 42.5% partnership interest in a partnership whose primary holdings consist of a 364-room executive conference center and general partner interests ranging from one to 50% in additional office, retail, multi-family and industrial properties.

     The following table sets forth, by subsidiary, the Properties owned by such subsidiary:

Operating Partnership:     The Addison, Addison Tower, The Amberton, AT&T Building,
                           Austin Centre, Bank One Center(1), Bank One Tower, Canyon
                           Ranch-Tucson, Cedar Springs Plaza, Central Park Plaza,
                           Chancellor Park(2), Concourse Office Park, Denver Marriott
                           City Center, Energy Centre, Fountain Place, Four
                           Seasons-Houston, Frost Bank Plaza, Greenway I, Greenway IA,
                           Greenway II, Houston Center Office Properties, MCI Tower,
                           The Meridian, Miami Center, Omni Austin Hotel, One Preston
                           Park, Palisades Central I, Palisades Central II, The Park
                           Shops at Houston Center, Post Oak Central, Reverchon Plaza,
                           Sonoma Mission Inn & Spa, Spectrum Center(3), Stemmons
                           Place, Three Westlake Park(4), Trammell Crow Center(5), U.S.
                           Home Building, The Woodlands Office Properties(6), The
                           Woodlands Retail Properties(6), Valley Centre, Ventana
                           Country Inn, Walnut Green, 44 Cook, 55 Madison, 160 Spear
                           Street, 301 Congress Avenue(7), 1615 Poydras, 3333 Lee
                           Parkway, 5050 Quorum and 6225 North 24th Street
Crescent Real Estate       The Aberdeen, The Avallon, Caltex House, The Citadel,
Funding I, L.P. ("Funding  Continental Plaza, The Crescent Atrium, The Crescent Office
I"):                       Towers, Regency Plaza One and Waterside Commons
Crescent Real Estate       Albuquerque Plaza, Barton Oaks Plaza One, Briargate Office
Funding II, L.P.           and Research Center, Hyatt Regency Albuquerque, Hyatt
("Funding II")             Regency Beaver Creek, Las Colinas Plaza, Liberty Plaza I &
                           II, MacArthur Center I & II, Ptarmigan Place, Stanford
                           Corporate Centre, Two Renaissance Square and 12404 Park
                           Central
Crescent Real Estate       Greenway Plaza Portfolio(8)
Funding III, IV and
V, L.P. ("Funding III,
IV and V"):
Crescent Real Estate       Canyon Ranch-Lenox
Funding VI, L.P.
("Funding VI"):
Crescent Real Estate       Behavioral Healthcare Facilities
Funding VII, L.P.
("Funding VII"):

---------------

(1) The Company owns a 50% interest in the limited partnership that owns Bank One Center.
(2) The Operating Partnership owns Chancellor Park through its ownership of the mortgage note secured by the building and through its direct and indirect interests in the partnership which owns the building.
(3) The Operating Partnership owns the principal economic interest in Spectrum Center through an interest in Spectrum Mortgage Associates, L.P., which owns both a mortgage note secured by the building and the ground lessor's interest in the land underlying the building.
(4) The Operating Partnership owns the principal economic interest in Three Westlake Park through its ownership of a mortgage note secured by the building.
(5) The Operating Partnership owns the principal economic interest in Trammell Crow Center through its ownership of fee simple title to the Property (subject to a ground lease and a leasehold estate regarding the building) and two mortgage notes encumbering the leasehold interests in the land and building.
(6) The Operating Partnership owns a 75% limited partner interest and an indirect approximately 10% general partner interest in the partnerships that own The Woodlands Office and Retail Properties.
(7) The Operating Partnership owns a 49% limited partner interest and Crescent/301, L.L.C., a wholly owned subsidiary of CREE Ltd. and the Operating Partnership, owns a 1% general partner interest in 301 Congress Avenue, L.P., the partnership that owns 301 Congress Avenue.
(8) Funding III owns the Greenway Plaza Portfolio, except for the central heated and chilled water plant building and Coastal Tower office building, both located within Greenway Plaza, which are owned by Funding IV and Funding V, respectively.

                       FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following is a summary of the material federal income tax considerations associated with an investment in the Series A Preferred Shares offered hereby prepared by Shaw, Pittman, Potts & Trowbridge, tax counsel to Crescent Equities ("Tax Counsel"). This discussion is based upon the laws, regulations and reported rulings and decisions in effect as of the date of this Prospectus Supplement, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This discussion does not purport to deal with the federal income or other tax consequences applicable to all investors in light of their particular investment circumstances or to all categories of investors, some of whom may be subject to special rules (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). No ruling on the federal, state or local tax considerations relevant to the operation of Crescent Equities or the Operating Partnership or to the purchase, ownership or disposition of the Series A Preferred Shares is being requested from the Internal Revenue Service (the "IRS") or from any other tax authority. Tax Counsel has rendered certain opinions discussed herein and believes that if the IRS were to challenge the conclusions of Tax Counsel, such conclusions would prevail in court. However, opinions of counsel are not binding on the IRS or on the courts, and no assurance can be given that the conclusions reached by Tax Counsel would be sustained in court.

     EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SERIES A PREFERRED SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF CRESCENT EQUITIES

     Crescent Equities has made an election to be treated as a real estate investment trust under Sections 856 through 860 of the Code (as used in this section, a "REIT"), commencing with its taxable year ended December 31, 1994. Crescent Equities believes that it was organized and has operated in such a manner so as to qualify as a REIT, and Crescent Equities intends to continue to operate in such a manner, but no assurance can be given that it has operated in a manner so as to qualify, or will operate in a manner so as to continue to qualify as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code sections, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

     In the opinion of Tax Counsel, Crescent Equities qualified as a REIT under the Code with respect to its taxable years ending on or before December 31, 1997, and is organized in conformity with the requirements for qualification as a REIT, its manner of operation has enabled it to meet the requirements for qualification as a REIT as of the date of this Prospectus Supplement, and its proposed manner of operation will enable it to meet the requirements for qualification as a REIT in the future. It must be emphasized that this opinion is based on various assumptions relating to the organization and operation of Crescent Equities and the Operating Partnership and is conditioned upon certain representations made by Crescent Equities and the Operating Partnership as to certain relevant factual matters, including matters related to the organization, expected operation, and assets of Crescent Equities and the Operating Partnership. Moreover, continued qualification as a REIT will depend upon Crescent Equities' ability to meet, through actual annual operating results, the distribution levels, stock ownership requirements and the various qualification tests and other requirements imposed under the Code, as discussed below. Accordingly, no assurance can be given that the actual stock ownership of Crescent Equities, the mix of its assets, or the results of its operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failing to qualify as a REIT, see "-- Taxation of Crescent Equities -- Failure to Qualify," below.

     If Crescent Equities qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investments in a corporation. However, Crescent Equities will be subject to federal income tax in the following circumstances. First, Crescent Equities will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains. Second, under certain circumstances, Crescent Equities may be subject to the "alternative minimum tax" on its items of tax preference. Third, if Crescent Equities has "net income from foreclosure property," it will be subject to tax on such income at the highest corporate rate. "Foreclosure property" generally means real property and any personal property incident to such real property which is acquired as a result of a default either on a lease of such property or on indebtedness which such property secured and with respect to which an appropriate election is made, except that property ceases to be foreclosure property (i) after a three-year period (which in certain cases may be extended by the IRS) or, if earlier, (ii) when the REIT engages in construction on the property (other than for completion of certain improvements) or for more than 90 days uses the property in a business conducted other than through an independent contractor. "Net income from foreclosure property" means (a) the net gain from disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (b) other net income from foreclosure property which would not satisfy the 75% gross income test (discussed below). Property is not eligible for the election to be treated as foreclosure property if the loan or lease with respect to which the default occurs (or is imminent) was made, entered into or acquired by the REIT with an intent to evict or foreclose or when the REIT knew or had reason to know that default would occur. Fourth, if Crescent Equities has "net income derived from prohibited transactions," such income will be subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of business. Fifth, if Crescent Equities should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which Crescent Equities fails the 75% or 95% test. Sixth, if, during each calendar year, Crescent Equities fails to distribute at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year, (ii) 95% of its "real estate investment trust capital gain net income" for such year, and (iii) any undistributed taxable income from prior periods, Crescent Equities will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if Crescent Equities acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in Crescent Equities' hands is determined by reference to the basis of the asset (or any other property) in the hands of the corporation, and Crescent Equities recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by Crescent Equities, then, to the extent of such property's "built-in" gain (the excess of the fair market value of such property at the time of acquisition by Crescent Equities over the adjusted basis in such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in regulations promulgated by the United States Department of Treasury under the Code ("Treasury Regulations") that have not yet been promulgated). (The results described above with respect to the recognition of "built-in gain" assume that Crescent Equities will make an election pursuant to IRS Notice 88-19.)

     Requirements of Qualification. The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held (without reference to any rules of attribution) by 100 or more persons; (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code); and (7) which meets certain other tests, described below, regarding certain distributions and the nature of its income and assets and properly files an election to be treated as a REIT. The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months).

     Crescent Equities issued sufficient Common Shares pursuant to the Initial Offering to satisfy the requirements described in (5) and (6) above. While the existence of Exchange Rights may cause Limited Partners to be deemed to own the Common Shares they could acquire through the Exchange Rights, the amount of Common Shares that can be acquired at any time through the Exchange Rights is limited to an amount which, together with any other Common Shares actually or constructively deemed, under the Declaration of Trust, to be owned by any person, does not exceed the Ownership Limit (as defined in the accompanying Prospectus). See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus. Moreover, the ownership of Common Shares generally is limited under the Ownership Limit to no more than 8.0% of the outstanding Common Shares. In addition, the Declaration of Trust provides for restrictions regarding the ownership or transfer of Common Shares in order to assist Crescent Equities in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Common Shares -- Ownership Limits and Restrictions on Transfer" in the accompanying Prospectus.

     If a REIT owns a "qualified REIT subsidiary," the Code provides that the qualified REIT subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary are treated as assets, liabilities and such items of the REIT itself. A qualified REIT subsidiary is a corporation all of the capital stock of which has been owned by the REIT from the commencement of such corporation's existence. CREE Ltd., CRE Management I Corp. ("Management I"), CRE Management II Corp. ("Management II"), CRE Management III Corp. ("Management III"), CRE Management IV Corp. ("Management IV"), CRE Management V Corp. ("Management V"), CRE Management VI Corp. ("Management VI"), CRE Management VII Corp. ("Management VII"), CresCal Properties, Inc. and Crescent Commercial Realty Corp. are qualified REIT subsidiaries, and thus all of the assets (i.e., the respective partnership interests in the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V, Funding VI, Funding VII, CresCal Properties, L.P. and Crescent Commercial Realty Holdings, L.P.), liabilities and items of income, deduction and credit of CREE Ltd., Management I, Management II, Management III, Management IV, Management V, Management VI, Management VII, CresCal Properties, Inc. and Crescent Commercial Realty Corp. are treated as assets and liabilities and items of income, deduction and credit of Crescent Equities. Unless otherwise required, all references to Crescent Equities in this "Federal Income Tax Considerations" section refer to Crescent Equities and its qualified REIT subsidiaries.

     In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT shall retain the same character as in the hands of the partnership for purposes of
Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, Crescent Equities' proportionate share of the assets, liabilities and items of income of the Operating Partnership and its subsidiary partnerships are treated as assets, liabilities and items of income of Crescent Equities for purposes of applying the requirements described herein.

     Income Tests. In order for Crescent Equities to achieve and maintain its qualification as a REIT, there are currently two requirements relating to Crescent Equities' gross income that must be satisfied annually. First, at least 75% of Crescent Equities' gross income (excluding gross income from prohibited transactions) for each taxable year must consist of temporary investment income or of certain defined categories of income derived directly or indirectly from investments relating to real property or mortgages on real property. These categories include, subject to various limitations, rents from real property, interest on mortgages on real property, gains from the sale or other disposition of real property (including interests in real property and in mortgages on real property) not primarily held for sale to customers in the ordinary course of business, income from foreclosure property, and amounts received as consideration for entering into either loans secured by real property or purchases or leases of real property. Second, at least 95% of Crescent Equities' gross income

(excluding gross income from prohibited transactions) for each taxable year must be derived from income qualifying under the 75% test and from dividends, other types of interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. In addition, for each taxable year before 1998, gain from the sale or other disposition of stock or securities held for less than one year, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must have represented less than 30% of Crescent Equities' gross income (including gross income from prohibited transactions) for such taxable year. Crescent Equities, through its partnership interests in the Operating Partnership and all subsidiary partnerships, believes it satisfied all three of these income tests for 1994, 1995, 1996 and 1997 and expects to satisfy the two current tests for subsequent taxable years.

     The bulk of the Operating Partnership's income is currently derived from rents with respect to the Office Properties, the Behavioral Healthcare Facilities, the Hotel Properties and the Retail Properties. Rents received by Crescent Equities will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue, except that a REIT may directly perform services which are "usually or customarily rendered" in connection with the rental of space for occupancy, other than services which are considered to be rendered to the occupant of the property. However, a REIT is currently permitted to earn up to one percent of its gross income from tenants, determined on a property-by-property basis, by furnishing services that are noncustomary or provided directly to the tenants, without causing the rental income to fail to qualify as rents from real property.

     Crescent Equities, based in part upon opinions of Tax Counsel as to whether various tenants, including CBHS and the lessees of the Hotel Properties, constitute Related Party Tenants, believes that the income it received in 1994, 1995, 1996 and 1997 and will receive in subsequent taxable years from (i) charging rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (ii) charging rent for personal property in an amount greater than 15% of the total rent received under the applicable lease; (iii) directly performing services considered to be rendered to the occupant of property or which are not usually or customarily furnished or rendered in connection with the rental of real property; or (iv) entering into any lease with a Related Party Tenant, will not cause Crescent Equities to fail to meet the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     The Operating Partnership will also receive fixed and contingent interest on the Residential Development Property Mortgages. Interest on mortgages secured by real property satisfies the 75% and 95% gross income tests only if it does not include any amount the determination of which depends in whole or in part on the income of any person, except that (i) an amount is not excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales and (ii) income derived from a shared appreciation provision in a mortgage is treated as gain recognized from the sale of the secured property. Certain of the Residential Development Property Mortgages contain provisions for contingent interest based upon property sales. In the opinion of Tax Counsel, each of the Residential Development Property Mortgages constitutes debt for federal income tax purposes, any contingent interest derived therefrom will be treated as being based on a fixed percentage of sales, and therefore all interest derived therefrom will constitute interest received from mortgages for purposes of the 75% and 95% gross income tests. If, however, the contingent interest provisions were instead characterized as shared appreciation provisions, any resulting income would, because the underlying properties are primarily held for sale to customers in the ordinary course, be subject to a 100% tax.

     In connection with the 1997 distribution by Crescent Equities of the common stock of Crescent Operating, Crescent Equities was required to recognize gain equal to the excess, if any, of the fair market value of the assets distributed over the basis of Crescent Equities in them. In the opinion of Tax Counsel, such gain constituted gain on the sale of stock or securities for purposes of the gross income tests. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert a contrary position successfully.

     In applying the 95% and 75% gross income tests to Crescent Equities, it is necessary to consider the form in which certain of its assets are held, whether that form will be respected for federal income tax purposes, and whether, in the future, such form may change into a new form with different tax attributes (for example, as a result of a foreclosure on debt held by the Operating Partnership). For example, the Residential Development Properties are primarily held for sale to customers in the ordinary course of business, and the income resulting from such sales, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests. In addition, such income would be considered "net income from prohibited transactions" and thus would be subject to a 100% tax. The income from such sales, however, will be earned by the Residential Development Corporations rather than by the Operating Partnership and will be paid to the Operating Partnership in the form of interest and principal payments on the Residential Development Property Mortgages or distributions with respect to the stock in the Residential Development Corporations held by the Operating Partnership. In similar fashion, the income earned by the Hotel Properties, if directly attributed to Crescent Equities, would not qualify under the 75% and 95% gross income tests because it would not constitute "rents from real property." Such income is, however, earned by the lessees of these Hotel Properties and what the Operating Partnership receives from the lessees of these Hotel Properties is rent. Comparable issues are raised by the Operating Partnership's acquisition of subordinated debt secured by a Florida hotel and by the acquisition of an interest in the partnership which owns the hotel by Crescent Development Management Corporation ("CDMC"), one of the Residential Development Corporations. If such debt were recharacterized as equity, or if the ownership of the partnership were attributed from CDMC to the Operating Partnership, the Operating Partnership would be treated as receiving income from hotel operations rather than interest income on the debt or dividend income from CDMC. Furthermore, if Crescent Operating, Inc. were treated for federal income tax purposes as not separate from or an agent of either Crescent Equities or the Operating Partnership, or if Crescent Equities and Crescent Operating, Inc. were treated as a "stapled entity," the income, assets and activities of Crescent Operating, Inc. would be considered to be the income, assets and activities of Crescent Equities, with the result that Crescent Equities would fail to meet the 95% and 75% gross income tests or the asset tests discussed below. A similar consequence might follow if the loan of approximately $35.9 million from the Operating Partnership to Crescent Operating, Inc. does not constitute debt for federal income tax purposes.

     Tax Counsel is of the opinion that (i) the Residential Development Properties or any interest therein will be treated as owned by the Residential Development Corporations, (ii) amounts derived by the Operating Partnership from the Residential Development Corporations under the terms of the Residential Development Property Mortgages will qualify as interest or principal, as the case may be, paid on mortgages on real property for purposes of the 75% and 95% gross income tests, (iii) amounts derived by the Operating Partnership with respect to the stock of the Residential Development Corporations will be treated as distributions on stock (i.e., as dividends, a return of capital, or capital gain, depending upon the circumstances) for purposes of the 75% and 95% gross income tests, (iv) the leases of the Hotel Properties will be treated as leases for federal income tax purposes, and the rent payable thereunder will qualify as "rents from real property," (v) the subordinated debt secured by the Florida hotel will be treated as debt for federal income tax purposes, the income payable thereunder will qualify as interest, and CDMC's ownership of the partnership interest in the partnership which owns the hotel will not be attributed to the Operating Partnership, (vi) Crescent Operating, Inc. will be treated for federal income tax purposes as a corporate entity separate from and not an agent of either Crescent Equities or the Operating Partnership, and Crescent Operating, Inc. and Crescent Equities will not be treated as a stapled entity for federal income tax purposes; and (vii) the loan of approximately $35.9 million from the Operating Partnership to Crescent Operating, Inc. will constitute debt for federal income tax purposes. Tax

Counsel has provided opinions similar to those provided with respect to the Operating Partnership's investment in the Residential Development Corporations with respect to its investments in certain other entities through non-voting securities and secured debt. Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving transactions with terms substantially the same as those with respect to the Residential Development Corporations, the leases of the Hotel Properties and the relationship among Crescent Equities, the Operating Partnership and Crescent Operating, Inc. Therefore, the opinions of Tax Counsel with respect to these matters are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. Opinions of counsel are not binding upon the IRS or any court, and there can be no assurance that the IRS will not assert successfully a contrary position. If one or more of the leases of the Hotel Properties is not a true lease, part or all of the payments that the Operating Partnership receives from the respective lessee may not satisfy the various requirements for qualification as "rents from real property," or the Operating Partnership might be considered to operate the Hotel Properties directly. In that case, Crescent Equities likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, likely would lose its REIT status. Similarly, if the IRS were to challenge successfully the arrangements with the Residential Development Corporations or Crescent Operating, Inc., Crescent Equities' qualification as a REIT could be jeopardized.

     If any of the Residential Development Properties were to be acquired by the Operating Partnership as a result of foreclosure on any of the Residential Development Property Mortgages, or if any of the Hotel Properties were to be operated directly by the Operating Partnership or a subsidiary partnership as a result of a default by the lessee under the lease, such property would constitute foreclosure property for three years following its acquisition (or for up to an additional three years if an extension is granted by the IRS), provided that (i) the Operating Partnership or its subsidiary partnership conducts sales or operations through an independent contractor; (ii) the Operating Partnership or its subsidiary partnership does not undertake any construction on the foreclosed property other than completion of improvements which were more than 10% complete before default became imminent; and (iii) foreclosure was not regarded as foreseeable at the time Crescent Equities acquired the Residential Development Property Mortgages or leased the Hotel Properties. For so long as any of these properties constitutes foreclosure property, the income from such sales would be subject to tax at the maximum corporate rates and would qualify under the 75% and 95% gross income tests. However, if any of these properties does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such property will not qualify under the 75% and 95% gross income tests.

     With regard to the sale of the Common Shares to an affiliate of Union Bank of Switzerland as well as the sale of Common Shares to Merrill Lynch International, it is possible that Crescent Equities may receive certain payments in Common Shares, depending on the market price of the Common Shares upon settlement of the forward share purchase agreements. In the opinion of Tax Counsel, such payments will not constitute gross income and therefore will not be taken into account in the application of gross income tests.

     Crescent Equities anticipates that it will have certain income which will not satisfy the 75% or the 95% gross income test. For example, income from dividends on the stock of the Residential Development Corporations and any gain recognized upon the distribution of the common stock of Crescent Operating, Inc. will not satisfy the 75% gross income test. Furthermore, the amount of gain Crescent Equities recognized upon this distribution depended upon the fair market value of the common stock of Crescent Operating, Inc. at the time of the distribution. Prior to the distribution, the Board of Trust Managers of Crescent Equities determined that the value of this stock was $.99 per share but there can be no assurance that the IRS will agree with this determination in light of various factors including subsequent trading prices. It is also possible that certain income resulting from the use of creative financing or acquisition techniques would not satisfy the 75% or 95% gross income tests. Crescent Equities believes, however, that the aggregate amount of nonqualifying income will not cause Crescent Equities to exceed the limits on nonqualifying income under the 75% or 95% gross income tests.

     If Crescent Equities fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if Crescent Equities' failure to meet such tests is due to reasonable cause and not to willful neglect, Crescent Equities attaches a schedule of the sources of its income to its tax return, and any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Crescent Equities would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions apply, a tax equal to approximately 100% of the corresponding net income would be imposed with respect to the excess of 75% or 95% of Crescent Equities' gross income over Crescent Equities' qualifying income in the relevant category, whichever is greater.

     Asset Tests. Crescent Equities, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Crescent Equities' total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by the Operating Partnership, any partnerships in which the Operating Partnership owns an interest, or qualified REIT subsidiaries of Crescent Equities and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Crescent Equities), cash, cash items and government securities. Second, not more than 25% of Crescent Equities' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Crescent Equities may not exceed 5% of the value of Crescent Equities' total assets, and Crescent Equities may not own more than 10% of any one issuer's outstanding voting securities. The 25% and 5% tests generally must be met for any quarter in which Crescent Equities acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights).

     The Operating Partnership owns 100% of the non-voting stock of each Residential Development Corporation. In addition, the Operating Partnership owns the Residential Development Property Mortgages. As stated above, in the opinion of Tax Counsel each of these mortgages will constitute debt for federal income tax purposes and therefore will be treated as a real estate asset; however, the IRS could assert that such mortgages should be treated as equity interests in their respective issuers, which would not qualify as real estate assets. By virtue of its ownership of partnership interests in the Operating Partnership, Crescent Equities will be considered to own its pro rata share of these assets. Neither Crescent Equities nor the Operating Partnership, however, will directly own more than 10% of the voting securities of any Residential Development Corporation at the end of any quarter of Crescent Equities' taxable year, and, in the opinion of Tax Counsel, Crescent Equities will not be considered to own any of such voting securities. In addition, Crescent Equities and its senior management believe that Crescent Equities' pro rata shares of the value of the securities of each Residential Development Corporation do not separately exceed 5% of the total value of Crescent Equities' total assets. This belief is based in part upon its analysis of the estimated values of the various securities owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion, and Tax Counsel, in rendering its opinion as to the qualification of Crescent Equities as a REIT, is relying on the conclusions of Crescent Equities and its senior management as to the value of the various securities and other assets. There can be no assurance, however, that the IRS might not contend that the values of the various securities held by Crescent Equities through the Operating Partnership separately exceed the 5% value limitation or, in the aggregate, exceed the 25% value limitation or that the voting securities of the Residential Development Corporations should be considered to be owned by Crescent Equities. Finally, if the Operating Partnership were treated for tax purposes as a corporation rather than as a partnership, Crescent Equities would violate the 10% of voting securities and 5% of value limitations, and the treatment of any of the Operating Partnership's subsidiary partnerships as a corporation rather than as a partnership could also violate one or the other, or both, of these limitations. In the opinion of Tax Counsel, for federal income tax purposes the Operating Partnership and all the subsidiary partnerships will be treated as partnerships and not as either associations taxable as corporations or publicly traded partnerships. See
"-- Tax Aspects of the Operating Partnership and the Subsidiary Partnerships" below.

     As noted above, the 5% and 25% value requirements must be satisfied not only on the date Crescent Equities first acquires corporate securities, but also each time Crescent Equities increases its ownership of corporate securities (including as a result of increasing its interest in the Operating Partnership either with the proceeds of the Offering or by acquiring Units from Limited Partners upon the exercise of their Exchange Rights). Although Crescent Equities plans to take steps to ensure that it satisfies the 5% and 25% value tests for any quarter with respect to which retesting is to occur, there can be no assurance that such steps (i) will always be successful;
(ii) will not require a reduction in Crescent Equities' overall interest in the various corporations; or (iii) will not restrict the ability of the Residential Development Corporations to increase the sizes of their respective businesses, unless the value of the assets of Crescent Equities is increasing at a commensurate rate.

     Annual Distribution Requirements. In order to qualify as a REIT, Crescent Equities is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (A) the sum of (i) 95% of the "real estate investment trust taxable income" of Crescent Equities (computed without regard to the dividends paid deduction and Crescent Equities' net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) certain excess noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Crescent Equities timely files its tax return for such year, and if paid on or before the date of the first regular dividend payment after such declaration. To the extent that Crescent Equities does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "real estate investment trust taxable income," as adjusted, it will be subject to tax thereon at regular capital gains and ordinary corporate tax rates. Furthermore, if Crescent Equities should fail to distribute, during each calendar year, at least the sum of (i) 85% of its "real estate investment trust ordinary income" for such year; (ii) 95% of its "real estate investment trust capital gain income" for such year; and (iii) any undistributed taxable income from prior periods, Crescent Equities would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     Crescent Equities believes that it has made and intends to make timely distributions sufficient to satisfy all annual distribution requirements. In this regard, the limited partnership agreement of the Operating Partnership (the "Operating Partnership Agreement") authorizes CREE Ltd., as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Crescent Equities to meet these distribution requirements. It is possible, however, that, from time to time, Crescent Equities may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at its "real estate investment trust taxable income." Issues may also arise as to whether certain items should be included in income. For example, Tax Counsel has opined that the Operating Partnership should include in income only its share of the interest income actually paid on the two mortgage notes secured by Spectrum Center and Three Westlake Park, respectively, and the two mortgage notes secured by Trammell Crow Center, all of which were acquired at a substantial discount, rather than its share of the amount of interest accruing pursuant to the terms of these investments, but opinions of counsel are not binding on the IRS or the courts. In this regard, the IRS has taken a contrary view in a recent technical advice memorandum concerning the accrual of original issue discount. The Company believes, however, that even if the Operating Partnership were to include in income the full amount of interest income accrued on these notes, and the Operating Partnership were not allowed any offsetting deduction for the amount of such interest to the extent it is uncollectible, the Company nonetheless would be able to satisfy the 95% distribution requirement without borrowing additional funds or distributing stock dividends (as discussed below). In addition, it is possible that certain creative financing or creative acquisition techniques used by the Operating Partnership may result in income (such as income from cancellation of indebtedness or gain upon the receipt of assets in foreclosure whose fair market value exceeds the Operating Partnership's basis in the debt which was foreclosed upon) which is not accompanied by cash proceeds. In this regard, the modification of a debt can result in taxable gain equal to the difference between the holder's basis in the debt and the principal amount of the modified debt. Tax Counsel has opined that the four mortgage notes secured by Spectrum Center, Three Westlake Park and Trammell Crow Center, were not modified in the hands of the Operating Partnership. Based on the foregoing, Crescent Equities may have less cash available for distribution in a particular year than is necessary to meet its annual 95% distribution requirement or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income for such year. To meet the 95% distribution requirement necessary to qualify as a REIT or to avoid tax with respect to capital gain or the excise tax imposed on certain undistributed income,

Crescent Equities may find it appropriate to arrange for borrowings through the Operating Partnership or to pay distributions in the form of taxable share dividends.

     Under certain circumstances, Crescent Equities may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Crescent Equities' deduction for dividends paid for the earlier year. Thus, Crescent Equities may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Crescent Equities will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

     Ownership Information. Pursuant to applicable Treasury Regulations, in order to be treated as a REIT, Crescent Equities must maintain certain records and request certain information from its shareholders designed to disclose the actual ownership of its Equity Shares (as defined in the accompanying Prospectus). Crescent Equities believes that it has complied and intends to continue to comply with such requirements.

     Failure to Qualify. If Crescent Equities fails to qualify as a REIT in any taxable year and the relief provisions do not apply, Crescent Equities will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Crescent Equities fails to qualify as a REIT will not be deductible by Crescent Equities; nor will they be required to be made. If Crescent Equities fails to qualify as a REIT, then, to the extent of Crescent Equities' current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Crescent Equities will also be disqualified from electing to be treated as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT. It is not possible to state whether in all circumstances Crescent Equities would be entitled to such statutory relief.

     Pending Legislation. On February 2, 1998, President Clinton released a proposed budget for fiscal year 1999. The budget proposal contained a variety of proposed income tax changes, four of which pertain to REITs. First, a regular corporation with a fair market value of more than $5,000,000 which elects REIT status or merges into a REIT would be treated as if it had liquidated and distributed all its assets to its shareholders, and its shareholders had then contributed the assets to the electing or existing REIT. This deemed liquidation would cause the regular corporation to be taxed as if it had sold its assets for fair market value and would cause its shareholders to be taxed as if they had sold their stock for fair market value. The proposal would be effective for elections that are first effective for a taxable year beginning after January 1, 1999, and for mergers after December 31, 1998. Second, five REITs were allowed to continue as stapled entities with regular corporations (i.e., the stock of the REIT is traded together with the stock of the regular corporation) despite the general prohibition of this structure under Section 269A of the Code, enacted in 1984. For any properties acquired on or after the first date of congressional committee action with respect to the budget proposal (the "Committee Action Date"), where the stapled regular corporation undertakes activities or services relating to the properties, the REITs would be made subject to Section 269A. Third, under current law, REITs may not own more than 10% of the voting stock of a regular corporation. Under the proposal, they also would not be permitted to own more than 10% of the value of all classes of stock of a corporation. This prohibition would apply to stock acquired on or after the Committee Action Date. REITs would continue to be allowed to own corporations whose stock they owned prior to the Committee Action Date, but this grandfathered status would terminate if, after the Committee Action Date, the corporation engaged in a new trade or business or acquired substantial new assets or the REIT acquired additional stock in a corporation. Fourth, a new ownership restriction would be imposed on REITs, prohibiting any one person from owning more than 50% of the total combined voting power of all voting stock or more than 50% of the total value of shares of all classes of stock of the REIT. Current law already contains ownership restrictions applicable to individuals; this new limitation would affect owners other than individuals. It would be effective for entities electing REIT status for taxable years beginning on or after the Committee Action Date.

     The proposal of the 1999 budget represents an early stage in the legislative process. It is impossible to predict what legislation, if any, ultimately will be enacted or what impact any legislation that is enacted would have on Crescent Equities.

TAXATION OF SERIES A PREFERRED SHARES

     Distributions to Holders of Series A Preferred Shares. Distributions with respect to the Series A Preferred Shares will be taxable as described below in "-- Taxation of Taxable Domestic Shareholders," "-- Taxation of Tax-Exempt Shareholders" and "-- Taxation of Foreign Shareholders."

     Redemption or Conversion of Series A Preferred Shares to Common Shares. Assuming that Series A Preferred Shares will not be redeemed or converted at a time when there are distributions in arrears, in general, no gain or loss will be recognized for federal income tax purposes upon the redemption or conversion of the Series A Preferred Shares at the option of the holder solely into Common Shares. The basis that a holder will have for tax purposes in the Common Shares received will be equal to the adjusted basis the holder had in the Series A Preferred Shares so redeemed or converted and, provided that the Series A Preferred Shares were held as a capital asset, the holding period for the Common Shares received will include the holding period for the Series A Preferred Shares redeemed or converted. A holder, however, will generally recognize gain or loss on the receipt of cash in lieu of a fractional Common Share in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in such fractional share.

     If a redemption or conversion occurs when there is a dividend arrearage on the Series A Preferred Shares and the fair market value of the Common Shares exceeds the issue price of the Series A Preferred Shares, a portion of the Common Shares received might be treated as a dividend distribution taxable as ordinary income.

     Adjustments to Conversion Price. Under Section 305 of the Code, holders of preferred stock may be deemed to have received a constructive distribution of stock that is taxable as a dividend where the conversion ration is adjusted to reflect a cash or property distribution with respect to the common stock into which it is convertible. An adjustment to the conversion price made pursuant to a bona fide, reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders, however, will generally not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the Series A Preferred Shares may not qualify as being pursuant to a bona fide, reasonable adjustment formula. If a nonqualifying adjustment were made, the holders of Series A Preferred Shares might be deemed to have received a taxable stock dividend.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     For purposes of this summary, a "U.S. Shareholder" means a beneficial owner of Common Shares or Series A Preferred Shares, who or that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or any state or political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source,
(iv) a trust if a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (v) a partnership to the extent the interest therein is owned by any of the persons described in clauses (i), (ii), (iii), or (iv) above. As used herein, the term "Non-U.S. Shareholder" means a beneficial owner of Common Shares or Series A Preferred Shares, that is not a U.S. Shareholder.

     Any distribution declared by Crescent Equities in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by Crescent Equities and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by Crescent Equities during January of the following calendar year. As long as Crescent Equities qualifies as a REIT, distributions made to Crescent Equities' taxable U.S. Shareholders out of Crescent Equities' current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. Shareholders as ordinary income and, for corporate U.S. Shareholders, will not be eligible for the dividends received deduction. Distributions that are properly designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed Crescent Equities' actual net capital gain for the taxable year) without regard to the period for which the U.S. Shareholder has held its Common Shares or Series A Preferred Shares. However, corporate U.S. Shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, Crescent Equities may elect to retain and pay income tax on its net long-term capital gains. If Crescent Equities so elects, each U.S.

Shareholder will take into income the U.S. Shareholder's share of the retained capital gain as long-term capital gain and will receive a credit or refund for that U.S. Shareholder's share of the tax paid by Crescent Equities. The U.S. Shareholder will increase the basis of such U.S. Shareholder's shares by an amount equal to the excess of the retained capital gain included in the U.S. Shareholder's income over the tax deemed paid by such U.S. Shareholder. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares or Series A Preferred Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a U.S. Shareholder's Common Shares or Series A Preferred Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the U.S. Shareholder. U.S. Shareholders may not include any net operating losses or capital losses of Crescent Equities in their respective income tax returns.

     In general, any loss upon a sale or exchange of shares by a U.S. Shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from Crescent Equities required to be treated by such U.S. Shareholder as long-term capital gain.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Most tax-exempt employees' pension trusts are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares or Series A Preferred Shares with "acquisition indebtedness" within the meaning of the Code and the Common Shares or Series A Preferred Shares and not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" must report a portion of the dividends that they receive from such a REIT as UBTI. The Company has not been and does not expect to be treated as a pension-held REIT for purposes of this rule.

TAXATION OF FOREIGN SHAREHOLDERS

     The rules governing United States federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local tax laws with regard to an investment in Common Shares or Series A Preferred Shares, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by Crescent Equities of United States real property interests and not designated by Crescent Equities as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Crescent Equities. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. A number of U.S. tax treaties that reduce the rate of withholding tax on corporate dividends do not reduce, or reduce to a lesser extent, the rate of withholding applied to dividends from a REIT. Crescent Equities expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies (and, with regard to payments on or after January 1, 1999, the Non-U.S. Shareholder (1) files IRS Form W-8 with Crescent Equities and, (2) if the Common Shares or Series A Preferred Shares are not traded on an established securities market, acquires a taxpayer identification number from the IRS) or (ii) the Non-U.S. Shareholder has filed an IRS Form 4224 (or, with respect to payments on or after January 1, 1999, files IRS Form W-8) with Crescent Equities claiming that the distribution is effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business. Distributions in excess of Crescent Equities' current and accumulated earnings and profits will be treated as a return of capital to the extent of the adjusted basis of a Non-U.S. Shareholder's shares and thereafter as capital gain, which will be taxable to the extent that the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of the Common Shares or Series A Preferred Shares, as described below.

Distributions in excess of current and accumulated earnings and profits are currently subject to withholding at the same 30% or lower treaty rate applicable to ordinary income dividends, but a Non-U.S. Shareholder may seek a refund of amounts of tax withheld in excess of the Non-U.S. Shareholder's actual U.S. tax liability, provided the required information is furnished to the IRS. Beginning with payments made on or after January 1, 1999, Crescent Equities will be permitted, but not required, to make reasonable estimates of the extent to which distributions exceed current and accumulated earnings and profits. Such distributions will generally be subject to a 10% withholding tax, which may be refunded to the extent it exceeds the shareholder's actual U.S. tax liability, provided the required information is furnished to the IRS.

     For any year in which Crescent Equities qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by Crescent Equities of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of United States real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder, subject to possible exemption or rate reduction under an applicable tax treaty. Crescent Equities is required to withhold 35% of any distribution that could be designated by Crescent Equities as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Common Shares or Series A Preferred Shares generally will not be taxed under FIRPTA if Crescent Equities is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. Crescent Equities believes that it is, and currently expects to continue to be, a "domestically controlled REIT," and in such case the sale of Common Shares or Series A Preferred Shares would not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA nonetheless will be taxable to a Non-U.S. Shareholder if
(i) investment in the Common Shares or Series A Preferred Shares is treated as effectively connected with the Non-U.S. Shareholder's U.S. trade or business or
(ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met. Effectively connected gain realized by a foreign corporate shareholder may be subject to an additional 30% branch profits tax, subject to possible exemption or rate reduction under an applicable tax treaty. If the gain on the sale of Common Shares or Series A Preferred Shares is subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. Shareholders with respect to such gain (subject to the additional 30% branch profits tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Shares or Series A Preferred Shares would be required to withhold and remit to the IRS 10% of the purchase price.

TAX ASPECTS OF THE OPERATING PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable solely to Crescent Equities' investment in the Operating Partnership and its subsidiary partnerships and represents the views of Tax Counsel. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification of the Operating Partnership and its Subsidiary Partnerships for Tax Purposes. In the opinion of Tax Counsel, based on the provisions of the Operating Partnership Agreement and the partnership agreements of the various subsidiary partnerships, certain factual assumptions and certain representations described in the opinion, the Operating Partnership and the subsidiary partnerships will each be treated as a partnership and neither an association taxable as a corporation for federal income tax purposes, nor a "publicly traded partnership" taxable as a corporation. Unlike a ruling from the IRS, however, an opinion of counsel is not binding on the IRS or the courts, and no assurance can be given that the IRS will not challenge the status of the Operating Partnership and its subsidiary partnerships as partnerships for federal income tax purposes. If for any reason the Operating Partnership were taxable as a corporation rather than as a partnership for federal income tax purposes, Crescent Equities would fail to qualify as a REIT because it would not be able to satisfy the income and asset requirements. See
"-- Taxation of Crescent Equities," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case Crescent Equities might incur a tax liability without any related cash distributions. See "-- Taxation of Crescent Equities," above. Further, items of income and deduction for the Operating Partnership would not pass through to the respective partners, and the partners would be treated as shareholders for tax purposes. The Operating Partnership would be required to pay income tax at regular corporate tax rates on its net income, and distributions to partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income. Similarly, if any of the subsidiary partnerships were taxable as a corporation rather than as a partnership for federal income tax purposes, such treatment might cause Crescent Equities to fail to qualify as a REIT, and in any event such partnership's items of income and deduction would not pass through to its partners, and its net income would be subject to income tax at regular corporate rates.

     Income Taxation of the Operating Partnership and its Subsidiary Partnerships. A partnership is not a taxable entity for federal income tax purposes. Rather, Crescent Equities will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of such Partnership ending within or with the taxable year of Crescent Equities, without regard to whether Crescent Equities has received or will receive any cash distributions. The Operating Partnership's income, gains, losses, deductions and credits for any taxable year will include its allocable share of such items from its subsidiary partnerships.

     Tax Allocations with Respect to Pre-Contribution Gain. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with the unrealized gain associated with the property at the time of the contribution. The amount of such unrealized gain is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the properties initially contributed to the Operating Partnership were substantially in excess of their adjusted tax bases. The Operating Partnership Agreement requires that allocations attributable to each item of initially contributed property be made so as to allocate the tax depreciation available with respect to such property first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable will not correspond exactly to the percentage interests of the partners. Upon the disposition of any item of initially contributed property, any gain attributable to an excess at such time of basis for book purposes over basis for tax purposes will be allocated for tax purposes to the contributing partner and, in addition, the Operating Partnership Agreement provides that any remaining gain will be allocated for tax purposes to the contributing partners to the extent that tax depreciation previously allocated to the noncontributing partners was less than the book depreciation allocated to them. These allocations are intended to be consistent with Section 704(c) of the Code and with Treasury Regulations thereunder. The tax treatment of properties contributed to the Operating Partnership subsequent to its formation is expected generally to be consistent with the foregoing.

     In general, the contributing partners will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of one or more of the contributed properties. These tax allocations will tend to reduce or eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) of the Code do not always entirely rectify the Book-Tax Difference on an annual basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership will cause Crescent Equities to be allocated lower depreciation and other deductions. This may cause Crescent Equities to recognize taxable income in excess of cash proceeds, which might adversely affect Crescent Equities' ability to comply with the REIT distribution requirements. See "-- Taxation of Crescent Equities," above.

SALE OF PROPERTY

     Generally, any gain realized by the Operating Partnership on the sale of real property, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture.

     Crescent Equities' share of any gain realized on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's business, however, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of Crescent Equities," above. Such prohibited transaction income will also have an adverse effect upon Crescent Equities' ability to satisfy the income tests for status as a REIT for federal income tax purposes. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties, and to make such occasional sales of properties as are consistent with these investment objectives.

TAXATION OF THE RESIDENTIAL DEVELOPMENT CORPORATIONS

     A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Residential Development Corporations through dividends on non-voting common stock thereof held by the Operating Partnership and interest on the Residential Development Property Mortgages held by the Operating Partnership. The Residential Development Corporations will not qualify as REITs and will pay federal, state and local income taxes on their taxable incomes at normal corporate rates, which taxes will reduce the cash available for distribution by Crescent Equities to its shareholders. Crescent Equities anticipates that, initially, deductions for interest and amortization will largely offset the otherwise taxable income of the Residential Development Corporations, but there can be no assurance that this will be the case or that the IRS will not challenge such deductions. Any federal, state or local income taxes that the Residential Development Corporations are required to pay will reduce the cash available for distribution by Crescent Equities to its shareholders.

STATE AND LOCAL TAXES

     Crescent Equities and its shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The tax treatment of Crescent Equities and the shareholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

     In particular, the State of Texas imposes a franchise tax upon corporations and limited liability companies that do business in Texas. The Texas franchise tax is imposed on each such entity with respect to the entity's "net taxable capital" and its "net taxable earned surplus" (generally, the entity's federal taxable income, with certain adjustments). The franchise tax on net taxable capital is imposed at the rate of 0.25% of an entity's net taxable capital. The franchise tax rate on "net taxable earned surplus" is 4.5%. The Texas franchise tax is generally equal to the greater of the tax on "net taxable capital" and the tax on "net taxable earned surplus." The Texas franchise tax is not applied on a consolidated group basis. Any Texas franchise tax that Crescent Equities is indirectly required to pay will reduce the cash available for distribution by Crescent Equities to shareholders. Even if an entity is doing business in Texas for Texas franchise tax purposes, the entity is subject to the Texas franchise tax only on the portion of the taxable capital or taxable earned surplus apportioned to Texas.

     As a Texas real estate investment trust, Crescent Equities will not be subject directly to the Texas franchise tax. However, Crescent Equities will be subject indirectly to the Texas franchise tax as a result of its interests in CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII, which will be subject to the Texas franchise tax because they are general partners of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII, and the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will be doing business in Texas.

     It is anticipated that Crescent Equities' Texas franchise tax liability will not be substantial because CREE Ltd., Management I, Management II, Management III, Management IV, Management V and Management VII are allocated only a small portion of the taxable income of the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. In addition, Management VI and Funding VI are not anticipated to be subject to the Texas franchise tax.

     The Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII will not be subject to the Texas franchise tax, under the laws in existence at the time of this Prospectus Supplement because they are partnerships instead of corporations. There is no assurance, however, that the Texas legislature will not expand the scope of the Texas franchise tax to apply to limited partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII or enact other legislation which may result in subjecting Crescent Equities to the Texas franchise tax. Any statutory change by the Texas legislature may be applied retroactively.

     In addition, it should be noted that three of the Residential Development Corporations will be doing business in Texas and will be subject to the Texas franchise tax. Further, Crescent/301, L.L.C. will be subject to the Texas franchise tax because it is doing business in Texas and limited liability companies are subject to Texas franchise tax. However, this franchise tax should not be substantial because Crescent/301, L.L.C. owns a 1% interest in 301 Congress Avenue, L.P. Other entities that will be subject to the Texas franchise tax include CresTex Development, LLC and its member CresCal Properties, Inc. and any other corporations or limited liability companies doing business in Texas with Texas receipts. It is expected that the franchise tax liability of these entities will not be substantial.

     The Texas legislature considered in its 1997 regular session proposals for property tax relief in Texas. Such relief would have required increasing the proportion of education funding costs paid by the State of Texas and reducing the proportion paid by local property taxes. Alternatives for increasing State of Texas revenues that have been considered include broadening the franchise tax base to include other entities such as partnerships and real estate investment trusts, enactment of a new gross receipts tax, enactment of a new business activity tax, an increase in the sales tax and/or broadening the sales tax base. The Texas House of Representatives and the Texas Senate both passed different bills that would have broadened the franchise tax base to apply the franchise tax to business trusts such as Crescent Equities and partnerships such as the Operating Partnership, Funding I, Funding II, Funding III, Funding IV, Funding V and Funding VII. However, the conference committee was not able to work out the differences between these two bills and the Texas legislature adjourned the 1997 regular session without adopting such legislation. There can be no assurance that the Texas legislature will not enact similar legislation in its next regular session, beginning in 1999. A committee of the Texas House of Representatives is currently studying alternative methods and formulas to fund education in anticipation of the next regular session.

     Locke Purnell Rain Harrell (A Professional Corporation), special tax counsel to the Company ("Special Tax Counsel"), has reviewed the discussion in this section with respect to Texas franchise tax matters and is of the opinion that, based on the current structure of Crescent Equities and based upon current law, it accurately summarizes the Texas franchise tax matters expressly described herein. Special Tax Counsel expresses no opinion on any other tax considerations affecting Crescent Equities or a holder of Common Shares, including, but not limited to, other Texas franchise tax matters not specifically discussed above.

     Tax Counsel has not reviewed the discussion in this section with respect to Texas franchise tax matters and has expressed no opinion with respect thereto.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the purchase agreement (the "Purchase Agreement") between the Company and Smith Barney Inc. (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, 8,000,000 Series A Preferred Shares.

     In the Purchase Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the shares being sold pursuant to the Purchase Agreement if any of such Series A Preferred Shares are purchased.

     The Underwriter has advised the Company that it proposes initially to offer the Series A Preferred Shares to the public at the price per share set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of $.60 per share. The Underwriter may allow, and such dealers may re-allow, a discount not in excess of $.10 per share on sales to certain other dealers. After the date of this Prospectus Supplement, the initial price per share to the public and concession and discount may be changed by the Underwriter.

     The Company has granted an option to the Underwriter, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 1,200,000 additional Series A Preferred Shares solely to cover over-allotments, if any, at the price per share to the public set forth on the cover page of this Prospectus Supplement, less the underwriting discount set forth on the cover of this Prospectus Supplement. To the extent that the Underwriter exercises this option, it will have a firm commitment, subject to certain conditions, to purchase the number of additional Series A Preferred Shares (not to exceed 1,200,000 Series A Preferred Shares) specified by the Underwriter upon exercise of the option.

     In the Purchase Agreement, the Company has agreed to indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933 (the "Securities Act"), or to contribute to payments the Underwriter may be required to make in respect thereof. Insofar as indemnification of the Underwriter for liabilities arising under the Securities Act may be permitted pursuant to such agreements, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

     In connection with the Offering, the Company and each of the officers and trust managers of the Company has agreed not to offer, sell, contract to sell or otherwise dispose of any capital stock of the Company or Units for a period of 90 days after the closing of the Offering without the prior written consent of the Underwriter.

     In connection with the Offering, the rules of the Commission permit the Underwriter to engage in certain transactions that stabilize the price of the Series A Preferred Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Shares.

     If the Underwriter creates a short position in the Series A Preferred Shares in connection with the offering, i.e., if it sells more Series A Preferred Shares than are set forth on the cover page of this Prospectus Supplement, the Underwriter may reduce that short position by purchasing Series A Preferred Shares in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series A Preferred Shares. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Underwriter has from time to time provided, and may continue to provide in the future, various investment banking, commercial banking and/or financial advisory services to the Company and its affiliates, for which customary compensation has been, and will be, received.

     Application has been made to list the Series A Preferred Shares on the NYSE under the symbol "CEIPrA." The issued and outstanding Common Shares of the Company are listed on the NYSE under the symbol "CEI", and application also has been made to list the Common Shares issuable upon conversion of the Series A Preferred Shares on the NYSE.

                                 LEGAL MATTERS

     The legality of the Series A Preferred Shares offered hereby will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C. Certain legal matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Shaw, Pittman, Potts & Trowbridge, which will rely, as to all Texas franchise tax matters, upon the opinion of Locke Purnell Rain Harrell (A Professional Corporation), Dallas, Texas. Certain legal matters related to the Offering will be passed upon for the Underwriter by Hogan & Hartson L.L.P., Washington, D.C.

          ============================================================

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THIS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                              PAGE
                                              ----
              PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary...............   S-3
The Company.................................  S-16
Recent Developments.........................  S-19
Properties..................................  S-23
Description of Series A Preferred Shares....  S-34
Debt Structure..............................  S-39
Use of Proceeds.............................  S-41
Price Range of Common Shares and
  Distributions.............................  S-41
Capitalization..............................  S-43
Selected Financial Data.....................  S-44
Management..................................  S-47
Structure of the Company....................  S-47
Federal Income Tax Considerations...........  S-49
Underwriting................................  S-64
Legal Matters...............................  S-65
                    PROSPECTUS
The Company.................................     2
Risk Factors................................     2
Use of Proceeds.............................     7
Ratios of Earnings to Fixed Charges and
  Preferred Shares Dividends................     7
Description of Preferred Shares.............     7
Description of Common Shares................    12
Description of Common Share Warrants........    14
Certain Provisions of the Declaration of
  Trust, Bylaws and Texas Law...............    15
ERISA Considerations........................    18
Plan of Distribution........................    20
Available Information.......................    21
Incorporation of Certain Documents by
  Reference.................................    21
Experts.....................................    22
Legal Matters...............................    23

          ============================================================
          ============================================================
                                8,000,000 SHARES

                              CRESCENT REAL ESTATE
                                EQUITIES COMPANY

                                6 3/4% SERIES A
                             CONVERTIBLE CUMULATIVE
                                PREFERRED SHARES

                            (LIQUIDATION PREFERENCE
                               $25.00 PER SHARE)

                                [CRESCENT LOGO]
                                  ------------

                             PROSPECTUS SUPPLEMENT

                               FEBRUARY 13, 1998

                                  ------------

                              SALOMON SMITH BARNEY
          ============================================================